      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1999

                         REGISTRATION NOS. 333-73247; 333-73247-01; 333-73247-02
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                               AMENDMENT NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                        GENERAC PORTABLE PRODUCTS, INC.
                         GENERAC PORTABLE PRODUCTS, LLC
                                   GPPW, INC.
     (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE CHARTERS)
                           -------------------------

             DELAWARE                                                               13-4006887
             DELAWARE                              3621                             39-1932782
            WISCONSIN                  (PRIMARY STANDARD INDUSTRIAL                 13-4012695
 (STATE OR OTHER JURISDICTION OF              CLASSIFICATION                     (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)               CODE NUMBER)                  IDENTIFICATION NUMBERS)

                           -------------------------
                                 1 GENERAC WAY
                           JEFFERSON, WISCONSIN 53549
                                 (920) 674-3750
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            DORRANCE J. NOONAN, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         GENERAC PORTABLE PRODUCTS, LLC
                                 1 GENERAC WAY
                           JEFFERSON, WISCONSIN 53549
                                 (920) 674-3750
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                              MARK ZVONKOVIC, ESQ.
                                KING & SPALDING
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100
                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM
                                                     AMOUNT TO            AGGREGATE PRICE            AGGREGATE
TITLE OF CLASS OF SECURITIES TO BE REGISTERED      BE REGISTERED            PER UNIT(1)          OFFERING PRICE(1)
---------------------------------------------------------------------------------------------------------------------
11 1/4% Senior Subordinated Notes Due 2006...      $110,000,000                100%                $110,000,000
---------------------------------------------------------------------------------------------------------------------
Generac Portable Products Inc. Guarantee of
  Senior Subordinated Notes...                          --                      --                      --
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------  -----------------------
---------------------------------------------  -----------------------

                                                      AMOUNT OF
TITLE OF CLASS OF SECURITIES TO BE REGISTERED     REGISTRATION FEE
---------------------------------------------  -----------------------
11 1/4% Senior Subordinated Notes Due 2006...          $30,580
----------------------------------------------------------------------------------------------
Generac Portable Products Inc. Guarantee of
  Senior Subordinated Notes...                           N/A
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee.

(2) Pursuant to Rule 457(n), no separate registration fee is payable with respect to the guarantee of the Senior Subordinated Notes being registered concurrently.
                           -------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                         GENERAC PORTABLE PRODUCTS, LLC
                                   GPPW, INC.
                                    ISSUERS
                           -------------------------

                               OFFER TO EXCHANGE
                               UP TO $110,000,000
                   11 1/4% SENIOR SUBORDINATED NOTES DUE 2006
                              FOR ALL OUTSTANDING
                   11 1/4% SENIOR SUBORDINATED NOTES DUE 2006
                           -------------------------

THE NEW NOTES --

     - Identical in all material respects to the old, unregistered notes, except for certain transfer restrictions, registration rights and additional interest provisions relating to the old notes

     - Unsecured and subordinated to all existing and future senior debt (approximately $214.8 million at March 31, 1999)

     - Fully and unconditionally guaranteed by Generac Portable Products, Inc.

     - Will not trade on any established exchange or automated dealer quotation system

THE EXCHANGE OFFER --

     - For all of the old notes

     - Expires at 5:00 p.m., New York City time, on              ], 1999

 CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               SUBJECT TO COMPLETION, DATED              , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    SUMMARY


     This section summarizes the material terms of this exchange offer, but it is not complete and may not contain all of the information that is important to you. To understand the exchange offer fully, you should read the detailed information, including the consolidated financial statements and the related notes, that appear later in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "us" or the "Issuers" refer to Generac Portable Products, LLC and GPPW, Inc. References to "Generac" means Generac Portable Productions, Inc. and its subsidiaries, including the Issuers, on a consolidated basis and, as the context requires, Generac's predecessor. References to the "Predecessor" refers to the Portable Products Division of Generac Corporation.


                               THE EXCHANGE OFFER

New Notes.......................     The forms and terms of the new notes are
                                     identical in all material respects to the terms of the old notes for which they may be exchanged pursuant to the exchange offer, except for certain transfer restrictions, registration rights and additional interest provisions relating to the old notes described in this prospectus under "Description of the Old Notes" and "Old Notes Registration Rights Agreement."

The Exchange Offer..............     We are offering to exchange $1,000
                                     principal amount of our 11 1/4% Senior
                                     Subordinated Notes due 2006 which have been registered under the Securities Act of 1933 for each $1,000 principal amount of outstanding 11 1/4% Senior Subordinated
                                     Notes that were issued in July 1998 in a private offering. In order to be exchanged, an old note must be properly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn.
                                     As of this date, there is $110 million
                                     principal amount of old notes outstanding.

Expiration Date; Withdrawal
Rights..........................     This offer will expire at 5:00 p.m., New
                                     York City time, on [             ], 1999,
                                     unless we extend it. You may withdraw any old notes you tender at any time before the offer expires. We will promptly return any old notes not accepted for exchange for any reason without expense to you after the expiration or termination of this offer.

Conditions......................     This offer is conditioned only upon
                                     compliance with the securities laws. This offer applies to any and all old notes tendered by the deadline.

Procedures for Tendering Old
Notes...........................     Each holder of old notes who wishes to
                                     accept the exchange offer must:

                                     - complete, sign and date the accompanying
                                       letter of transmittal, or a facsimile
                                       thereof; or

                                     - arrange for The Depository Trust Company
                                       to transmit certain required information to the exchange agent in connection with a book-entry transfer.

                                     You must mail or otherwise deliver such
                                     documentation and your old notes to Bankers
                                     Trust Company, as exchange agent, at the address set forth under "The Exchange
                                     Offer -- Exchange Agent."

Resale Without Further
Registration....................     We believe that the new notes may be
                                     offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirement of the Securities Act of 1933 so long as the following statements are true:

                                     - you acquire the new notes issued in the
                                       exchange offer in the ordinary course of your business,

                                     - you have no arrangement with any person
                                       to participate in the distribution of the new notes issued to you in the exchange offer, and

                                     - you are not a person that directly or
                                       indirectly controls, is controlled by or is under common control with the Issuers.

                                     By tendering notes as described in this
                                     prospectus, you will be making
                                     representations to that effect.

Transfer Restrictions on New
Notes...........................     You may incur liability under the
                                     Securities Act of 1933 if:

                                     (1) any of the representations listed above
                                         are not true; and

                                     (2) you transfer any new note issued to you
                                         in the exchange offer without:

                                         - delivering a prospectus meeting the
                                           requirements of the Securities Act;
                                           or

                                         - an exemption from the Securities
                                           Act's requirements to register your
                                           new notes.

                                     We do not assume or indemnify you against such liability. Each broker-dealer that is issued new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer or resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

Special Procedures for
  Beneficial Owners.............     If you beneficially own old notes
                                     registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedure.....................     You may comply with the delivery procedures
                                     described in this prospectus under "The
                                     Exchange Offer -- Procedures for Tendering
                                     Old Notes -- Guaranteed Delivery" if you wish to tender your old notes and:

                                     - time will not permit your required
                                       documents to reach the exchange agent by the expiration date of the exchange offer,

                                     - you cannot complete the procedure for
                                       book-entry transfer on time, or

                                     - your old notes are not immediately
                                       available.

Registration Rights
  Agreement.....................     You have the right to exchange the old
                                     notes that you now hold for new notes with substantially identical terms. This exchange offer is intended to satisfy those rights. After the exchange offer is complete, you will not be entitled to any exchange or registration rights with respect to your notes.

Certain Federal Tax
Consequences....................     With respect to the exchange of the old
                                     notes for the new notes:

                                     - the exchange will not be a taxable event
                                       for U.S. federal income tax purposes,

                                     - you will not recognize any taxable gain
                                       or loss as a result of such exchange,

                                     - you must include interest in gross income
                                       to the same extent as the old notes, and

                                     - your holding period for the new notes
                                       will include the holding period for the
                                       old notes.

Use of Proceeds.................     We will not receive any proceeds from the
                                     exchange of notes pursuant to the exchange offer.

Exchange Agent..................     We have appointed Bankers Trust Company as
                                     the exchange agent for this exchange offer.
                                     The telephone number of the exchange agent is (800) 735-7777.

Failure to Exchange will affect
you adversely...................     If you are eligible to participate in the
                                     exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to some restrictions on transfer. Accordingly, the liquidity of the old notes could be adversely affected.

                               TERMS OF THE NOTES

     The new notes have the same financial terms and covenants as the old notes, except that the new notes are registered under the Securities Act of 1933. As a result, the new notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions contained in the old notes.

Issuers.........................     Generac Portable Products, LLC and GPPW,
                                     Inc.

Maturity........................     July 1, 2006

Interest........................     Interest on the new notes:

                                     - accrues from July 9, 1998 at the rate of
                                       11 1/4% per annum, and

                                     - is payable semi-annually in arrears on
                                       each January 1 and July 1, commencing on January 1, 1999.

                                     Interest on the old notes accepted for
                                     exchange will stop accruing upon the
                                     issuance of the new notes.

Sinking Fund....................     None.

Optional Redemption.............     Except as described below and under
                                     "Description of the New Notes -- Change of
                                     Control," after July 1, 2002, we will have the right to redeem any amount of the notes at their principal amount plus accrued and unpaid interest and a premium initially equal to 7.625% and declining after that date. In addition, at any time before July
                                     1, 2001, we have the right to use the cash proceeds of qualifying stock offerings to redeem up to 35% of new notes originally outstanding at their principal amount plus accrued and unpaid interest and a premium of 11.250%.

Generac Portable Products, Inc.
  Guarantee.....................     Generac Portable Products, Inc. will issue
                                     a guarantee of the new notes under which Generac Portable Products, Inc., as primary obligor, will fully and unconditionally guarantee the payment of the notes when due on a senior subordinated basis.

Change of Control...............     If an event treated as a change of control
                                     of the Issuers occurs, we must make an
                                     offer to purchase any and all of the new notes from you at a price equal to 101% of the original principal amount, plus accrued and unpaid interest.

Ranking.........................     The new notes will be unsecured and will be
                                     subordinated to all of our existing and
                                     future senior debt, including our
                                     obligations under our credit facility. The notes will rank without preference with all of our existing and future senior subordinated indebtedness and will rank and future subordinated indebtedness. The guarantee of the new notes by Generac
                                     Portable Products, Inc. will be
                                     subordinated to all debt of Generac
                                     Portable Products, Inc. and effectively
                                     subordinated to all indebtedness of its
                                     subsidiaries. As of March 31, 1999, we had had approximately $214.8 million of senior debt.

Restrictive Covenants...........     The indenture under which the new notes
                                     will be issued and the old notes were
                                     issued limits:

                                     - the incurrence of additional indebtedness
                                       by us and our subsidiaries,

                                     - the payment of dividends on, and
                                       redemption of, our capital stock and our subsidiaries' capital stock and the redemption of our and our subsidiaries' subordinated obligations,

                                     - investments,

                                     - sales of assets and subsidiary stock,

                                     - transactions with affiliates, and

                                     - liens.

                                     In addition, the indenture limits our
                                     ability to engage in consolidations,
                                     mergers and transfers of substantially all of our assets and also contains certain restrictions on distributions from our subsidiaries. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

Absence of a Public Market
  for the New Notes.............     In general, you may freely transfer the new
                                     notes. However, there are exceptions to
                                     this general statement described in this prospectus under the section "The Exchange
                                     Offer -- Resales of New Notes." In
                                     addition, the new notes will be new
                                     securities for which there will not
                                     initially be a market. As a result, the
                                     development or liquidity of any market for the new notes may not occur. BT Alex. Brown
                                     Incorporated, the initial purchaser of the old notes, has advised us that it currently intends to make a market in the new notes.
                                     However, you should be aware that the
                                     initial purchaser is not obligated to do so. In the event such a market may develop, the initial purchaser may discontinue it at any time without notice. We do not intend to apply for a listing of the new notes on any securities exchange or on any automated dealer quotation system.

                                 ABOUT GENERAC



     Generac designs, manufactures and markets engine-powered tools for use in both industrial and residential applications, with its two principal product lines being portable generators and pressure washers. In 1998, as measured by net sales, Generac believes it was the largest U.S. manufacturer of portable generator sets and the second largest U.S. manufacturer of consumer pressure washers, with a domestic market share in each category as follows:


                                                         ESTIMATED 1998
PRODUCT                                                 U.S. MARKET SHARE
-------                                                 -----------------
Portable generators...................................         29%
Pressure washers......................................         33%


     Generac sells its portable generators, pressure washers and other products primarily to home center chains, mass merchants and warehouse clubs as well as to independent representatives. Generac has been the major supplier of portable generators to Sears, Roebuck and Co. since 1961, and is one of two suppliers of pressure washers to Sears, both marketed under the Craftsman(R) label. Generac is also a core supplier of portable generators and pressure washers, both marketed under the Generac(R) label, to The Home Depot, Inc., the largest and one of the fastest growing retail home center chains in the U.S.



     Generac's performance has benefited from strong growth in the engine-powered tools market as well as favorable demographic trends. Over the past three years, Generac's net sales have grown at a compound annual rate of approximately 38%, increasing from $104.8 million in 1995 to $276.4 million in 1998.



     Generac believes that its strength in each product category is the result of its strategic approach to engineering and manufacturing, its innovation in product development and its focus on product quality. In addition to the manufacture of portable generators and pressure washers, Generac manufactures some of the components for those products, such as alternators and pressure washer pumps. The benefits of this "strategic" vertical integration for Generac are (1) significant cost advantages over certain competitors who source components from third party suppliers and (2) improved operating profitability through the streamling of production processes and the standardization of components. Generac also has long-standing customer relationships and a nationwide service network to build and support its customer base. Generac believes that these strengths facilitate Generac's ability to serve its increasingly sophisticated and demanding retail customers.



     Generac has been designing, building and marketing portable generators since its founding in 1959. The principal executive offices of Generac are located at 1 Generac Way, Jefferson, Wisconsin 53549, telephone (920) 674-3750.


                                  RISK FACTORS

     You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 9 and all the other information set forth in this prospectus before deciding whether to participate in the exchange offer.

                       RATIO OF EARNINGS TO FIXED CHARGES


     The ratio of earnings to fixed charges for Generac and Predecessor, pro forma to reflect the transactions described in this prospectus under the section "The Transaction," is set forth below for the periods indicated. This ratio is a widely recognized financial indicator of a Company's liquidity and, in particular, its ability to pay its interest expense.


                                    PREDECESSOR                COMPANY       PRO FORMA
                           ------------------------------   -------------   ------------
                            YEAR ENDED                      JULY 10, 1998
                           DECEMBER 31,   JANUARY 1, 1998      THROUGH       YEAR ENDED
                           ------------       THROUGH       DECEMBER 31,    DECEMBER 31,
                           1996    1997    JULY 9, 1998         1998            1998
                           ----    ----   ---------------   -------------   ------------
Ratio of earnings to
  fixed charges..........  4.0x    9.3x        10.2x             1.6x           1.4x
                           ===     ===         ====              ===            ===

     In computing the ratio of earnings to fixed charges, "earnings" represents income (loss) before income taxes plus fixed charges. "Fixed charges" consists of interest, amortization of debt issuance costs and a portion of rent, which is representative of the interest factor (approximately one-third of rent expense).

                                  RISK FACTORS

     Holders tendering old notes in the exchange offer should carefully review the information contained elsewhere in this prospectus and should particularly consider the matters set forth below.

WE HAVE SUBSTANTIAL EXISTING DEBT WHICH COULD AFFECT US ADVERSELY.

     Primarily because of the July 9, 1998 acquisition of the Portable Products Division of Generac Corporation, as described in this prospectus under "The Transaction," we had approximately $214.8 million of debt outstanding as of March 31, 1999. Our debt service is approximately $28.0 million annually. The fact that we have so significant an amount of debt has important consequences to you as a noteholder. Below we have identified for you material risks caused by the existence of our debt.

     - We may be unable to obtain in the future funds needed for additional working capital, capital expenditures and general corporate purposes.

     - A significant portion of our cash flow from operations is dedicated to the repayment of our indebtedness, which reduces the amount of cash we have available for other purposes.

     - Our ability to adjust to changing market conditions and our ability to withstand competition is hampered by the amount of debt we now owe. We are more vulnerable in a downturned market or a recession than our competitors with less debt.

WE MAY BE UNABLE TO SERVICE OUR DEBT IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR BUSINESS STRATEGY OR REALIZING OUR ANTICIPATED FINANCIAL RESULTS.

     Our ability to repay or refinance our current debt depends on our successful implementation of our business strategy. Unfortunately, we cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. Our financial and operational performance depend upon a number of factors, many of which are beyond our control. These factors include:

     - the current economic and competitive conditions in the engine-powered tools industry,

     - any operating difficulties, operating costs or pricing pressures we may experience,

     - the failure of our core customers to expand beyond the traditional do-it-yourself market and into the commercial contractor markets, and

     - any delays in the introduction of our planned new product categories.


     Our failure to repay our current debt may result in a number of serious consequences, including (1) a reduction or delay of expansion, (2) a sale of some of our assets, or (3) a reorganization or recapitalization of Generac. Any one or more of these consequences could adversely affect your investment in the notes. For more information about Generac's indebtedness or business strategy, you should read the information we have included under the captions "Description of the Senior Secured Credit Facility" and "Business -- Business Strategy" later in this prospectus.

THE INDENTURE AND CREDIT FACILITY IMPOSE SIGNIFICANT RESTRICTIONS ON US.

     The indenture under which the old notes were issued and the new notes will be issued and our credit facility impose significant operating and financial restrictions on us and our subsidiaries. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

     - borrowing additional money,

     - paying dividends or other distributions to our stockholders,

     - making certain investments,

     - creating certain liens on our assets,

     - selling certain assets currently held by us,

     - entering into transactions with any of our affiliates, and

     - engaging in certain mergers or consolidations.

IN THE EVENT OF A DEFAULT UNDER THE CREDIT FACILITY, THE LENDERS COULD EXERCISE CERTAIN RIGHTS SO THAT WE MAY BE UNABLE TO PAY INTEREST OR PRINCIPAL ON THE NOTES THAT YOU HOLD.

     The credit facility we entered into in financing the acquisition of the Portable Products Division of Generac Corporation requires Generac Portable Products, LLC to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control. As a result, we cannot guarantee to you that we will be able to meet such tests. We have granted the lenders under the credit facility a first priority lien on substantially all of our assets and the assets of our affiliates. In the event of a default under the credit facility, the lenders under the credit facility could foreclose upon the assets securing the indebtedness and the holders of the notes might not be able to receive any payments until any payment default was cured or waived, any acceleration was rescinded, or the indebtedness outstanding under the credit facility was repaid.

     A breach of any of the covenants contained in our credit facility or our inability to comply with the required financial ratios could result in an event of default, which would allow the lenders under the credit facility to declare all borrowings outstanding to be due and payable. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making debt service payments on the notes. If the amounts outstanding under the credit facility or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the banks or to our other debt holders, including you as a noteholder. Further, the lenders under the credit facility could terminate their commitments to lend to us. If that does occur, we cannot assure you that we would be able to make the necessary payments to the lenders and we cannot give you any assurance that we would be able to find additional alternative financing. Even if we could obtain additional alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

THE GENERAC PORTABLE PRODUCTS, INC. GUARANTEE DOES NOT PROVIDE MUCH ADDITIONAL CREDIT SUPPORT FOR THE NOTES.


     Generac Portable Products, Inc. will issue a guarantee of the notes under which Generac Portable Products, Inc., as primary obligor, will fully and unconditionally guarantee the payment of the notes when due on a senior subordinated basis. This guarantee will be subordinated in right of payment to all senior indebtedness of Generac Portable Products, Inc. and effectively subordinated to all indebtedness and other liabilities, including trade payables, of Generac Portable Products, Inc.'s subsidiaries. Since Generac Portable Products, Inc. is a holding company with no significant operations and no significant investments in businesses other than the Issuers, this guarantee by Generac Portable Products, Inc. provides little, if any, additional credit support for the notes. Investors should not rely on this guarantee in evaluating an investment in the notes.


FRAUDULENT CONVEYANCE LAWS PERMIT COURTS TO VOID NOTES IN SPECIFIC
CIRCUMSTANCES.


     The incurrence of indebtedness by us, such as the notes, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance or transfer laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. In such a case, if a court were to find under such laws that we had actual intent to defraud or did not receive fair consideration or reasonably equivalent value for incurring the debt represented by the notes, and that, at the time we incurred indebtedness, including indebtedness under the notes, we (1) were insolvent, (2) were rendered insolvent by reason of such incurrence, (3) were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital, or (4) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured, then the court could void or subordinate the amounts owing under the notes to our presently existing and future indebtedness and take other actions detrimental to the holders of the notes. We believe that at the time we incurred the indebtedness constituting the notes, we did not meet any of the criteria that would permit a court to void or subordinate the notes. Our belief is based upon our analyses of internal cash flow projections and estimated values of our assets and liabilities. We cannot assure you, however, that a court would agree with us.


THERE IS NO PUBLIC MARKET FOR THE NOTES, SO RESALES WILL BE RESTRICTED.

     Currently, there is no public market for the new notes or the old notes. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Although the initial purchaser of the old notes has informed us that it intends to make a market in the notes, it is not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during this exchange offer or, in the event that the exchange offer is not consummated or certain other events, the effectiveness of a shelf registration statement covering resales of old notes. As a result, we can make no assurances to you as to the development or liquidity of any market for the notes, your ability to sell the notes, or the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including among other things, prevailing interest rates, our operating results and the market for similar securities.

THE MARKET FOR SECURITIES SIMILAR TO THE NOTES HAS BEEN SUBJECT TO DISRUPTIONS CAUSING PRICE VOLATILITY.


     Historically, the market for securities similar to the notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of notes.

YOU WILL NOT RECEIVE NOTICE OF DEFECTS WITH RESPECT TO TENDERS OF OLD NOTES.

     Neither the exchange agent nor we are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. If you desire to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery to the exchange agent of all required documentation. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the existing transfer restrictions.

FAILURE TO EXCHANGE YOUR OLD NOTES MAY AFFECT YOUR ABILITY TO SELL THEM AFTER THE COMPLETION OF THE EXCHANGE OFFER.

     Old notes will, following the completion of the exchange offer, continue to be subject to existing transfer restrictions. We will not register any additional resale of the old notes under the Securities Act of 1933 after the exchange offer is completed. The trading market for old notes after the completion of the exchange offer could be adversely affected due to the limited amount, or "float," of the old notes that are expected to remain outstanding following the exchange offer. Generally, a lower float of a security could result in less demand to purchase such security and, as a result, could result in lower prices for such security.

WE HAVE A LIMITED HISTORY OF INDEPENDENT OPERATIONS AND WE CANNOT PREDICT WHETHER WE WILL BE AS SUCCESSFUL AS AN INDEPENDENT COMPANY.


     We began independent operations in July 1998, when a group of investors led by Beacon purchased our business and assets. Prior to that date we operated our business as the Portable Products Division of Generac Corporation. Therefore, we have only a limited history of operating our business and assets as an independent company and we cannot offer you assurance from prior experience that we will in the future obtain operating results that are as good as our historical results.


OUR OPERATING RESULTS MAY SUFFER IF WE CANNOT OBTAIN A SUFFICIENT SUPPLY OF THE GENERAC ENGINE OR IF WE LOSE THE EXCLUSIVE RIGHT TO USE THE GENERAC ENGINE IN OUR PRODUCTS.


     We have used the Generac-Nagano overhead valve industrial engine in certain of our products since 1992. In fiscal 1998, 32.0% of our sales were attributable to products that incorporated the GN OHVI engine. At the time we purchased the Portable Products Division of Generac Corporation, we entered into an engine supply agreement with Generac Corporation. This agreement provides that Generac Corporation will supply us with the GN OHVI engine on an exclusive basis for use in portable generators and pressure washers as long as we make minimum annual purchases of GN OHVI engines through 2007. Although we believe the terms of the engine supply agreement are fair and reasonable, we cannot assure you that the engine supply agreement will adequately provide for cover our future engine requirements. On the one hand, Generac Corporation may not be able to supply all the GN OHVI engines we may require, and on the other, the annual minimum purchase required to maintain our exclusive rights to the GN OHVI engine may be for more engines than we need in any given year. Our inability to obtain all of the engines we need or our purchase of more engines than we need in order to maintain our exclusive right to the engine could adversely affect our financial performance. Also, our purchase in any year of fewer engines than the annual minimum purchase exclusivity threshold would allow Generac Corporation to supply the GN OHVI engine to our competitors, which could also adversely affect our financial performance. Please read the section entitled "Business -- Engine Supply" later in this prospectus for additional information.



OUR OPERATING RESULTS DEPEND ON OUR RELATIONSHIP WITH OUR TWO LARGEST CUSTOMERS.



     Home Depot accounted for approximately 37% of our total sales for 1998 and Sears accounted for approximately 27% of 1998 total sales. We do not have contractual agreements with either of these customers for the supply of products. Our customers, including these two largest customers, place orders for our products on an as-needed basis. As a result, we are particularly dependent upon a continuing flow of new orders from these large, high volume customers, and our future growth depends in part on the ability of our customers to increase the volume of our products they resell. The loss of any of these customers or a significant decrease in the volume of products supplied to any of these customers would have a material adverse affect on our financial performance.


WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR FUTURE GROWTH.


     Over the past three years, our sales have experienced strong growth and we have significantly expanded our operations. We are currently in the process of expanding our operations and we expect that further expansion will be required to realize our growth strategy. This rapid growth places a significant demand on our management, operational, financial and other resources. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls. In this regard, we are currently in the process of installing a new enterprise resource planning system which will integrate manufacturing, resources, planning and financial accounting. If we are unsuccessful or experience delays in implementing our new system, our business may be adversely affected. We cannot guarantee that we will be able to manage our growth effectively or that we will be able to grow in the future at the same rate we have in the past.


WE FACE SIGNIFICANT COMPETITION, WHICH COULD LIMIT OUR GROWTH, REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.


     We operate in a highly competitive environment with numerous domestic and foreign competitors which are financially strong and capable of competing effectively with us in the marketplace. The introduction of new products or other activities by our competitors could limit our growth, reduce our market share and harm our financial performance. In the manufacture and sale of portable generators, we compete primarily with Honda Engine Company and Coleman Powermate, a division of The Coleman Company, Inc. Honda has significantly greater financial and operating resources and name recognition than we do. In the manufacture and sale of pressure washers, we compete primarily with DeVilbiss Air Power Company, a subsidiary of Falcon Building Products, Inc., and, to a lesser extent, with Alfred Karcher GmBH & Co. and Campbell Hausfeld, an affiliate of Scott & Fetzer, Inc. Some of our competitors may be willing to reduce prices and accept lower margins to compete with us. Any of our competitors may be more successful at developing new products and product innovations. In addition, we compete with these competitors not only for consumer acceptance but also to establish and maintain relationships with the major home center chains, mass merchandisers, wholesale clubs and other retailers, many of which distribute one or two of our competitor's product.



ANY DISRUPTION IN OUR MANUFACTURING FACILITIES COULD ADVERSELY AFFECT US.



     We produce substantially all of our North American products in our manufacturing facility located in Jefferson, Wisconsin. We produce substantially all of the products required for our European operations at our manufacturing facility located in Cheshire, England. Our manufacturing processes are highly complex and require sophisticated and costly equipment. As a result, any prolonged interruption in the operations of either of our manufacturing facilities could result in delays or cancellations of shipments. A number of factors could cause interruptions, including equipment failures, labor difficulties, or damage to a facility due to natural disasters or otherwise. We cannot assure you that alternative qualified capacity would be available on a timely basis or at all. Interruptions could result in a loss of customers and could adversely affect our financial performance.


WE MAY FACE ADDITIONAL COSTS AND OTHER ADVERSE EFFECTS DUE TO YEAR 2000 COMPUTER PROBLEMS.


     Year 2000 issues exist when years in dates are recorded in computers using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. The two-digit year "00" may be recognized as 1900 rather than 2000, which could cause our computer systems to perform inaccurate computations. We have adopted a three phase approach of assessment, correction and testing. We have completed the assessment phase relating to our internal software, hardware and other operating systems and are currently in the correction and testing phases. We are completing our assessment of the non-information technology systems and the risk to the business from vendors and other parties. Furthermore, we have completed the assessment of our products, noting that the Year 2000 will not impact our products as the products do not contain date sensitive sub-systems. Although we have not yet fully completed our Year 2000 project, management estimates that approximately 40% of our information sub-systems are currently Year 2000 compliant. Approximately 60% of our systems are currently being modified or replaced, with all significant systems targeted for Year 2000 compliance by September 1, 1999. You should be aware that Year 2000 issues relate not only to our systems, but also to those used by our suppliers. We anticipate that system replacements and modifications will resolve any Year 2000 issues that may exist with our systems or our suppliers' systems. However, we cannot guarantee to you that such replacements or modifications will be completed successfully or on time and, as a result, any failure to complete such modification on time may materially harm our financial and operating results in a negative way. You should read the section "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy" later in this prospectus for additional information.


IF WE LOSE KEY PERSONNEL, OUR ABILITY TO MANAGE WILL BE WEAKENED.

     Our continued success is highly dependent upon the personal efforts and abilities of our senior management, including Dorrance J. Noonan, Jr., our President and Chief

Executive Officer, Gary J. Lato, our Chief Financial Officer, James H. Deneffe, our Senior Vice President of Sales, Wesley C. Sodemann, our Vice President of Engineering and Jay C. Sugar, our Vice President of Operations. We do not have employment contracts with any of these officers and the loss of any one of them could adversely impact us.



INTANGIBLES REPRESENT A SUBSTANTIAL PERCENTAGE OF OUR ASSETS, WHICH WILL ADVERSELY EFFECT EARNINGS.



     At March 31, 1999, Generac's balance sheet reflected $210.1 million of intangible assets, a substantial portion of Generac's $370.2 million of total assets at such date. The intangible assets consist of goodwill and other identifiable intangibles relating to Generac's recent acquisition of the Portable Products Division of Generac Corporation. Amortization of these intangibles will have a negative impact on earnings. In addition, Generac continuously evaluates whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, Generac may be required to reduce the carrying value of its intangible assets, which could have a material adverse effect on the results of Generac during the periods in which such a reduction is recognized. There can be no assurance that Generac will not be required to write down intangible assets in future periods.


OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS.

     This prospectus contains certain forward-looking statements concerning our operations, economic performances and financial condition. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control, and reflect future business decisions which are subject to change. You should not place undue reliance on these forward-looking statements. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results of operations.

              THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

     Other than statements of historical facts included in this prospectus, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or the negative of these words or other variations on these words or other comparable terminology. We believe in the accuracy of such forward-looking statements, but we can give no assurance that our expectations will prove to have been correct. We wish to caution you that these forward-looking statements are only predictions, and speak only as of the date of this prospectus. We are not obligated to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus including in conjunction with some of the forward-looking statements included in this prospectus.

                                  THE ISSUERS

     Generac Portable Products, Inc., a Delaware corporation, and its subsidiaries, is a leader in the design, manufacture and sales of portable generators and pressure washers as described under "Business." Generac Portable Products, Inc. was formed on April 29, 1998 as a Delaware corporation. The primary business activity of Generac Portable Products, Inc. consists of its indirect ownership of 100% of the limited liability company interests in Generac Portable Products, LLC, a Delaware limited liability company. This interest is held through two wholly owned subsidiaries: GPPW, Inc., a Wisconsin corporation, and GPPD, Inc., a Delaware corporation. GPPD, Inc. holds 95% of the limited liability company interests in Generac Portable Products, LLC and GPPW, Inc. holds the remaining 5% interest.

     GPPD, Inc. was incorporated in Delaware on May 19, 1998 and GPPW, Inc. was incorporated in Wisconsin on May 28, 1998. Neither GPPD, Inc. nor GPPW, Inc. conducts any operations. Accordingly, investors in the notes should look only to the cash flow and assets of Generac Portable Products, LLC for payment of the notes.

     Generac Portable Products, LLC was formed on June 1, 1998 as a Delaware limited liability company. On July 9, 1998, Generac Portable Products, LLC acquired the production, marketing, sales, engineering, research and development (and in the U.K., Spain and Germany, importation) and administration operations of Generac Corporation's Portable Products Division located at its facilities in Wisconsin, England, Spain and Germany.

     The principal executive offices of the Issuers are located at 1 Generac Way, Jefferson, Wisconsin 53549, telephone (920) 674-3750.

                                THE TRANSACTION


     On May 5, 1998, Generac Portable Products, Inc. and Generac Corporation entered into an Asset Purchase and Sale Agreement pursuant to which Generac Portable Products, Inc. caused Generac Portable Products, LLC to purchase substantially all of the assets, and assume certain of the liabilities, of Generac Corporation's Portable Products Division. The purchase price was $305.5 million in cash after post closing adjustments estimated to total $1.0 million. In connection with this transaction, The Beacon Group III -- Focus Value Fund, L.P., certain members of management of Generac and certain other investors purchased an aggregate of $110.0 million of common stock of Generac Portable Products, Inc., constituting 100% of the outstanding Generac Portable Products, Inc. common stock.


     Generac Portable Products, LLC entered into a new bank credit facility in connection with this transaction that provided for (1) two senior secured term loan facilities in the aggregate amount of $85.0 million and (2) a senior secured revolving credit facility of up to $30.0 million. At the closing, $85.0 million was borrowed under the term loans and $11.6 million was borrowed under the revolving credit facility to fund this transaction. The total borrowings of $96.6 million were subsequently reduced by $2.4 million on account of post closing adjustments and a refund of an overpayment of transaction expenses. Additionally, Generac Portable Products, LLC entered into a capital lease arrangement with Generac Corporation for manufacturing equipment with a fair value of approximately $2.6 million.

     The acquisition of the Portable Products Division of Generac Corporation by Generac Portable Products, LLC, the borrowings by Generac Portable Products, LLC of funds under the credit facility, the equity investment by The Beacon Group, management and other investors, the capital lease and the issuance of the old notes are referred to in this prospectus collectively as the "Transaction."

     The following table illustrates the sources and uses of funds in the Transaction (dollars in millions):

           SOURCES                                     USES
           -------                                     ----
Credit facility...............  $ 94.2    Purchase price................  $305.5
                                          Transaction fees and
Old notes.....................   110.0    expenses......................     8.7
                                                                          ------
Equity investment.............   110.0
                                ------
  Total sources...............  $314.2    Total uses....................  $314.2
                                ======                                    ======

                        USE OF PROCEEDS OF THE NEW NOTES

     This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement dated as of July 2, 1998 between us and BT Alex. Brown Incorporated, the initial purchaser of the old notes. We will not receive any proceeds from the issuance of the new notes offered by this prospectus. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As a result, the issuance of the new notes will not result in any increase in our outstanding debt.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization Generac at December 31, 1998 and July 9, 1998 after giving effect to the Transaction. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements Generac and the related notes that appear later in this prospectus.


                                                         AS OF             AS OF
                                                   DECEMBER 31, 1998    JULY 9, 1998
                                                   -----------------    ------------
                                                        (DOLLARS IN THOUSANDS)
LONG-TERM DEBT, INCLUDING CURRENT PORTION:
  Revolving credit facility(1)...................      $    600           $ 11,608
  Term loans(1)..................................        84,800             85,000
  Notes..........................................       110,000            110,000
  Capital lease obligations(2)...................         2,383              2,617
                                                       --------           --------
     Total long-term debt........................       197,783            209,225
                                                       --------           --------
STOCKHOLDERS' EQUITY:
  Common stock and additional paid-in capital....       110,000            110,000
  Retained earnings..............................         4,202                 --
  Accumulated other comprehensive income.........           723                 --
  Excess of purchase price over book value of net
     assets acquired from entities partially
     under common control(3).....................       (11,658)           (11,658)
                                                       --------           --------
     Total stockholders' equity..................       103,267             98,342
                                                       --------           --------
     Total capitalization........................      $301,050           $307,567
                                                       ========           ========

-------------------------

(1) The senior secured credit facility consists of a revolving credit facility providing for $30.0 million of borrowings and term loans aggregating $85.0 million.

(2) Represents the lease of certain manufacturing equipment from Generac Corporation resulting in capital lease treatment for accounting purposes.


(3) Generac has limited its accounting basis resulting from the Transaction as a result of certain stockholders which also owned an interest in Generac Corporation. The difference between the total consideration paid in connection with the Transaction and the accounting basis recognized is reported as a separate component of stockholders' equity.

                               THE EXCHANGE OFFER

BACKGROUND

     The Issuers originally sold the outstanding old notes on July 9, 1998, in a transaction exempt from the registration requirements of the Securities Act. BT Alex. Brown Incorporated, as the initial purchaser, subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. As of the date of this prospectus, $110.0 million aggregate principal amount of unregistered notes are outstanding.

     The Issuers and BT Alex. Brown Incorporated entered into the registration rights agreement under which the Issuers agreed that they would, at their own cost,

     - file an exchange offer registration statement under the Securities Act of 1933 on or before February 4, 1999, 210 days after the original issue date of the old notes, and

     - use their reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act at the earliest possible time, but no later than April 5, 1999, 270 days after the original issue date of the old notes, otherwise the interest note borne by the old notes will increase by 0.50% per annum until the exchange offer is consummated.

     The registration statement of which this prospectus is a part was filed on
March 3, 1999 and was declared effective on [               ], 1999. As a
result, the Issuers were subject to the increased interest rate for a total of
[               ] days.

     The exchange offer is being made to satisfy the contractual obligations of the Issuers under the registration rights agreement. The summary in this prospectus of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

     The exchange offer is not being made to, nor will the Issuers accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person in whose name the old notes are registered on the books of the Issuers or any other person who has obtained a properly completed bond power from the registered holder, or any person who beneficially owns old notes which are held of record by DTC, who desires to deliver such old notes by book-entry transfer into the exchange agent's account at DTC, or any person who beneficially owns old notes which are held of record by a nominee other than DTC, or its nominee.

TERMS OF THE EXCHANGE OFFER

     As soon as practicable after the date the exchange offer registration statement is declared effective, the Issuers will offer up to $110,000,000 aggregate principal amount of new notes in exchange for surrender of a like principal amount of old notes. The Issuers will keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal which accompanies this prospectus, Issuer will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. The Issuers will issue an equal principal amount of up to $110,000,000 of new notes in exchange for the principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned on any minimum principal amount of old notes being tendered.


     The form and terms of the new notes will be the same as the form and terms of the old notes except that:


     - the new notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer, and



     - the new notes will not contain certain terms providing for an increase in the interest rate on the old notes under specific circumstances which are described in the registration rights agreement.


     The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the Indenture governing the old notes.

     In connection with the exchange offer, holders of old notes do not have any appraisal or dissenters' rights under law or the indenture governing the old notes. Old notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and remain entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. The Issuers intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act of 1934 and the rules and regulations of the SEC related to such offers.

     The Issuers shall be deemed to have accepted validly tendered old notes when, as and if the Issuers have given oral or written notice of acceptance to Bankers Trust Company, exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from the Issuers.

     If any tendered old notes are not accepted for exchange because of an invalid tender, because of the occurrence of certain other events specified in this prospectus, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the certificates for the unaccepted old notes will be returned without expense to the tendering holder promptly after the expiration date. If old notes were tendered by book-entry transfer in the exchange agent account at DTC in accordance with the book-entry transfer procedures described below, these non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration date of the exchange offer.

     The Issuers will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. Holders who tender old notes in the exchange offer will therefore not need to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. See "-- Fees and Expenses."

     THE RESPECTIVE BOARDS OF DIRECTORS OF THE ISSUERS MAKE NO RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR

OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, DETERMINE THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date of the exchange offer is 5:00 p.m., New York City time,
on              , 1999, unless the Issuers, in their reasonable discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, the Issuers will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension before 9:00 a.m., New York City time, promptly confirmed in writing, on the next business day after the previously scheduled expiration date.

     The Issuers reserve the right, in their reasonable discretion, subject to applicable law:


     - to delay accepting any old notes,



     - to terminate the exchange offer if, in their reasonable judgement, any of the conditions described below under "-- Conditions" shall not have been satisfied,



     - to extend the expiration date and retain all old notes tendered for the exchange offer, subject to the right of holders of old notes to withdraw their tendered old notes as described under "-- Withdrawal Rights," or



     - to waive any condition or to amend the terms of the exchange offer in any manner.



     If the exchange offer is amended in a manner determined by the Issuers to constitute a material change, or if the Issuers waive a material condition of the exchange offer, the Issuers will promptly disclose such amendment by distributing a prospectus supplement to the registered holders of the old notes. In addition, the Issuers will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act of 1934. The Issuers will promptly announce any such event by making a timely release to Dow Jones News Service, and may or may not do so by other means as well.


ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

     Upon the terms and subject to the conditions of the exchange offer, the Issuers will exchange new notes for old notes validly tendered and not withdrawn, pursuant to the withdrawal rights described under "-- Withdrawal Rights," promptly after the expiration date.

     Subject to the conditions set forth under "-- Conditions to the Exchange Offer," delivery of new notes in exchange for old notes tendered and accepted for exchange according to the terms of the exchange offer will be made only after timely receipt by the exchange agent of:


     - certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, including an agent's message if the tendering holder does not deliver a letter of transmittal,

     - a completed and signed letter of transmittal, or facsimile, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and



     - any other documents required by the letter of transmittal.


     Accordingly, the delivery of new notes might not be made to all tendering holders at the same time, and will depend upon when certificates for old notes, book-entry confirmations with respect to old notes and other required documents are received by the exchange agent.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC. See "-- Procedures for Tendering -- Book-Entry Transfer."

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating:


     - the aggregate principal amount of old notes which have been tendered by such participant,



     - that such participant has received and agrees to be bound by the terms of the letter of transmittal, and



     - that the Issuers may enforce such agreement against the participant.



     The Issuers will be deemed to have accepted for exchange, and to have exchanged, old notes validly tendered and not withdrawn when the Issuers give notice to the exchange agent of the Issuers' acceptance of such old notes for exchange pursuant to the exchange offer. The exchange agent will act as agent for the Issuers for the purpose of receiving tenders of old notes, letters of transmittal and related documents. The exchange agent will act as agent for tendering holders for the purpose of receiving old notes, letters of transmittal and related documents and transmitting new notes which will not be held in global form by DTC or a nominee of DTC to validly tendering holders. Such exchange will be made promptly after the expiration date. If for any reason, acceptance for exchange or the exchange of any old notes is delayed, or the Issuers extend the exchange offer or are unable to accept for exchange or exchange old notes tendered pursuant to the exchange offer, then the exchange agent may, on behalf of the Issuers and subject to Rule 14e-1(c) under the Exchange Act of 1934, retain tendered old notes. Such old notes may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described under "--Withdrawal of Tenders."


     Pursuant to an agent's message or a letter of transmittal, a holder of old notes will represent, warrant and agree in the agent's message or letter of transmittal that:


     - it has full power and authority to tender, exchange, sell, assign and transfer old notes,



     - the Issuers will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances, and



     - the old notes tendered for exchange are not subject to any adverse claims or proxies.


     The holder will also warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Issuers or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the old notes tendered pursuant to the exchange offer.

PROCEDURES FOR TENDERING

     You may tender your own old notes in the exchange offer. To tender in the exchange offer, a holder must do the following:


     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,



     - have the signatures thereon guaranteed if required by the letter of transmittal, and



     - except as discussed in "-- Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.


     The exchange agent must receive the old notes, a completed letter of transmittal and all other required documents at one of the addresses listed below under "-- Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your old notes by using the book-entry transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

     DTC has authorized its participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants should either:


     - complete and sign the letter of transmittal, or facsimile, have the signature thereon guaranteed if required by the instructions to the letter of transmittal, and mail or deliver the letter of transmittal, or facsimile, to the exchange agent according to the procedure described in "Procedures for Tendering" or



     - transmit their acceptance to DTC through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer as described in "-- Book-Entry Transfer."


     By tendering, each holder will make the representations contained in the fourth paragraph below under the heading "-- Resales of the New Notes." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

     The tender by a holder according to any of the described procedures and the acceptance of the tender by the Issuers will constitute a binding agreement between the holder and the Issuers upon the terms and subject to the conditions of the exchange offer.

     If less than all old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. AS AN ALTERNATIVE TO DELIVERY BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES,

HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES OR BOOK-ENTRY CONFIRMATION SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.

     Any beneficial owner whose old notes are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal. If the beneficial owner wishes to tender on his own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner's old notes, either make appropriate arrangements to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Certificates for old notes need to be endorsed and signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution unless the old notes are tendered:


     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or



     - the certificate for the old notes is registered in the same name as the person surrendering the certificate.


     This means that such certificates for old notes must be duly endorsed or accompanied by a properly executed bond power, with endorsement or signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act of 1934 as an "eligible guarantor institution," including: a bank, a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, a credit union, a national securities exchange, registered securities association or clearing agency, or a savings association that is a participant in a Securities Transfer Association (each, an "eligible institution"), unless surrendered on behalf of such eligible institution.

     If any letter of transmittal, endorsement, old note, bond power, power of attorney or any other document required by the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Issuer, evidence satisfactory to the Issuers of their authority to so act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all old notes not properly tendered or any old notes the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right, subject to applicable law, to waive any defects, irregularities or conditions of tender as to particular old notes. The Issuers' interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a period of time that the Issuers shall determine. Neither the Issuers, the exchange agent nor any other person shall be under any duty to give any notification of any defects or irregularities or shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tenders of old notes will not be deemed to have been made until such defects or irregularities mentioned above have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

BOOK-ENTRY TRANSFER


     The exchange agent and the book-entry transfer facility, DTC, have confirmed that any participant in DTC's book-entry transfer facility system may use DTC's automated tender offer procedures to tender old notes. Within two business days after the date of this prospectus, the exchange agent will establish an account for the old notes at DTC, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account for the old notes in accordance with that facility's procedures. This procedure requires that a properly completed and duly executed letter of transmittal or an agent's message with any required signature guarantee and all other required documents must be delivered to the exchange agent at one of its addresses listed below on or before the expiration date of the exchange offer or within the time period provided under such the guaranteed delivery procedures.


     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     A holder who wishes to tender its old notes and:


     - whose old notes are not immediately available,



     - who cannot deliver the holder's old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or



     - who cannot complete the procedures for book-entry transfer before the expiration date,


may effect a tender if:


     - the tender is made by or through an eligible guarantor institution,



     - on or before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, substantially in the form accompanying the letter of transmittal, and including a guarantee by an eligible institution, and



     - the exchange agent receives, within three New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of such old notes and an agent's message instead of a letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal.

RESALES OF THE NEW NOTES

     Based on no-action letters issued by the staff of the SEC to third parties, the Issuers believe that a holder of old notes, but not a holder who is an affiliate of the Issuers within the meaning of Rule 405 of the Securities Act of 1933, who exchanges old notes for new notes in the exchange offer generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is an affiliate of the Issuers within the meaning of Rule 405 of the Securities Act. Any holder of old notes who is an affiliate of the Issuers or who intends to participate in the exchange offer for the purpose of distributing new notes, or any broker-dealer who purchased old notes from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act:


     - will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned interpretive letters,



     - will not be permitted or entitled to tender such old notes in the exchange offer, and



     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such old notes unless such sale is made pursuant to an exemption from such requirements.


     The Issuers also believe that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes. However, the Issuers have not sought their own interpretive letter and there can be no assurance that the SEC staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties.

     Any holder of old notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from the Issuers, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of new notes received in exchange for old notes. The letter of transmittal which accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933. A participating broker-dealer may use this prospectus, as it may be amended from time to time, in connection with resales of new notes it receives in exchange for old notes in the exchange offer. The Issuers will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of 90 days after the expiration date of the exchange offer. See "Plan of Distribution."

     Based on the position taken by the SEC staff in the interpretive letters referred to above, the Issuers believe that "participating broker-dealers," which are those broker-dealers who acquired old notes for their own accounts as a result of market-making activities or other trading activities, may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of such old notes, other than old notes which represent an unsold allotment from the original sale of the old notes, with a prospectus meeting the requirements of the Securities Act. Such a prospectus may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such new notes. Subject to certain provisions set forth in the registration rights agreement, the Issuers have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of such new notes where such old notes were acquired by such participating broker-dealer for its own account as a result of market-making or other trading activities for a period ending 90 days after the expiration date or, when all such new notes have been disposed of by such participating broker-dealer, if earlier than 90 days after the expiration date. See "Plan of Distribution." Any person, including any participating broker-dealer, who is an "affiliate" of the Issuers may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.



     The Issuers have agreed to give notice to participating broker-dealers of the occurrence of any event or the discovery of any fact which makes any statement contained in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements in the prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the registration rights agreement. By execution of the letter of transmittal or delivery of any agent's message, each participating broker-dealer who surrenders old notes pursuant to the exchange offer will be deemed to have agreed that, upon receipt of such notice from the Issuers, such participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until the Issuers have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to such participating broker-dealer or the Issuers have given notice that the sale of the new notes may be resumed, as the case may be.


     Each holder of the old notes who wishes to exchange old notes for new notes in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of such old notes, whether or not the beneficial owner is the holder, in the letter of transmittal that:


     - the new notes to be acquired by the holder and each beneficial owner, if any, are being acquired in the ordinary course of business,



     - neither the holder nor any beneficial owner is an affiliate, as defined in Rule 405 of the Securities Act, of Issuer or any of its subsidiaries,



     - the holder and each beneficial owner, if any, are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in any distribution of the new notes received in exchange for old notes, and if such holder is not a broker-dealer, that such holder is not engaged in, and does not intend to engage in, a distribution of new notes.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Withdrawals of tenders of old notes may not be rescinded.

     To withdraw a tender of old notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:


     - specify the name of the person having deposited the old notes to be withdrawn,



     - identify the old notes to be withdrawn including the certificate number(s), the name of the registered holder and the principal amount of such old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited and otherwise comply with the procedures of the transfer agent,



     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered and guaranteed by an eligible institution, unless the old notes are tendered for the account of an eligible institution.



     - specify the name in which any such old notes are to be registered, if different from that of the person who deposited the notes.


     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

     All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by the Issuers in their reasonable discretion, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the expiration date.

INTEREST ON NEW NOTES

     Each new note will accrue interest from:


     - the most recent interest payment date on the old notes surrendered in exchange for such new notes, or



     - July 9, 1998, if no interest has been paid or provided for on such old notes.


     As a result, holders of old notes that are accepted for exchange will not receive accrued and unpaid interest on such old notes for any period from and after the most recent interest payment date on such old notes or, if no interest has been paid or provided for on such old notes from and after July 9, 1998, and such holders will be deemed to have waived the right to receive any interest on such old notes.

CONDITIONS

     The Issuers shall not be required to accept for exchange, or exchange new notes for, any old notes and may terminate the exchange offer as provided in this prospectus, whether or not any old notes have been accepted, or may waive any condition to or amend the exchange offer, if any of the following conditions have occurred or exist or have not been satisfied:


     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in the reasonable judgment of the Issuers, would be expected to impair the ability of the Issuers to proceed with the exchange offer;



     - any change, or any development involving a prospective change, in the business or financial affairs of the Issuers or any of their subsidiaries has occurred which, in the reasonable judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the exchange offer;



     - any law, statute, rule or regulation is proposed, adopted or enacted, which in the reasonable judgment of the Issuers, would be expected to impair the ability of the Issuers to proceed with the exchange offer;



     - there shall occur a change in the current interpretation by the SEC staff which permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an affiliate of the Issuers) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such new notes;



     - trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in the Issuers' judgment, would reasonably be expected to impair the ability of the Issuers to proceed with the exchange offer; or



     - a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to the knowledge of the Issuers, threatened for that purpose, or any governmental approval has not been obtained, which approval Issuers shall, in their reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.


     If the Issuers determine in their reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Issuers may, subject to applicable law, terminate the exchange offer, whether or not any old notes have theretofore been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, the Issuers will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes and the Issuers will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     Bankers Trust Company has been appointed as exchange agent for the exchange offer. Letters of transmittal and any other required documents should be sent to, and questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to, Bankers Trust Company addressed as follows:

         By Facsimile:            By Overnight Mail or Courier:         By Hand Delivery:
  BT Services Tennessee, Inc.      BT Services Tennessee, Inc.        Bankers Trust Company
      Reorganization Unit         Corporate Trust & Agency Group  Corporate Trust & Agency Group
        P. O. Box 292737               Reorganization Unit             Attn: Reorganization
      Nashville, Tennessee           648 Grassmere Park Road                Department
           37229-2737               Nashville, Tennessee 37211      Receipt & Delivery Window
                                                                    123 Washington Street, 1st
                                                                              Floor
                                                                     New York, New York 10006
 Facsimile Transmission Number:       Confirm by Telephone:                Information:
         (615) 835-3701                   (615) 835-3572                  (800) 735-7777

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     The Issuers have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The Issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing such services. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers.

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The following Unaudited Pro Forma Consolidated Financial Information of Generac for the year ended December 31, 1998 has been prepared to reflect (1) the July 2, 1998 offer and sale of the old notes and (2) the consummation of the Transaction as if it had occurred on January 1, 1998 using the purchase method of accounting. The Unaudited Pro Forma Consolidated Financial Information does not purport to be indicative of the operating results of Generac that would have actually been obtained if the offering of the old notes and the Transaction had been consummated as of and for the dates and periods presented or that may be obtained in the future. The pro forma adjustments as described in the notes to Unaudited Pro Forma Consolidated Financial Information are based on available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the audited financial statements and the related notes that appear later in this prospectus.

                        GENERAC PORTABLE PRODUCTS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  JULY 10 THROUGH   JANUARY 1 THROUGH                    YEAR ENDED
                                   DECEMBER 31,          JULY 9,                        DECEMBER 31,
                                       1998               1998                              1998
                                  ---------------   -----------------                   ------------
                                    HISTORICAL         HISTORICAL       ADJUSTMENTS      PRO FORMA
                                  ---------------   -----------------   -----------     ------------
Net sales.......................     $136,862           $139,551         $     --         $276,413
Cost of goods sold..............       98,245            104,537             (162)(a)      202,620
                                     --------           --------         --------         --------
Gross profit....................       38,617             35,014              162           73,793
                                     --------           --------         --------         --------
Operating expenses:
  Selling and service expense...       16,935             16,624               --           33,559
  General and administrative
     expense....................        2,865              2,380               --            5,245
  Intangible asset
     amortization...............        2,531                 --            2,813(b)         5,344
                                     --------           --------         --------         --------
  Total operating expenses......       22,331             19,004            2,813           44,148
                                     --------           --------         --------         --------
  Income from operations........       16,286             16,010           (2,651)          29,645
                                     --------           --------         --------         --------
Other (income) expense:
  Interest expense..............        9,674              1,409           10,314(c)        19,988
                                                                           (1,409)(d)
Deferred financing
  cost amortization.............          401                 --              424(e)           825
Other...........................         (171)               108               --              (63)
                                     --------           --------         --------         --------
                                        9,904              1,517            9,329           20,750
                                     --------           --------         --------         --------
Income before income taxes......        6,382             14,493          (11,980)           8,895
Provision for income taxes......        2,180                 --              880(f)         3,060
                                     --------           --------         --------         --------
Net Income......................     $  4,202           $ 14,493         $(12,860)        $  5,835
                                     ========           ========         ========         ========

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The Transaction was accounted for under the purchase method of accounting. The unaudited pro forma consolidated results of operations were determined based on the fair value of the assets acquired and liabilities assumed and associated amortization of goodwill and other acquired intangibles. Prior to July 9, 1998, certain costs and expenses were allocated to Generac from Generac Corporation. Management believes that the allocation of these costs and expenses approximate the equivalent costs expected to be incurred on a stand alone basis.


     (a) Reflects the effect on cost of sales of the recognition of a capital lease obligation as part of the Transaction arising from certain equipment leases:

Actual lease expense incurred...............................  $(336)
Amortization of assets under capital lease obligations......    174
                                                              -----
                                                              $(162)
                                                              =====

     (b) Reflects the amortization of goodwill of $213,738 over a 40 year period and the non-compete agreement of $100 and trademarks and patents of $100 over a 10 year period. Goodwill was calculated as the purchase price of $306,865 (including acquisition costs of $1,385) less the fair value of net assets acquired and liabilities assumed of $81,469 and less the excess of purchase price over book value of net assets acquired from entities partially under common control of $11,658. Other intangible assets are comprised of patents, trademarks and a non-compete agreement with Generac Corporation which have a remaining life and/or contractual term of approximately 10 years.

     (c) Interest expense reflects the following:

Senior Secured Credit Facility..............................  $ 3,754
Senior Subordinated Notes at 11.25%.........................    6,462
Interest on capitalized leases..............................       98
                                                              -------
                                                              $10,314
                                                              =======

Borrowings under the Senior Secured Credit Facility bear interest at the Eurodollar rate, plus an applicable percentage, as defined. For the purposes of the pro forma interest expense adjustment, the Eurodollar rate is estimated to be 5.76% for the period January 1 through July 9, 1998. The rate approximates the average Eurodollar rate during the period. A 1/8% variance in Eurodollar rates for the Senior Secured Credit Facility would change assumed interest expense by approximately $106. A commitment fee of .5% per annum is charged on the unused portion of the Senior Secured Credit Facility.

     (d) Reflects the elimination of historical interest expense allocated from Generac Corporation.

     (e) The deferred financing costs are amortized using the effective interest rate and straight line methods over the term of the associated debt as follows:

Senior Secured Credit Facility..............................    $201
Senior Subordinated Notes...................................     223
                                                                ----
                                                                $424
                                                                ====

     (f) Reflects adjustment for income tax expense to provide taxes at a pro forma effective tax rate of 35% for the respective period. Historically, Generac's taxable income was included in Generac Corporation's taxable income. Generac Corporation and its stockholders elected to be treated as an S Corporation for federal and certain state income tax purposes. Accordingly, no provision for income taxes is included in the historical financial statements prior to July 9, 1998.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


     The selected historical financial information of Generac for July 10, 1998 through December 31, 1998 has been derived from, and should be read in conjunction with, the audited historical financial statements of Generac (including the related notes) that appear later in this prospectus. The selected historical financial information of the Predecessor from January 1, 1998 through July 9, 1998 and for each of the years in the two year period ended December 31, 1997 have been derived from, and should be read in conjunction with, the audited historical financial statements of Generac Corporation's Portable Products Division (including the related notes) that appear later in this prospectus. The selected historical financial information for the years ended December 31, 1995 and 1994 have been derived from Generac's unaudited financial statements and include, in the opinion of Generac's management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The pro forma financial information for the year ended December 31, 1998 has been derived from and should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Information" that appears later in this prospectus. The following table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appears later in this prospectus.


                                                               PREDECESSOR                              COMPANY       PRO FORMA
                                        ----------------------------------------------------------   -------------   ------------
                                                                                       JANUARY 1,
                                                                                          1998       JULY 10, 1998   FOR THE YEAR
                                              FOR THE YEAR ENDED DECEMBER 31,           THROUGH         THROUGH         ENDED
                                        -------------------------------------------     JULY 9,      DECEMBER 31,    DECEMBER 31,
                                          1994(A)       1995(A)      1996     1997        1998           1998            1998
                                        -----------   -----------   ------   ------   ------------   -------------   ------------
                                        (UNAUDITED)   (UNAUDITED)                                                    (UNAUDITED)
                                                                          (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Net sales...........................     $72.3        $104.8      $122.6   $178.0      $139.6         $136.9          $276.4
  Gross profit........................       N/A           N/A        27.3     46.9        35.0           38.6            73.8
  Selling and service expense.........       N/A           N/A        13.9     21.7        16.6           16.9            33.6
  General and administrative
    expense...........................       N/A           N/A         4.4      4.2         2.4            2.9             5.3
  Intangible asset amortization.......       N/A           N/A          --       --          --            2.5             5.3
  Direct expenses.....................      69.1          98.5
                                           -----        ------      ------   ------      ------         ------          ------
  Income from operations..............       N/A           N/A         9.0     21.0        16.0           16.3            29.6
  Interest expense....................       N/A           N/A         2.2      2.1         1.4            9.7            20.0
  Deferred financing cost
    amortization......................       N/A           N/A          --       --          --            0.4             0.8
  Other (income) expense..............       N/A           N/A          --      0.2         0.1           (0.2)           (0.1)
  Income taxes(b).....................       N/A           N/A          --       --          --            2.2             3.1
  Excess of revenues over direct
    expenses(c).......................     $ 3.2        $  6.3
                                           -----        ------      ------   ------      ------         ------          ------
  Net income..........................       N/A           N/A      $  6.8   $ 18.7      $ 14.5         $  4.2          $  5.8
                                           =====        ======      ======   ======      ======         ======          ======
BALANCE SHEET DATA:
  Working capital.....................       N/A           N/A      $ 29.3   $ 40.5      $ 68.5         $ 57.5
  Total assets........................       N/A           N/A        53.1     65.3       105.8          332.0
  Divisional assets(d)................       N/A        $ 57.4
  Total debt, including current
    portion...........................       N/A           N/A          --       --          --          197.8
  Stockholders' equity(e).............       N/A           N/A        41.6     52.8        81.9          103.3
OTHER FINANCIAL DATA:
  EBITDA(f)...........................       N/A           N/A        10.5     22.3        16.7           20.0
  Depreciation and amortization.......       0.9           1.0         1.5      1.5         0.8            3.9             8.1
  Interest expense....................       N/A           N/A         2.2      2.1         1.4            9.7            20.0
  Capital expenditures................       5.9           4.0         2.3      1.4         1.6            3.8             5.4
  Ratio of earnings to fixed
    charges(g)........................       N/A           N/A         4.0x     9.3x       10.2x           1.6x            1.4x
CASH FLOW DATA:
  Net cash provided by (used in)
    operating activities..............       N/A           N/A        17.3      8.2       (13.6)          16.2
  Net cash provided by (used in)
    investing activities..............       N/A           N/A        (2.3)    (1.4)       (1.6)          (3.8)
  Net cash provided by (used in)
    financing activities..............       N/A           N/A       (14.2)    (6.8)       14.8          (11.5)

           NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


(a) Beginning in 1997, Generac operated as a business unit of Generac Corporation with separate financial reporting. During 1995, a dedicated manufacturing facility was completed to accommodate the portable products business. In connection with its move to this new facility, Generac began to separately identify certain assets and liabilities as specific to the portable products business which enabled the preparation of carve out financial statements as of and for the year ended December 31, 1996, albeit on a basis that includes certain estimates and allocations that, in the opinion of management, are considered to be reasonable. Prior to 1996, all financial information of Generac was commingled with that of Generac Corporation and, therefore, Generac's summary data as of and for the years ended December 31, 1995 and 1994 is limited and certain historical financial data is not available.



(b) Historically, Generac's taxable income was included in Generac Corporation's taxable income. Generac Corporation and its stockholders elected to be treated as an S Corporation for federal and certain state income tax purposes. Accordingly, no provision for income taxes is included in the Predecessor financial statements. Generac is subject to state and federal income taxes after July 9, 1998.


(c) Direct expenses are those expenses that are directly related to the revenue-producing activities of the Predecessor.

(d) Divisional assets include property, plant and equipment, cash, accounts receivable and inventories.

(e) Stockholders' equity represents business unit investment for all Predecessor periods shown and represents common stock, paid-in-capital, retained earnings, accumulated other comprehensive income and excess of purchase price over book value of net assets acquired from entities partially under common control for periods subsequent to the Transaction.


(f) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a widely recognized financial indicator of a company's ability to service or incur debt. EBITDA is not a measure of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of Generac or the Predecessor, nor is it meant to be predictive of future results of operations or cash flows. See also the statement of cash flows contained within the historical financial statements included elsewhere in this document.


(g) In computing the ratio of earnings to fixed charges, "earnings" represents income (loss) before income taxes plus fixed charges. "Fixed charges" consists of interest, amortization of debt issuance costs and a portion of rent, which is representative of the interest factor (approximately one-third of rent expense).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of Generac, and the notes to the financial statements, and the other financial information appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Risk Factors." References to "Generac" means Generac Portable Products, Inc. and its subsidiaries, on a consolidated basis and, as the context requires, Generac's predecessor. The "Predecessor" refers to the Portable Products Division of Generac Corporation.


GENERAL


     We are a leading designer, manufacturer and marketer of engine-powered tools for use in both consumer and commercial applications. In 1998, we generated $276.4 million in net sales, $29.6 million in operating income and $37.0 million in EBITDA. In 1998, portable generators represented 52.7% of domestic net sales and pressure washers represented 36.5% of domestic net sales. We have experienced strong growth, with net sales, operating income and EBITDA increasing at compounded annual growth rates of 50%, 81% and 88%, from 1996 through 1998 (pro forma).



     The table below sets forth Generac's results of operations for the periods indicated. Included in the table is a presentation of EBITDA, which represents earnings before interest, taxes, depreciation and amortization. EBITDA is a widely recognized financial indicator of a company's ability to service or incur debt. EBITDA is not a measure of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of Generac or the Predecessor, nor it is meant to be predictive of future results of operations or cash flows.


                                    PRO FORMA                         PREDECESSOR
                               --------------------   -------------------------------------------
                                YEAR ENDED             YEAR ENDED             YEAR ENDED
                               DECEMBER 31,   % OF    DECEMBER 31,   % OF    DECEMBER 31,   % OF
                                   1998       SALES       1997       SALES       1996       SALES
                               ------------   -----   ------------   -----   ------------   -----
                                                  (DOLLAR AMOUNTS IN MILLIONS)

                               (UNAUDITED)
Net sales
  Domestic...................     $255.4       92.4%     $164.0       92.1%     $110.1       89.8%
  International..............       21.0        7.6%       14.0        7.9%       12.5       10.2%
                                  ------      -----      ------      -----      ------      -----
Total net sales..............      276.4      100.0%      178.0      100.0%      122.6      100.0%
Gross profit.................       73.8       26.7%       46.9       26.3%       27.3       22.3%

                                    PRO FORMA                         PREDECESSOR
                               --------------------   -------------------------------------------
                                YEAR ENDED             YEAR ENDED             YEAR ENDED
                               DECEMBER 31,   % OF    DECEMBER 31,   % OF    DECEMBER 31,   % OF
                                   1998       SALES       1997       SALES       1996       SALES
                               ------------   -----   ------------   -----   ------------   -----
                                                  (DOLLAR AMOUNTS IN MILLIONS)

                               (UNAUDITED)
Operating expenses...........       44.2       16.0%       25.9       14.6%       18.3       14.9%
Operating income.............       29.6       10.7%       21.0       11.8%        9.0        7.3%
Net income...................        5.8        2.1%       18.7       10.5%        6.8        5.5%
EBITDA.......................       37.0       13.4%       22.3       12.5%       10.5        8.6%

                              COMPANY               PRO FORMA                        PREDECESSOR
                        --------------------   --------------------   -----------------------------------------
                          JULY 10,                                    JANUARY 1,            SIX MONTHS
                            1998                SIX MONTHS               1998                 ENDED
                          THROUGH                 ENDED                THROUGH               DECEMBER
                        DECEMBER 31,   % OF    DECEMBER 31,   % OF     JULY 9,     % OF        31,        % OF
                            1998       SALES       1997       SALES      1998      SALES       1997       SALES
                        ------------   -----   ------------   -----   ----------   -----   ------------   -----
                                               (UNAUDITED)                                 (UNAUDITED)
Net sales
  Domestic............     $126.8       92.6%     $72.8        91.9%    $128.6      92.1%     $72.8        91.9%
  International.......       10.1        7.4%       6.4         8.1%      11.0       7.9%       6.4         8.1%
                           ------      -----      -----       -----     ------     -----      -----       -----
Total net sales.......      136.9      100.0%      79.2       100.0%     139.6     100.0%      79.2       100.0%
Gross profit..........       38.6       28.2%      22.6        28.5%      35.0      25.1%      22.5        28.4%
Operating expenses....       22.3       16.3%      15.8        19.9%      19.0      13.6%      13.1        16.5%
Operating income......       16.3       11.9%       6.8         8.6%      16.0      11.5%       9.5        12.0%
Net income............        4.2        3.1%      (2.4)       (3.0%)     14.5      10.4%       8.3        10.5%
EBITDA................       20.0       14.6%      10.3        13.0%      16.7      12.0%      10.1        12.8%

                            PREDECESSOR
                        -------------------

                        SIX MONTHS
                           ENDED
                         JUNE 30,     % OF
                           1997       SALES
                        -----------   -----
                        (UNAUDITED)
Net sales
  Domestic............     $91.2       92.3%
  International.......       7.6        7.7%
                           -----      -----
Total net sales.......      98.8      100.0%
Gross profit..........      24.4       24.7%
Operating expenses....      12.8       13.0%
Operating income......      11.6       11.7%
Net income............      10.4       10.5%
EBITDA................      12.2       12.3%


     We sell our portable generators, pressure washers and other products primarily to home center chains, mass merchants and warehouse clubs as well as to independent dealers. Our three largest customers, Home Depot, Sears and Costco, accounted for approximately 74% of our sales for 1998 and 1997. Our international sales represented approximately 8% of our total sales in 1998.



     Cost of sales consists of the cost of engines and raw materials and costs to manufacture and package our products. These costs may vary based on the volume of production for any given period. Historically, physical inventories have been taken during the fourth quarter to supplement our count procedures during the year. As a result, cost of sales and gross margins may be affected by adjustments recorded after physical inventories to reflect variances between actual and estimated costs. Operating expenses consist of cost to sell and distribute our products, including volume, promotional and other sales incentives, shipping, commissions and warranty costs. These costs are impacted by sales volume as other sales and service support costs, including personnel and training, research and development costs and general and administrative costs, are generally not impacted by incremental volume changes in the short run.



     As a result of purchase accounting in connection with the acquisition, goodwill of approximately $214 million was recorded, which is being amortized on a straight-line basis over a period of 40 years. In addition, since the transaction, our net income has been affected by an increase in interest expense as a result of the borrowings in connection with the transaction.

     The discussion of Generac's results for the year ended December 31, 1998 combines the results of the Predecessor for the period from January 1, 1998 through July 9, 1998 with Generac's results for the period July 10, 1998 through December 31, 1998. As a result of the use of purchase accounting for the acquisition of the Portable Products Division of Generac Corporation, Generac's results since July 10, 1998 reflect increased goodwill and intangible asset amortization. In addition, borrowings incurred in connection with the transaction have increased interest expense since July 10, 1998. Accordingly, Generac's results are not comparable with those of the Predecessor in all material respects.


RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 (PRO FORMA) COMPARED TO
YEAR ENDED DECEMBER 31, 1997 (PREDECESSOR BASIS)

     NET SALES. Net sales increased $98.4 million, or 55.3%, to $276.4 million for 1998 pro forma from $178.0 million for 1997.

     Domestic sales increased $91.4 million, or 55.7%, to $255.4 million for 1998 pro forma from $164.0 million for 1997. This increase was primarily due to strong overall consumer demand for generator and pressure washer product categories throughout 1998. The broad sales increase was further reflective of the store growth for existing customers, expanded pressure washer product offerings to Home Depot, and strong overall generator sales resulting from winter and summer storm activity.

     International sales increased $7.0 million, or 50.0%, to $21.0 million for 1998 pro forma from $14.0 million for 1997. This increase was primarily due to increased penetration into European home center accounts.

     GROSS PROFIT. Gross profit increased $26.9 million, or 57.4%, to $73.8 million for 1998 pro forma from $46.9 million for 1997. This increase was primarily due to increased sales volume as described above and improved gross margins. Gross profit margin increased to 26.7% in 1998 pro forma from 26.3% in 1997 as a result of the improved mix of higher margin generator sales versus lower margin pressure washer sales and improved gross margins for International sales.

     OPERATING EXPENSES. Operating expenses increased $18.3 million, or 70.7%, to $44.2 million for 1998 pro forma from $25.9 million for 1997. This increase was primarily a result of increased selling and distribution expenses related to the shift of domestic sales distribution into national home center markets, and increased sales distribution costs into German home centers. Home centers typically command higher volume, promotional and other sales incentives. In addition, 1998 pro forma operating expenses include $5.3 million (1.9% as a percentage of sales) in amortization of goodwill and other intangible assets recorded in connection with the Transaction. As a percentage of sales, operating expenses increased to 16.0% in 1998 pro forma from 14.6% in 1997.

     NET INCOME. Net income decreased $12.9 million, or 69.0%, to $5.8 million for 1998 pro forma from $18.7 million for 1997. This decrease in net income was primarily due to increases in certain expenses resulting from effects of the Transaction including interest expense; amortization of goodwill, deferred financing costs and other intangible assets; and provision for income taxes. These expenses (a $17.8 million increase in interest expense, a $6.2 million increase in intangible asset and deferred financing cost amortization and a $3.1 million increase in income tax expense) decreased 1998 pro forma net income by an additional $27.1 million (9.8% as a percentage of sales) as compared to 1997. As a percentage of sales, net income decreased to 2.1% in 1998 pro forma from 10.5% in 1997.

     EBITDA. EBITDA increased $14.7 million, or 65.9%, to $37.0 million in 1998 pro forma from $22.3 million for 1997. This increase was primarily due to increased sales volume and improved gross margins as described above. As a percentage of sales, EBITDA increased to 13.4% in 1998 pro forma from 12.5% in 1997.

JULY 10, 1998 THROUGH DECEMBER 31, 1998 (NEW BASIS) COMPARED TO
SIX MONTHS ENDED DECEMBER 31, 1997 (PRO FORMA)

     NET SALES. Net sales increased $57.7 million, or 72.9%, to $136.9 million for the period July 10, 1998 through December 31, 1998 from $79.2 million for the pro forma six months ended December 31, 1997.

     Domestic sales increased $54.0 million, or 74.2%, to $126.8 million for the period July 10, 1998 through December 31, 1998 from $72.8 million for the pro forma six months ended December 31, 1997. This increase was primarily due to strong demand for generator products sold through existing customers resulting from summer storm activity and increased consumer awareness of the availability, utility and economic feasibility of the product.

     International sales increased $3.7 million, or 57.8%, to $10.1 million for the period July 10, 1998 through December 31, 1998 from $6.4 million for the pro forma six months ended December 31, 1997. This increase was primarily due to increased penetration into European home center accounts.

     GROSS PROFIT. Gross profit increased $16.0 million, or 70.8%, to $38.6 million for the period July 10, 1998 through December 31, 1998 from $22.6 million for the pro forma six months ended December 31, 1997. This increase was primarily due to increased sales volume as described above. Gross profit margin decreased slightly to 28.2% for the period July 10, 1998 through December 31, 1998 from 28.5% for the pro forma six months ended December 31, 1997 as a result of reduced gross margins on international sales due to heavy promotional pricing into German home centers.

     OPERATING EXPENSES. Operating expenses increased $6.5 million, or 41.1%, to $22.3 million for the period July 10, 1998 through December 31, 1998 from $15.8 million for the pro forma six months ended December 31, 1997. This increase was attributable to increased sales volume as described above. As a percent of sales, operating expenses decreased to 16.3% for the period July 10, 1998 through December 31, 1998 from 19.9% for the pro forma six months ended December 31, 1997 due to the leveraging of fixed operating expenses, including goodwill amortization.

     NET INCOME. Net income increased $6.6 million for the period July 10, 1998 through December 31, 1998 to $4.2 million from a $2.4 million net loss for the pro forma six months ended December 31, 1997. This increase was primarily due to the availability of operating earnings from the increased sales volume to cover certain fixed charges including interest expense; amortization of goodwill, deferred financing costs, and other intangibles; and other operating expenses. As a percentage of sales, net income increased to 3.1% for the period July 10, 1998 through December 31, 1998 from a net loss of 3.0% for the pro forma six months ended December 31, 1997.

     EBITDA. EBITDA increased $9.7 million or 94.2% to $20.0 million for the period July 10, 1998 through December 31, 1998 from $10.3 million for the pro forma six months ended December 31, 1997. This increase was due to the increased sales volume and improved coverage of fixed operating expenses as described above. As a percentage of sales, EBITDA increased to 14.6% for the period July 10, 1998 through December 31, 1998 from 13.0% for the pro forma six months ended December 31, 1997.

JULY 10, 1998 THROUGH DECEMBER 31, 1998 (NEW BASIS) COMPARED TO
SIX MONTHS ENDED DECEMBER 31, 1997 (PREDECESSOR)

     NET SALES. Net sales increased $57.7 million, or 72.9%, to $136.9 million for the period July 10, 1998 through December 31, 1998 from $79.2 million for the six months ended December 31, 1997.

     Domestic sales increased $54.0 million, or 74.2%, to $126.8 million for the period July 10, 1998 through December 31, 1998 from $72.8 million for the six months ended December 31, 1997. This increase was primarily due to strong demand for generator products sold through existing customers resulting from summer storm activity and increased consumer awareness of the availability, utility and economic feasibility of the product.

     International sales increased $3.7 million, or 57.8%, to $10.1 million for the period July 10, 1998 through December 31, 1998 from $6.4 million for the six months ended December 31, 1997. This increase was primarily due to increased penetration into European home center accounts.

     GROSS PROFIT. Gross profit increased $16.1 million, or 71.6%, to $38.6 million for the period July 10, 1998 through December 31, 1998 from $22.5 million for the six months ended December 31, 1997. This increase was primarily due to increased sales volume as described above. Gross profit margin decreased slightly to 28.2% for the period July 10, 1998 through December 31, 1998 from 28.4% for the six months ended December 31, 1997 as a result of reduced gross margins on international sales due to heavy promotional pricing into German home centers.


     OPERATING EXPENSES. Operating expenses increased $9.2 million, or 70.2%, to $22.3 million for the period July 10, 1998 through December 31, 1998 from $13.1 million for the six months ended December 31, 1997. This increase was attributable to increased sales volume as described above. In addition, during the period July 10, 1998 through December 31, 1998, Generac recognized $2.5 million in intangible asset amortization, resulting from the effects of the Transaction. As a percent of sales, operating expenses decreased slightly to 16.3% for the period July 10, 1998 through December 31, 1998 from 16.5% for the six months ended December 31, 1997.


     NET INCOME. Net income decreased $4.1 million for the period July 10, 1998 through December 31, 1998 to $4.2 million from $8.3 million for the six months ended December 31, 1997. This decrease in net income was primarily due to increases in certain expenses resulting from the effects of the Transaction including an increase in interest expense of $8.6 million and intangible asset and deferred financing cost amortization totaling $2.9 million. The decrease was partially offset by an increase in operating income, net of intangible asset amortization, of $4.3 million, resulting primarily from the increase in sales volume and improved coverage of fixed operating expenses as described above. As a percentage of sales, net income decreased to 3.1% for the period July 10, 1998 through December 31, 1998 from 10.5% for the six months ended December 31, 1997.

     EBITDA. EBITDA increased $9.9 million or 98.0% to $20.0 million for the period July 10, 1998 through December 31, 1998 from $10.1 million for the six months ended December 31, 1997. This increase was due to the increased sales volume and improved coverage of fixed operating expenses as described above. As a percentage of sales, EBITDA increased to 14.6% for the period July 10, 1998 through December 31, 1998 from 12.8% for the six months ended December 31, 1997.

JANUARY 1, 1998 THROUGH JULY 9, 1998 (PREDECESSOR BASIS) COMPARED TO SIX MONTHS ENDED JUNE 30, 1997 (PREDECESSOR BASIS)

     NET SALES. Net sales increased $40.8 million, or 41.3%, to $139.6 million for the period January 1, 1998 through July 9, 1998 from $98.8 million for the six months ended June 30, 1997.

     Domestic sales increased $37.4 million, or 41.0%, to $128.6 million for the period January 1, 1998 through July 9, 1998, from $91.2 million for the six months ended June 30, 1997. This increase was primarily due to product placements into new home center accounts, strong sales of generators to customers located in the northeastern United States and Canada following the winter 1998 ice storm and subsequent prolonged power outages, and expansion of pressure washer offerings to Home Depot.

     International sales increased $3.4 million, or 44.7%, to $11.0 million for the period January 1, 1998 through July 9, 1998, from $7.6 million for the six months ended June 30, 1997. This increase was primarily due to increased penetration into German home center accounts.

     GROSS PROFIT. Gross profit increased $10.6 million, or 43.4%, to $35.0 million for the period January 1, 1998 through July 9, 1998, from $24.4 million for the six months ended June 30, 1997. This increase was primarily due to increased sales volume as described above and improved gross margins. Gross profit margin increased to 25.1% for the period January 1, 1998 through July 9, 1998, from 24.7% for the six months ended June 30, 1997, as a result of the improved mix of higher margin generator sales versus lower margin pressure washer sales.

     OPERATING EXPENSES. Operating expenses increased $6.2 million, or 48.4%, to $19.0 million for the period January 1, 1998 through July 9, 1998, from $12.8 million for the six months ended June 30, 1997. This increase was primarily a result of increased selling and distribution expenses related to the shift of sales distribution into national home center markets. As a percentage of sales, operating expenses increased to 13.6% for the period January 1, 1998 through July 9, 1998, from 13.0% for the six months ended June 30, 1997.

     NET INCOME. Net income increased $4.1 million, or 39.4%, to $14.5 million for the period January 1, 1998 through July 9, 1998, from $10.4 million for the six months ended June 30, 1997. This increase was primarily due to increased sales volume and improved gross margins, offset by increased operating expenses as described above. As a percentage of sales, net income decreased to 10.4% for the period January 1, 1998 through July 9, 1998, from 10.5% for the six months ended June 30, 1997.

     EBITDA. EBITDA increased $4.5 million, or 36.9%, to $16.7 million for the period January 1, 1998 through July 9, 1998, from $12.2 million for the six months ended June 30, 1997. This increase was primarily due to increased sales volume and improved gross margins, offset by increased operating expenses as described above. As a percentage of sales, EBITDA decreased to 12.0% for the period January 1, 1998 through July 9, 1998, from 12.3% for the six months ended June 30, 1997.

YEAR ENDED DECEMBER 31, 1997 (PREDECESSOR BASIS) COMPARED TO THE
YEAR ENDED DECEMBER 31, 1996 (PREDECESSOR BASIS)

     NET SALES. Net sales increased $55.4 million, or 45.2%, to $178.0 million for 1997 from $122.6 million for 1996.

     Domestic sales increased $53.9 million, or 49.0%, to $164.0 million for 1997 from $110.1 million for 1996. This increase was primarily due to increased sales volume of overhead valve industrial engine driven generators to Home Depot, improved pressure washer sales to Sears and expansion of product offerings into other home center accounts.

     International sales increased $1.5 million, or 12.0%, to $14.0 million for 1997 from $12.5 million for 1996. This increase was primarily due to increased penetration into European home center accounts.

     GROSS PROFIT. Gross profit increased $19.6 million, or 71.8%, to $46.9 million for 1997 from $27.3 million for 1996. This increase was primarily due to increased sales volume as described above and improved gross margins. Gross profit margin increased to 26.3% in 1997 from 22.3% in 1996 as a result of the migration into higher margin portable generator products, improved mix of sales distribution, continued product cost reductions for both generator and pressure washer product lines, and overall product cost improvements due to diversification of worldwide supply arrangements.

     OPERATING EXPENSES. Operating expenses increased $7.6 million, or 41.5%, to $25.9 million for 1997 from $18.3 million for 1996. This increase was primarily a result of increased selling and distribution expenses related to the shift of sales distribution into national home center markets and incremental warranty costs of $2.8 million related to the launch of new pressure washer products. As a percentage of sales, operating expenses decreased to 14.6% in 1997 from 14.9% in 1996.

     NET INCOME. Net income increased $11.9 million, or 175.0%, to $18.7 million for 1997 from $6.8 million for 1996. This increase was primarily due to increased sales volume and improved gross margins as described above. As a percentage of sales, net income increased to 10.5% in 1997 from 5.5% in 1996.

     EBITDA. EBITDA increased $11.8 million, or 112.4%, to $22.3 million in 1997 from $10.5 million in 1996. This increase was primarily due to increased sales volume and improved gross margins as described above. As a percentage of sales, EBITDA increased to 12.5% in 1997 from 8.6% in 1996.

LIQUIDITY AND CAPITAL RESOURCES


     The Predecessor historically met its working capital needs and capital expenditure requirements through a combination of operating cash flow and availability under a revolving credit agreement maintained by, and industrial revenue bonds supported by, Generac Corporation.



     Following the Transaction, Generac's principal sources of liquidity have been cash flow generated from operations and the $30 million revolving credit portion of the credit facility. See "Description of the Senior Secured Credit Facility" later in this prospectus. Generac's principal uses of liquidity are to meet debt service requirements, capital expenditures and working capital.



     Generac has incurred substantial indebtedness in connection with the Transaction. Following the Transaction, Generac had approximately $209.2 million of combined indebtedness outstanding. Generac's ability to make scheduled payments of principal, to pay the interest on its indebtedness, or to fund planned capital expenditures, will depend upon its future performance, which in turn, is subject to general economic, financial, competitive and other factors that are beyond its control. Based upon the current level of operations and anticipated growth, Generac believes that future cash flow from operations, together with available borrowings under the credit facility, will be adequate to meet Generac's anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments for the next twelve months. There can be no assurance, however, that Generac's business will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to generate sufficient cash flow, Generac may be required to delay necessary capital expenditures, refinance all or a portion of its existing debt, including the notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be available or that any such sales of assets or additional financing could be obtained. See "Risk Factors -- We Have Substantial Existing Debt Which Could Affect Us Adversely."



     The credit facility and the indenture governing the notes contain a number of covenants that, among other things, restrict the ability of Generac to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness (including, in the case of the credit facility, the notes), incur liens, make capital expenditures and make certain investments or acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restrict the activities of Generac. In addition, under the credit facility, Generac Portable Products, LLC will be required to satisfy specified financial ratios and tests, including a minimum level of earnings before interest, income taxes, depreciation and amortization. Management does not believe that these restrictions will have a material effect on Generac's liquidity and capital resources.



     Based upon Generac's outstanding debt at December 31, 1998, Generac anticipates incurring interest expense (including deferred financing cost amortization) in subsequent years as follows (dollars in millions):


1999...................................................  $ 20.1
2000...................................................    19.7
2001...................................................    19.2
2002...................................................    18.3
2003...................................................    17.1
Thereafter.............................................    35.3
                                                         ------
  Total:...............................................  $129.7
                                                         ======


     Cash provided by operating activities totaled $16.2 million for the period July 10, 1998 through December 31, 1998 and cash used for operating activities totaled $13.6 million for the period January 1, 1998 through July 9, 1998. This increase in cash generated from operations during the second half of 1998 resulted primarily from seasonal factors related to sales of pressure washers in which Generac's level of receivables is typically highest during the second quarter of the year as compared to other quarters. Cash provided by operating activities totaled $8.2 million for the year ended December 31, 1997 as compared to $17.3 million for the year ended December 31, 1996. This decrease in cash generated from operating activities was primarily a result of reductions in inventory during

1996 and the subsequent build-up of inventory during 1997 to support increased sales activity.


     Generac's receivables are largely derived from large, well-established retailers. Three customers accounted for approximately 74% of net sales for both 1998 and 1997, and account for 59% of total accounts receivable as of both December 31, 1998 and 1997.



     Generac's capital expenditures were $5.4 million, $1.4 million and $2.3 million in 1998, 1997, and 1996, respectively. The 1998 capital expenditures related primarily to plant expansions at Generac's facilities, production machinery and equipment and software. In an economic downturn, Generac believes it will be able to adjust the amount spent on capital expenditures without compromising the base requirements of its operations. Generac expects to spend approximately $6.5 million in 1999 for various capital projects, including increased capacity through plant expansion, cost improvement and quality enhancement initiatives, and updating management information systems. Generac spent approximately $1.9 million, $1.7 million and $2.5 million in 1998, 1997, and 1996, respectively, on research and development.



SEASONALITY





     Sales of certain products of Generac are subject to seasonal variation. Due to seasonal and regional weather factors, sales of pressure washers and related working capital are typically higher during the second quarter than at other times of the year. The residential and commercial construction markets are sensitive to cyclical changes in the economy.


RAW MATERIAL COSTS AND INFLATION


     The rate of inflation over recent years has been relatively low and has not had a significant effect on Generac's results of operations. Approximately 44% of Generac's cost of goods sold relate to small gasoline engines which have not been subject to material price fluctuations. Generac purchases steel, copper, paperboard, and plastics from various suppliers. While all such materials are available from numerous independent suppliers, commodity raw materials are subject to price fluctuations.


YEAR 2000 STRATEGY


     Many currently installed computer systems and software products use two digits rather than four to define the applicable year. For example, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in systems failures or miscalculations causing disruptions of Generac's operations. Generac is continuing a process of making all necessary software changes to ensure that it does not experience any loss of critical business functionality due to the Year 2000 issue. Generac has adopted and is implementing a three phase approach of assessment, correction and testing. The scope of the project includes all internal software, hardware, operating systems, non-information technology systems, products and assessment of risk to the business from vendors and other parties' Year 2000 issues. Generac has completed the assessment phase relating to its internal software, hardware and other operating systems and is currently in the correction and testing phases. Generac is completing its assessment of the non-information technology systems and the risk to the business from vendors and other parties. Furthermore, Generac has completed the assessment of its products, noting that the Year 2000 will not impact its products as the products do not contain date sensitive sub-systems. Generac believes that this formal assessment (including prioritization by business risk), correction (including conversions to new software), and testing of necessary changes will minimize the business risk of Year 2000 from internal systems.

     Although Generac has not yet fully completed its Year 2000 project, management estimates that approximately 40% of Generac's information sub-systems are currently Year 2000 ready. The balance of Generac's systems are currently being modified or replaced, with all significant systems targeted for Year 2000 readiness by September 1, 1999. The need for contingency plans will be evaluated as this target date approaches. In most instances, Generac has replaced, or is in the process of replacing, older software with new programs and systems, rather than modifying existing systems solely to become Year 2000 ready. Replacing these systems results in a significant upgrade in systems and capabilities, as well as providing the ability to properly interpret Year 2000 data. Although the timing of the system replacements is influenced by the Year 2000, in most instances these systems would have been replaced in the normal course of business.



     Generac is currently unable to predict the extent to which Year 2000 issues will affect vendors with which Generac does a material amount of business, or the extent to which Generac would be vulnerable to the failure of any of these vendors to convert their systems on a timely basis. Generac could face a material financial risk if its customers or suppliers are unable to complete critical Year 2000 readiness efforts in a timely manner. Generac is continuing to work with its customers and suppliers to evaluate their Year 2000 readiness, identify material risks, and develop solutions so that all critical processes needed to conduct its business are Year 2000 ready. As part of the evaluation of the Year 2000 readiness of Generac's customers and suppliers, Generac has requested that its customers and suppliers complete a Year 2000 questionnaire which has facilitated Generac's assessment of the Year 2000 readiness of relevant third parties. Although Generac believes that customer and supplier representations have been made in good faith, there is no assurance that such representations would be legally binding. In addition, Generac's exposure to these external risks is partially mitigated by the size and sophistication of its primary customers, as well as by the diversity of its suppliers and geographic locations.



     Generac has spent approximately $0.9 million during 1998 to upgrade and replace its systems to ensure Year 2000 readiness. Generac estimates it will incur additional costs of approximately $1.8 million to upgrade and replace its systems, the majority of which will be incurred in fiscal 1999. Generac believes it continues to appropriately reduce the risks of not being Year 2000 ready through the identification and remediation process described above. During 1999, Generac will continue to evaluate the need for contingency planning as it relates to the readiness for each business related software and hardware item.


EURO CONVERSION


     On January 1, 1999, member countries of the European Monetary Union (EMU) began a three-year transition from their national currencies to a new common currency, the "Euro". In the first phase, the permanent rates of exchange between the members' national currency and the Euro were established and monetary, capital, foreign exchange, and interbank markets were converted to the Euro. National currencies will continue to exist as legal tender and may continue to be used in commercial transactions. By January 2002, Euro currency will be issued and by July 2002, the respective national currencies will be withdrawn. Generac has operations in member countries of the EMU and, accordingly, has established action plans that are continuing to be implemented to address the Euro's impact on information systems, currency exchange rate risk, taxation, contracts, competition and pricing. Based on its current assessment, management believes that the costs of the Euro conversion will not have a material impact on the operations, cash flows or financial condition of Generac.

FUTURE ACCOUNTING CHANGES


     The Financial Accounting Standards Board has issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for periods beginning after June 15, 1999. Due to Generac's current limited use of derivative instruments, the adoption of this statement is not expected to have a material effect on Generac's financial condition or results of operations.


RISK MANAGEMENT


     Generac is exposed to market risk from changes in interest rates and, to a lesser extent, foreign exchange rates and commodities. To reduce such risks, Generac selectively uses financial instruments. All hedging transactions are authorized and executed pursuant to clearly defined policies and procedures, which strictly prohibit the use of financial instruments for trading purposes. A discussion of Generac's accounting policies for derivative financial instruments is included in the summary of Significant Accounting Policies in Note 2 to the Consolidated Financial Statements included herein.



     The fair value of Generac's notes is estimated as $110 million as of December 31, 1998 based upon the average yield of similar debt instruments as of that date. Generac estimates that this fair value would increase by approximately $6 million based upon an assumed 10% decrease in market interest rates and that the fair value would decrease by approximately $6 million based upon an assumed 10% increase in market interest rates, compared with the average yield of approximately 11.25% on similar debt instruments on December 31, 1998.



     Generac uses interest rate swaps to modify Generac's exposure to interest rate movements. Net interest payments or receipts from interest rate swaps are recorded as adjustments to interest expense in the consolidated statement of income on a current basis. Generac's earnings exposure related to adverse movements in interest rates is primarily derived from outstanding floating rate debt instruments that are indexed to Eurodollar money rates. A 10% increase/decrease in the average cost of 7.84% at December 31, 1998 of Generac's debt under its bank credit facility would result in an increase/decrease in annual pre-tax interest expense of approximately $356,000 after giving effect to an outstanding interest rate swap. A 10% increase/decrease in Eurodollar rates would not have a material effect on the fair value of the interest rate swap as compared to its fair value at December 31, 1998.



     Generac has manufacturing, sales and distribution facilities throughout Europe and sources raw materials from around the world. Accordingly, Generac makes investments and enters into transactions denominated in various foreign currencies. Generac is primarily exposed to fluctuations in various European currencies. Due to the relative stability of these currencies, management has not deemed it necessary to currently pursue a foreign currency hedging strategy. This exposure is not material to Generac.



     Generac's exposure to commodity price changes relates to certain manufacturing operations that utilize raw commodities. Generac manages its exposure to changes in those prices primarily through its procurement and sales practices. This exposure is not material to Generac.

                                    BUSINESS

GENERAL


     We are a leading designer, manufacturer and marketer of engine-powered tools for use in both industrial and residential applications. Our two principal product lines are portable generators and pressure washers. We believe that in 1998, as measured by net sales, Generac was:


     - the largest U.S. manufacturer of portable generator sets, with an overall domestic market share of approximately 29%, and

     - the second largest U.S. manufacturer of consumer pressure washers, with a domestic market share of approximately 33%.

In both product categories, we offer one of the broadest lines of innovative products across all major price points. We sell our products through multiple channels of retail distribution, including the leading home center chains, mass merchants and warehouse clubs as well as independent dealers. We have been a major supplier of portable generators to Sears since 1961, and are one of two suppliers to Sears of pressure washers, both marketed under the Craftsman(R) label. We are also a core supplier of portable generators and pressure washers, both marketed under the Generac(R) label to Home Depot, the largest and one of the fastest growing retail home center chains in the U.S.


     We have benefited from strong growth in the engine-powered tools market as well as from favorable demographic trends. We believe that our strength in each product category is the result of our strategic approach to engineering and manufacturing which emphasizes delivering superior customer value through innovation in product development and focus on product quality. In addition to the manufacture of portable generators and pressure washers, we also manufacture core components for those products, including alternators, and pressure washer pumps. We believe that this strategic integration enables us to enjoy significant cost advantages over competitors who source these components from third party suppliers. In addition, we have been successful in improving operating profitability through the strategic integration of our manufacturing processes, streamlining of production processes and the standardization of components. We have long-standing customer relationships and effectively utilize our nationwide service network to build and support our customer base. These strengths have enabled us to service the increasingly sophisticated and demanding customers in the retail channel. Over the past three years, our net sales have grown at a compound annual rate of approximately 38%, increasing from $104.8 million in 1995 to $276.4 million in 1998.



     Robert Kern founded Generac Corporation in 1959 and, together with our dedicated management team, built us into a leader in the portable engine-powered tools industry. We have exclusive supply rights to the Generac-Nagano family of engines for use in consumer portable generators, pressure washers and welders.


COMPETITIVE STRENGTHS

     We attribute our market leadership to the following competitive strengths:


     LEADING MARKET POSITIONS. We are a market leader in the U.S. engine-powered tools industry, with an overall domestic market share of approximately 29% in portable generators in 1998, up from approximately 26% in 1997, and approximately 33% in pressure washers in 1998, up from approximately 31% in 1997. We believe we were the largest U.S. supplier of portable generators and the second largest U.S. supplier of pressure washers in 1998, as measured by net sales. In addition, we are a core supplier for many of the leading retail home centers and do-it-yourself retailers. We believe that our broad and innovative product offerings, our commitment to quality and our reputation for customer service have enabled it to achieve revenue and earnings growth and our leading market positions.



     LEADING DESIGN AND ENGINEERING CAPABILITIES. We attribute much of our success to our innovative design and engineering expertise. Our portable generators and pressure washers are highly engineered, durable, precision manufactured products. We have capitalized on our design and engineering capabilities by strategically integrating certain manufacturing components, such as Generac-designed and manufactured alternators and pressure washer pumps. As a manufacturer of certain strategic components, we believe that we are better able to control product quality and therefore offer a superior finished product. In addition, we believe our strategic integration allows us to enjoy significant advantages, such as shorter lead times, lower costs and inventory levels and greater manufacturing flexibility, that differentiates us from many of our competitors who source these components from third party suppliers. We believe such engineering and design expertise is readily extendible to new product categories, as well.



     STRENGTH IN MULTIPLE DISTRIBUTION CHANNELS. For over 35 years, our portable generators have been sold under the Craftsman(R) label through Sears' mall-based stores and, more recently, through Sears' growing chain of freestanding hardware and dealer stores. Over the last five years, we have expanded the distribution of our products marketed under the Generac(R) name to other leading retailers, including B.J.'s Wholesale Club, Costco, Home Base, Home Depot, Lowe's and Tru-Serv Incorporated. Our products are well represented in retail home centers, mass merchants, warehouse clubs, home centers and hardware stores as well as through our independent dealer network. We believe that our distribution strategy increases our market penetration, as we can sell our products into the same geographic market under different brand names and through different distribution channels. In addition, since 1995, we have significantly increased our sales to Home Depot, the largest and one of the fastest growing home center chains in the U.S. We believe that our strong strategic relationships with leading retailers, such as Sears and Home Depot, will facilitate continued market share gains as these chains grow and as hardware channels of distribution continue to consolidate.



     LOW COST MANUFACTURING OPERATIONS AND STATE-OF-THE-ART FACILITIES. We believe that our low cost operations are attributable to our strategic integration and increased levels of standardization in our manufacturing processes resulting primarily from commonality of design. This commonality, along with our efficient manufacturing processes, enable us to realize savings through reduced inventory levels, greater leverage with suppliers and improved production flexibility. In 1995, we built our current facility in Jefferson, Wisconsin, which was expanded in 1997. This facility incorporates state-of-the-art manufacturing technology and processes and was custom designed to manufacture both of our major product lines. We are currently in the process of expanding capacity in our Jefferson facility which we expect to complete in the second quarter of 1999. We believe that we are one of the more vertically integrated manufacturers of portable generators and pressure washers in the U.S., and therefore are more cost-efficient and better able to respond to customer demands than our competitors.



     ESTABLISHED BRAND NAME AND REPUTATION. The Generac brand name has a 40-year heritage in the engine-powered tools industry. We established our leading brand name


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

primarily by providing high-quality, innovative, reliable products as well as a high level of customer service. We are a key supplier to leading home center chains, including Sears, Home Depot, Lowe's and Costco, and have reinforced our reputation with these chains by tailoring our product offerings and product features to suit their desire for differentiated product lines.

     EXPERIENCED AND COMMITTED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY INCENTIVE. We have assembled a strong management team with over 100 years of collective experience in the engine-powered tools industry. Our management team has successfully demonstrated our ability to manage our rapid revenue and earnings growth through maintenance of high quality standards, continuous product innovation and commitment to customer service. Our senior management team has a substantial financial interest in our continued success through their direct investment in the company and participation in an incentive option program.


     SUPERIOR CUSTOMER SERVICE AND COMMITMENT TO QUALITY. We have developed strong relationships with several of the leading home center chains and do-it-yourself retailers, including Sears and Home Depot. These relationships are supported by our program sales approach, which includes innovative sales and marketing programs to educate end-users and increase retailers' effectiveness in selling our full line of products. To this end, we have developed comprehensive category management services which include merchandising and providing informational materials, sales associate training and product support. To ensure after-sale support, we differentiate ourselves by maintaining a competitive independent dealer network, consisting of over 3,000 power equipment and service dealers. We believe that the independent dealer network serves as a strong incentive for home center and other retailers to allocate shelf space to our products and minimizes customer returns. In addition, we maintain strict quality inspection procedures throughout the manufacturing process. These procedures, which include the testing of each unit prior to shipment, enable us to ensure consistent quality. As evidence of our strong position with our customers and our ability to provide reliable, high quality products, we have been selected as a core supplier of portable generators and pressure washers to Home Depot, and are the largest supplier of portable generators and pressure washers to Sears.



     For a discussion of certain negative factors pertaining to our competitive position, please "Risk Factors -- We Have a Limited History of Independent Operations and We Cannot Predict Whether We Will Be As Successful As An Independent Company," "-- Our Operating Results Depend On Our Relationship With Our Two Largest Customers," "-- We May Not Be Able To Effectively Manage Our Future Growth," "-- We Face Significant Competition, Which Could Limit Our Growth, Reduce Our Market Share and Harm Our Financial Performance" and "-- Any Disruption In Our Manufacturing Facilities Could Adversely Affect Us".


BUSINESS STRATEGY

     The key elements of our strategy include:

     STRATEGIC ALLIANCES WITH STRONG, FAST-GROWING CUSTOMERS. We believe that our strong strategic relationships with leading do-it-yourself hardware vendors such as Sears and Home Depot will enable us to gain market share as these chains grow and as hardware channels of distribution continue to consolidate. For example, Sears and Home Depot together plan to have approximately 3,800 stores by the year 2000, up from approximately 2,300 in 1997. In addition, these leading retailers are continuing to develop a variety of store formats to broaden their customer reach. These dominant retailers are actively expanding beyond the traditional do-it-yourself market and into the commercial contractor markets and we intend to develop products to support these retailers' commercial needs. The effectiveness of our customer strategy is best illustrated by our relationship with Home Depot. In 1995, we sold three generator stock keeping units in three of Home Depot's seven regions and no pressure washer stock keeping units. Currently, we sell two pressure washer stock keeping units and six generator stock keeping units in all eight of Home Depot's regions. In addition, we will be implementing full point-of-purchase support to Home Depot. We believe that we have the potential to add important new do-it-yourself accounts and, upon the completion of the planned expansion of our Jefferson facility, will have the capacity to meet expected demand.

     WELL DEFINED AND STRATEGICALLY MANAGED PRODUCT LINES. Our strategy is to develop a continuous stream of innovative products that deliver the highest quality and best overall value in the industry. A driving force behind our growth in both product categories and our expansion of gross margins has been our proven ability to develop and deliver new products at entry-level price points and to then successfully migrate end-users to more sophisticated products with unique features that are designed around our proprietary components. This strategy has been attractive to leading retailers, such as Home Depot, who use a "good, better, best" merchandising strategy and who consider us a core supplier in both product categories. By offering the broadest selection of portable generators and pressure washers supported by comprehensive sales associate training, field merchandising support and informative point-of-purchase signage and packaging, we have become a preferred supplier to our key customers such as Home Depot and Sears.

     AGGRESSIVE COST REDUCTIONS AND PRODUCTIVITY IMPROVEMENTS. We believe that we can maintain our position as a low cost, high-quality manufacturer by continuing to take advantage of further opportunities, when appropriate, to strategically integrate and manufacture components. Our decision to manufacture core components, including pressure washer pumps, alternators and blow-molded gas tanks, enables us to lower costs, better control product quality, shorten supply lead times, maintain lower inventory levels and achieve greater overall manufacturing flexibility. We believe that we are one of the U.S. industry's more vertically integrated manufacturers and intend to continue to improve operating profitability and maintain a high standard of product quality by focusing on reducing costs and developing performance-enhancing product features. In addition, we intend to continue to improve productivity and profitability through focused industrial engineering efforts and the standardization of components.

     PRODUCT INNOVATION AND DIVERSIFICATION INTO NEW AND RELATED PRODUCTS. High level engineering capabilities and efficient manufacturing operations provide us with significant resources for continued product innovations as well as new product development. Our product development program for the portable generator product line includes:


     - computer controlled generators;



     - manual and automatic transfer switches for home use;



     - mobile back-up power generators; and



     - generators for recreational use.


     Our product development program for the pressure washer product line includes:

     - a new commercial line of gasoline-powered pressure washers;


     - a new Dial-A-Cleaner(TM) cleaning system;

     - an expanded line of accessories; and


     - a pump family for products with higher operating pressures and greater water flow rates.



     We also have new product categories under development. Our research and development group is continually developing and field-testing various prototypes, which may be introduced in the future.



     INTERNATIONAL MARKET OPPORTUNITIES. We offer our portable generators throughout Europe and have been successful in building long-term customer relationships with leading home center retailers in six markets: the U.K., Germany, Switzerland, Spain, Belgium and France. Management expects European sales growth to accelerate over the next five years as we leverage our product line breadth and brand equity to gain shelf space and placements in new and existing European markets. Management believes that, as the major U.S.-based home center chains expand internationally, there will be a growing need for their relationship suppliers, such as Generac, to establish a direct presence overseas. We plan to use our U.K. manufacturing base to support our marketing efforts in Europe, thus realizing enhanced operating leverage at that facility.


INDUSTRY OVERVIEW

     We compete primarily in the portable generator and pressure washer product lines of the engine-powered tools industry.

PORTABLE GENERATORS.

     We estimate that the U.S. portable generator market was $492 million in 1998 and that it has grown at a 16% compounded annual growth rate from $230 million since 1993. We believe that this market will continue to grow at a 16% compounded annual growth rate to reach approximately $900 million in 2002. In 1998, the U.S. portable generator market consisted of approximately ten manufacturers, ranging from small regional producers to large manufacturers with nationwide distribution capabilities. Sales of the six largest manufacturers accounted for approximately 85% of the total market in 1997. Growth in this market is driven by:

     - increased consumer awareness of utility;

     - the momentum of home center retailers;

     - improving price performance; and

     - favorable demographic trends.


     INCREASED CONSUMER AWARENESS OF UTILITY. Historically, applications for portable generators have included running power tools and other appliances at residential as well as remote construction sites, and providing electrical power in connection with the use of recreational vehicles and at camping sites. In recent years, the demand by homeowners for alternative, or back-up, power sources has driven the growth in the portable generator market. We believe that demand for back-up power has increased in part by the trend toward utility deregulation, which has increased the threat of power supply interruptions, and by increasing requirements of homeowners for back-up power and home security. Although we believe that storms and other natural disasters heighten consumer awareness of the benefits of auxiliary or back-up power, our consumer research indicates that power generator sales are not highly seasonal and that natural disasters do not have an immediate effect on our sales. Our consumer research indicates that one of the primary reasons for portable generator sales are purchases is in anticipation of an emergency, and we believe that the demand for back-up power will continue to be a primary factor in the growth of the overall market.


     BROADENING CHANNELS OF DISTRIBUTION. Independent dealers, commercial and industrial supply houses and lawn and garden outlets were the historical channels of distribution for portable generators. These channels were fragmented, and retailers assumed many costs associated with these products, such as the costs of freight, inventory and handling and in-store product support. These costs were passed on to consumers in higher prices. In recent years, the emergence of home center chains and warehouse clubs has enhanced the market and distribution infrastructure for engine powered tools, including portable generators. These retailers have also driven their suppliers to offer more competitively-priced products with higher perceived value, to offer continuous product innovation, and to assist in the development of marketing and merchandising efforts. As a result, these home center chains have been instrumental in driving the growth of products such as portable generators.

     IMPROVING PRICE PERFORMANCE. Improved price-performance has led to increased demand for portable generators. Improvements in customer value can be attributed to significant strides in the design, engineering and manufacturing cost of overhead valve industrial engines, pressure washer pumps and, to a lesser degree, electric motors and lawn mower-type gasoline engines. The most significant enhancement to customer value has been the development of the OHVI engine, a highly engineered product that established new industry standards for the highest power-to-weight ratio, the lowest noise level and the longest operating life. In 1998, portable generators equipped with OHVI engines represented approximately 30% of the total portable generator market, up from less than approximately 6% of the market in 1993. By the year 2002, we believe that approximately 40% of the portable generators sold in the U.S. will be powered by OHVI engines.

     FAVORABLE DEMOGRAPHIC TRENDS. Recent industry data indicate that approximately 60% of portable generator purchasers are between 45 and 65 years old. According to U.S. census estimates, this segment of the population is expected to grow by approximately 25% over the next six years. In addition, the U.S. census projects that there will be over three million new homeowners over the next five years.

PRESSURE WASHERS.

     We estimate that the U.S. consumer pressure washer market was $300 million in 1998 and has grown at a 43% compounded annual growth rate from $50 million since 1993. We believe that this market will grow at a 15% compounded annual growth rate to reach approximately $527 million in 2002. In addition, the U.S. commercial pressure washer market was approximately $120 million in 1998. In 1998, the U.S. pressure washer market consisted of approximately ten manufacturers, ranging from small regional producers to large manufacturers with nationwide distribution capabilities. The market is consolidating, with sales of the four largest manufacturers accounting for an estimated 80% of the total market in 1998, which reflects the exit of a leading manufacturer of consumer pressure washers during that year. Growth in the market is driven by:

     - increased awareness of consumer applications;

     - broadening channels of distribution; and

     - improved price-performance.

     INCREASED AWARENESS OF CONSUMER APPLICATIONS. Pressure washers have been used in commercial applications for over 50 years. In recent years, the consumer pressure washer market has evolved, driven by increased awareness of the utility and the ease of use of the products. Consumer applications include car washing, deck cleaning, and pre-treating exterior surfaces prior to painting. Common commercial applications include stripping paint, removing graffiti, farm and agricultural uses, automotive uses, and factory and warehouse applications. Consumer demand for pressure washers reflects the considerable increase in home ownership, real estate values, boat and recreational vehicle ownership and consumers' desire to preserve the value of, and enhance the appearance of, these investments. Pressure washers also have a strong appeal to homeowners faced with increasing demands on their time.

     BROADENING CHANNELS OF DISTRIBUTION. In 1993, Sears was the first retailer to offer an effectively merchandised and well-balanced assortment of pressure washers for consumer applications, including car washing, deck cleaning and paint surface preparation. Other leading home center chains began offering pressure washers shortly thereafter, and contributed to the rapid development of the consumer market. These home center chains have required their suppliers to provide broader product lines and to continually improve quality, price and product performance. We believe that such demands from the home center chains will lead to further industry consolidation to the detriment of the smaller participants.

     IMPROVING PRICE PERFORMANCE. Improved price-performance has led to increased consumer demand for gasoline powered pressure washers. These products offer a significant step up in cleaning power, durability, engine life and safety features at only a modest premium to the opening price point of a basic electric pressure washer. The axial cam pump, introduced in 1994, significantly lowered the manufacturing cost of a pressure washer in addition to improving quality and overall customer satisfaction. The shift to axial cam pumps from crank shaft pumps allowed the use of high-volume, low-cost vertical shaft engines. This innovation has not only reduced retail prices but has also made this product more convenient to use, adding to continued growth in the consumer market.

PRODUCTS


     We primarily produce portable generators and pressure washers built around commercially available lawn mower-type engines and the Generac-Nagano engine. The Generac-Nagano engine, to which we have exclusive access for our portable generators, pressure washers and welders, offers several value-added features to home, recreational and commercial end-users. Unlike engines available to our competitors, which offer an operating life of approximately 400-700 hours in side valve configuration and up to 1,000 hours in overhead valve configuration, the Generac-Nagano engine has a life expectancy of up to 3,000 hours. Overhead valve engines with comparable horsepower tend to sell at a premium relative to the Generac-Nagano engine. This has enabled us to gain market share by offering a superior value to consumers and a differentiated product to retailers.


PORTABLE GENERATORS

     We believe that we manufacture and market the broadest line of portable generator products in the industry. Our product offering ranges from premium-priced models, incorporating advanced operating features and performance characteristics built around our proprietary Generac-Nagano engine, to value-priced products built around conventional commercially available lawn mower-type engines. Our generator line includes the most basic units without protective frames to complete units, and the simplest electrical outlet features to full control panels with related features that are attractive to the industrial and contractor markets. Our entire product line incorporates various value-added features such as low oil shutdown and reduced noise levels.

     Our competitive position in the portable generator category is the result of our state-of-the-art product design and engineering capabilities. Many of our premium Generac-Nagano engine-powered generators are equipped with voltage regulators which provide superior voltage control and surge capacity for starting large electrical loads. The Generac-Nagano engine-powered units also feature lighter weight for portability, compact size, reduced maintenance and lower fuel consumption. Electric start is available on certain models and the contractor units incorporate a unique idle control device which further reduces noise, greatly extends engine operating life and additionally reduces fuel consumption. Oversized fuel tanks for longer operating times are standard with these units.

PRESSURE WASHERS

     Our engine-driven pressure washers incorporate unique value added features such as a thermal overload device, which prevents overheating and resulting failures, and an exclusive unloading circuit which makes starting easier. Our electric pressure washer product line offers reduced noise levels, a long operating life and an automatic start-stop feature that protects against damage from overheating or running dry. Our proprietary pump, based on different combinations of internally designed components and a low-cost aluminum pump head, promotes greater manufacturing flexibility and a faster response to evolving end-user needs. As with portable generators, end-users are offered a premium Generac-Nagano engine-powered product which features lower fuel consumption, longer life and lower noise levels, all of which we believe are of great value to the end-user. We believe we are the only U.S. manufacturer in this industry to have this level of integration in the manufacture of pressure washers.

NEW AND RELATED PRODUCTS


     All of our new product initiatives are based on our core manufacturing and marketing philosophy. In the portable generator market, we plan to leverage our exclusive access to the Generac-Nagano engine to introduce high value models at competitive price points. For example, our 4000XL model, as currently priced to the end-user, offers technically advanced consumer benefits at half to 2/3 the retail price of a comparable Honda product. Management anticipates that this compelling price performance ratio will significantly increase demand in the premium-priced line relative to low-end, lower-margin generator sets.



     In the pressure washer category, we introduced our first product designed specifically for the commercial market in 1998. This commercial product has been designed around the same Generac-Nagano engine as used in our portable generators, providing longer life for trouble-free power compared to competitive offerings. Management believes that as the large home center chains focus increasingly on the commercial contractor and home construction markets, our established position in these channels, as well as in various catalogs directed at professionals, should enable us to penetrate this segment rapidly. We estimate that the market for these products was approximately $120 million in 1998.



     Superior design and engineering capabilities and low-cost manufacturing operations provide us with a significant resource for developing new product categories. We have identified several new product and business opportunities in which we can provide added value to end-users and attractive profit margins to retailers. These include an engine-driven welder, an engine-driven air compressor and an engine-driven water pump. Our research and development group is in the latter stages of developing and field-testing these products.



     Generac incurred research and development costs of $1.9 million in 1998, $1.7 million in 1997 and $2.5 million in 1996.


DISTRIBUTION AND MARKETING


     Our three largest customers are Home Depot, Sears and Costco, which combined accounted for approximately 74% of sales in 1998. We also sell to other consumer home centers and warehouse clubs, as well as outdoor power equipment dealers. In addition to traditional retail distribution, we offer our products through national catalog companies such as Northern Hydraulic, Sears Power Tool catalog and our own "special-order" service.



     We have been a major supplier of portable generators to Sears since 1961 and one of two suppliers to Sears of pressure washers since Sears first introduced that product category in 1994. We have developed a longstanding partnership with Sears involving the development of exclusive product offerings under the Craftsman(R) label, high levels of in-store sales support, well-coordinated merchandising and promotional campaigns and access to Sears' nationwide service network. In both the portable generator and pressure washer categories, we have collaborated with Sears to create high-impact in-store displays that provide both an assortment of products and informative point-of-purchase materials to help guide end-users in their purchasing decision. We also offer to Sears other value-added, in-store services such as sales associate training and product support. We believe that our partnership with Sears and its ability to affect merchandise presentation at the point-of-purchase, particularly its visual merchandising and packaging, has had a strong impact on Sears' portable generator and pressure washer sales and profitability. We continue to increase our sales through Sears' expanding hardware distribution channels including our new local hardware stores, dealer stores and Orchard Supply.



     Over the past five years, we have expanded the distribution of our products, marketed under the Generac(R) name, to home centers and warehouse clubs. Borrowing from our experience at Sears, we offer to our customers a total category management approach, including value-added, in-store services such as merchandising, informational materials, sales associate training and product support. We believe that our ability to affect merchandise presentation at the point-of-purchase, particularly its visual merchandising and packaging, has had a strong impact on retailers' portable generator and pressure washer sales and profitability. Major U.S. retail customers now include B.J.'s Wholesale Club, Costco, Home Base, Home Depot, Lowe's, Sears and Tru-Serv Incorporated. We are well-represented in six of the leading home center retailers in Europe.


     We employ a two-tiered sales force to sell our products through mass merchants, home centers and independent dealer channels. Product managers are responsible for developing sales programs tailored to retailer-specific needs in the home center and warehouse club channels. Territory sales managers are responsible for establishing new independent dealers, training sales associates at a store level, and managing and reducing product returns. Territory sales managers also serve as the primary interface between our manufacturing operation and our independent dealer network.


     We have assembled a comprehensive after-sales service network in North America for generator sets and pressure washers comprised of (1) approximately 3,000 authorized independent dealers, (2) 11 independently owned master parts distributors and

(3) a company-owned fleet of mobile service training vehicles. In today's retail environment, most independent dealers do not generate the traffic to be competitive with mass merchants, home centers or warehouse clubs. Nevertheless, we have made a strategic decision to maintain the viability of the independent dealer network for the express purpose of providing after sales service capability that supports our product. We have positioned ourselves not only to respond to short-term warranty needs but to maintain service capability throughout the life of the product as well. Many of the master part distributors have their own sales force, which effectively broadens the availability of our products and spare parts.


PRODUCT TECHNOLOGY AND DEVELOPMENT


     Our ability to serve both retailers and end-users is effectively driven by the strength of our engineering and product development capabilities, particularly in alternator and pump design. In 1959, we were the first to exploit silicon-diode technology to completely redesign the alternator, thereby fundamentally improving the manufacturing economics and performance characteristics of portable generators. Similar performance improvements have been associated with the Generac-Nagano engine and the computer-controlled generator. In recognition of our design and engineering competency, Briggs & Stratton, one of the world's largest commercial engine manufacturers, engaged us to design and set up manufacturing for its first V Twin Vanguard engine. We were instrumental in assisting in the establishment of the joint venture company of Dihatsu Briggs & Stratton in Japan, which is the manufacturer of the Vanguard engine.


     In the pressure washer category, we have leveraged our engineering-driven culture to turn areas of potential vulnerability into competitive strengths. For example, to reduce our dependence on inflexible and often unpredictable overseas suppliers of highly engineered pressure water pumps, we design and now manufacture our own pressure washer pump. This pump is based on our axial cam technology, resulting in increased responsiveness to market demands and avoiding the costly air freight expenses incurred in the past.


     Our ability to successfully commercialize technical innovations is a core competency and is expected to continue to contribute to revenue and profit growth. Today's retail environment demands a continuous flow of new, value-enhanced offerings to maintain product placements and shelf space allocations. The majority of our new product development initiatives are based on the portable generator and pressure washer markets. However, we have new product categories under development, and our research and development group is developing and field-testing various products. See "-- Products -- New and Related Products."


INTERNATIONAL SALES AND DISTRIBUTION


     We have been successful in building long-term customer relationships with the leading home center retailers in six European markets: the U.K., Germany, Switzerland, Spain, Belgium and France. To support our growing European power generator business, local sales offices have been established in Manchester, Cologne and Barcelona. To service our European customer base more effectively, we design and assemble our European products in our Cheshire, England facility. This facility imports alternators, engines and pumps and other components and assembles portable generators to meet local product requirements and quality assurance regulations.

     Our international operations have contributed approximately 8% of total net sales for calendar year 1998. We plan to focus on international expansion as a key part of our strategy. See "-- Business Strategy -- International Market Opportunities."

COMPETITION


     The U.S. engine powered tools industry has experienced significant consolidation over the last 10 to 15 years. The number of competitors in its products categories has decreased from approximately 20 in 1985 to approximately ten today, of which only four companies have national distribution capabilities. Although Generac experiences substantial competition from these competitors, Generac believes that it is a market leader in each of its core products. In the manufacture and sale of portable generators, Generac competes primarily with Coleman Powermate, a division of The Coleman Company, Inc. and Honda. In the manufacture and sale of pressure washers, Generac competes primarily with DeVilbiss Air Power Company, a subsidiary of Falcon Building Products, Inc., and, to a lesser extent, with Alfred Karcher GmbH & Co. and Campbell Hausfeld, an affiliate of Scott & Fetzer, Inc.


MANUFACTURING

     We believe that we are one of the more vertically-integrated manufacturers of portable generators and pressure washers in the U.S. Management believes that sustained levels of capital investment and a commitment to manufacturing and technological excellence are important to remain competitive from both a price and product offering perspective.


     We operate a state-of-the-art manufacturing facility in Jefferson, Wisconsin. Completed in January 1995, the original 120,000-square foot facility was expanded by 57,500 square feet in January 1997. We have recently added approximately 72,000 square feet to this facility, which brings the total to 250,000 square feet. We expect to complete the expansion of manufacturing capacity in the second quarter of 1999.


     The Jefferson plant incorporates facilities for blow molding of plastic tanks; robotic welding of cradles; powder coat painting of metal components; machining; a complete rotor and stator production line with an automated varnishing system; the latest alternator winding technology available; high-volume assembly lines for one, which represents the latest alternator winding technology available, to 12 kilowatt portable generators and 1300 pounds per square inch to 3500 pounds per square inch pressure washers; and on-line testing, packaging and warehousing facilities.

     We also own and operate a manufacturing facility in Cheshire, England, which was built in 1990 and recently expanded from approximately 18,000 square feet to approximately 45,000 square feet.

ENGINE SUPPLY

     We have used the Generac-Nagano overhead valve industrial engine in certain of our products since 1992. Currently, approximately 32% of our sales are from products that incorporate the Generac-Nagano engine. At the time of the acquisition of the Portable Products Division of Generac Corporation, we entered into an engine supply agreement with Generac Corporation. This agreement provides that Generac Corporation will supply us with certain models of the Generac-Nagano engine for use in our pressure washers, consumer portable generators and welders on an exclusive basis as long as we make minimum annual purchases of Generac-Nagano engines. This agreement also gives us the right to increase the number of engines purchased based on our forecast requirements. The initial term of the engine supply agreement is until 2007, with provision for three year renewals, subject to certain conditions. Please read "Risk Factors -- Our Operating Results May Suffer If We Cannot Obtain a Sufficient Supply of the Generac Engine or If We Lose the Exclusive Right to Use the Generac Engine in Our Products" for a discussion of certain risks associated with the terms of this agreement.



     We also purchase engines from Briggs & Stratton, Tecumseh Products and
Honda.


EMPLOYEES

     As of December 31, 1998, we had approximately 980 employees, the majority of whom were involved in production and distribution, with the balance engaged in technical, administration, sales and clerical work. Of these employees, 930 were employed in the United States and 50 in the U.K. Although all of our production employees are covered by a collective bargaining agreement, only up to ten of our employees have been unionized. The collective bargaining agreement expires in October 1999, which we expect to negotiate and renew when it expires. We believe that our relationship with our employees is good.

ENVIRONMENTAL MATTERS

     Our operations are subject to federal, state and local laws and regulations governing, among other things, emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of waste and other materials and health and safety matters. We believe that our business, operations and facilities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operation of manufacturing plants entails risks in these areas, and there can be no assurance that we will not incur material costs or liabilities in the future. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

LEGAL PROCEEDINGS

     We are involved from time to time in litigation arising out of our business operations. Most of such litigation involves claims for personal injury, property damage, breach of contract and claims involving employee relations and certain administrative proceedings. We believe such claims do not involve a risk of material loss to the company.

PROPERTIES


     We currently own and operate an approximately 250,000 square foot manufacturing and warehouse facility in Jefferson, Wisconsin, and an approximately 45,000 square foot manufacturing facility in Cheshire, England. We believe that our manufacturing plants are generally well-maintained, in good condition and, upon completion of the expansion, are adequate to meet our present needs. In addition, we have sales offices in Manchester, England, Cologne, Germany and Barcelona, Spain, and warehousing facilities in Jefferson and Waukesha, Wisconsin, all of which are leased. We do not believe that we will have any difficulty renewing any real property lease or finding alternative sites.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of the directors and executive officers of Generac Portable Products, LLC, GPPW, Inc. and Generac Portable Products, Inc.


NAME                             AGE                       POSITION
----                             ---                       --------
GENERAC PORTABLE PRODUCTS, LLC:
Dorrance J. Noonan, Jr.........  46    President, Chief Executive Officer and Director
Gary J. Lato...................  39    Chief Financial Officer and Secretary
James H. Deneffe...............  54    Senior Vice President -- Sales
Wesley C Sodemann..............  55    Vice President of Engineering
Jay C. Sugar...................  38    Vice President of Operations
J. David Bramhill..............  43    Vice President of International Operations
Robert M. Saeger...............  53    Vice President of Planning
Timothy J. Lemont..............  45    Vice President of Marketing
Richard A. Aube................  30    Director
GPPW, INC.:
Faith Rosenfeld................  47    President
Richard A. Aube................  30    Secretary, Treasurer and Director
GENERAC PORTABLE PRODUCTS, INC.:
Eric R. Wilkinson(1)...........  43    President and Director
Richard A. Aube................  30    Secretary and Treasurer
R. Eugene Cartledge(1),(2).....  69    Chairman of the Board
Thomas A. Commes...............  56    Director
Robert D. Kern(1),(2)..........  72    Director
Thomas G. Mendell..............  51    Director
Dorrance J. Noonan, Jr.........  46    Director
R. Ralph Parks(1),(2)..........  55    Director
Richard A. Van Deuren(2).......  69    Director


-------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     DORRANCE J. NOONAN, JR., President, Chief Executive Officer and Director of Generac Portable Products, LLC and Director of Generac Portable Products, Inc., served in various management positions with Generac Corporation from 1990 to 1998, most recently as Chief Operating Officer from 1997 to 1998. Prior to joining Generac Corporation, Mr. Noonan was Manager of Sales and Marketing at Artcraft Industries from 1988 to 1990, a registered securities broker at Prudential-Bache Securities from 1985 to 1988, and Manager of International Sales and Marketing at the Perfex Division of McQuay-Perfex from 1981 to 1985.

     GARY J. LATO, Chief Financial Officer and Secretary of Generac Portable Products, LLC, joined Generac Corporation in 1991, serving as Director of Finance in 1991 and as Vice President -- Finance from 1992 to 1998. Prior to joining Generac Corporation, Mr. Lato held various positions, including most recently as Senior Audit Manager, at Price Waterhouse LLP from 1981 to 1991.


     JAMES H. DENEFFE, Senior Vice President -- Sales and Marketing of Generac Portable Products, LLC, held that position at Generac Corporation from 1996 to 1998. Mr. Deneffe has been with Generac Corporation since 1978, serving as Vice President -- Consumer Products Sales and Marketing from 1982 to 1995 and as Group Sales Manager from 1978 to 1981.

     WESLEY C. SODEMANN, Vice President of Engineering of Generac Portable Products, LLC, held that position at Generac Corporation from 1996 to 1998. Mr. Sodemann also served as Chief Engineer of Generac Corporation from 1979 to 1996 and as Associate Engineer from 1965 to 1979.

     JAY C. SUGAR, Vice President of Operations of Generac Portable Products, LLC, held that position at Generac Corporation from 1996 to 1998. Mr. Sugar also served as Manufacturing Manager of Generac Corporation from 1993 to 1996 and as Manager of Production and Inventory Control in 1993. Prior to joining Generac Corporation, Mr. Sugar held various positions at Cadence Design Systems -- ASI Division (1990 to 1992), Data General Corporation (1987 to 1990) and General Dynamics (1982 to 1985).


     J. DAVID BRAMHILL, Vice President of International Operations, has held that position since 1997 and served as European Operations Manager for Generac Corporation from 1992 to 1996. Prior to joining Generac, Mr. Bramhill served in various management and engineering positions at Heulins Manufacturing, Crewe, Cheshire, England (1991 to 1992) and Rolls-Royce Motor Car Company, Ltd. and Rolls-Royce Aerospace, Crewe, Cheshire, England (1972 to 1991).


     ROBERT M. SAEGER, Vice President of Planning of Generac Portable Products, LLC, has held that position since 1998. From 1997 to 1998, Mr. Saeger served as Director of Accounting/Controller with Generac Corporation and also served as Director of Accounting and Financial Control from 1990 to 1996, as Accounting Manager from 1983 to 1990 and as Assistant Controller from 1976 to 1983.


     TIMOTHY J. LEMONT, Vice President of Marketing of Generac Portable Products, LLC, joined Generac in 1999. Prior to this he was with Harnischfeger Industries, Inc. from 1985 to 1999, most recently as Vice President of Business Development for the P&H Mining Equipment Division. In addition, Mr. Lemont has held various positions, including most recently as Senior Tax Manager, at Price Waterhouse in Milwaukee, Wisconsin from 1980 through 1985.


     ERIC R. WILKINSON, President and Director of Generac Portable Products, Inc., has been a managing director of The Beacon Group, LLC (an affiliate of The Beacon Group III -- Focus Value Fund, L.P.) since 1994. Prior to joining The Beacon Group, LLC, Mr. Wilkinson was a partner of Apax Partners & Cie SA, a European private equity firm, from 1989 to 1994 and a partner of Bain & Company, the strategy consulting firm, from 1983 to 1989. Mr. Wilkinson is a director of Doctors Health Systems, Intek Information Inc., Hollywood Theaters, Inc., The Identity Group, OnCare Inc., National Century Financial Enterprises, Inc. and International Components Corporation.

     RICHARD A. AUBE, Secretary and Treasurer of Generac Portable Products, Inc., Director of Generac Portable Products, LLC and Secretary, Treasurer and Director of GPPW, Inc., has been with The Beacon Group, LLC since 1993, most recently as Director. Prior to joining The Beacon Group, LLC, Mr. Aube was a financial analyst in the Natural Resources Group of Morgan Stanley & Co. Incorporated. Mr. Aube is a director of Vessels Energy, Inc.

     R. EUGENE CARTLEDGE, Chairman of the Board of Generac Portable Products, Inc., was Chairman of the Board and Chief Executive Officer of Union Camp Corp. from 1986 until his retirement in June 1994. Mr. Cartledge is a director of Blount, Inc., Chase Brass Industries, Inc., Delta Airlines Incorporated, Sunoco, Inc., Union Camp Corp. and UCAR International Inc.

     THOMAS A. COMMES, Director of Generac Portable Products, Inc., served as President, Chief Operating Officer, and director of The Sherwin-Williams Company from 1986 until his retirement in 1999. Mr. Commes is also a director of KeyCorp, and is a trustee of The Cleveland Clinic Foundation and Vocational Guidance Services.

     ROBERT D. KERN, Director of Generac Portable Products, Inc., has been Chairman and Chief Executive Officer of Generac Corporation since its founding in 1959.

     THOMAS G. MENDELL, Director of Generac Portable Products, Inc., has been a managing director of The Beacon Group, LLC since 1994. Prior to joining The Beacon Group, LLC, Mr. Mendell was employed by Goldman, Sachs & Co. for nineteen years where he served as a member of the firm's Investment Committee and head of GS Capital. Mr. Mendell is a director of Doctors Health Systems, Hollywood Theaters, Inc., SmartMaps, International, Inc., The Identity Group and OnCare Inc.

     R. RALPH PARKS, Director of Generac Portable Products, Inc., has been a limited partner of The Beacon Group, LP (an affiliate of The Beacon Group
III -- Focus Value Fund, L.P.) since 1997. Prior to joining The Beacon Group, LP, Mr. Parks was a partner of Goldman, Sachs & Co. and head of its Investment Banking Services for Europe and Canada.

     RICHARD A. VAN DEUREN, Director of Generac Portable Products, Inc., has been a partner in the law firm of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., Attorneys at Law. Mr. Van Deuren is a director of Allen Edmonds Corporation, Allrubber Products & Supply Co., Arandell Corporation, Ataco Steel Products Corporation, F.W. Busch Corp., Campbell, Newman, Pottinger & Associates, Inc., Construction Forms, Inc., Energy Ventures, Ltd., Foran Spice Company, Inc., Generac Corporation, Marshall W. Nelson & Associates, Inc., MSI General Corporation, UNICO, INC., Valuation Research Corporation and Waukee Engineering Company, Inc.

     FAITH ROSENFELD, President of GPPW, Inc., has been a managing director of The Beacon Group, LLC since its inception in 1993. Prior to joining The Beacon Group, LLC, Ms. Rosenfeld was employed by Goldman, Sachs & Co. for 14 years where she held various positions, including, most recently, Vice President, Investment Banking Division. Ms. Rosenfeld is a director of SBL, Inc. and Savia International, Ltd.

     Directors of each of Generac Portable Products, LLC, GPPW, Inc. and Generac Portable Products, Inc. will hold office until his or her successor has been elected and qualified. Officers of each of Generac Portable Products, LLC, GPPW, Inc. and Generac Portable Products, Inc. are elected by their respective boards of directors and serve at the discretion of such boards of directors.

EXECUTIVE COMPENSATION


     The following table sets forth information regarding the compensation paid during Generac's last completed fiscal year to the Chief Executive Officer and each of the other four most highly compensated executive officers of Generac as of December 31, 1998.


                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                             OTHER        AWARDS
                                   ANNUAL COMPENSATION      ANNUAL      SECURITIES     ALL OTHER
NAME AND                           --------------------     COMPEN-     UNDERLYING      COMPEN-
PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)    SATION($)    OPTIONS(#)    SATION($)(1)
------------------          ----   ---------   --------    ---------   ------------   ------------
Dorrance J. Noonan, Jr....  1998    136,500     26,340        --           --            5,287
  Chief Executive Officer
Gary J. Lato..............  1998    131,250     25,500        --           --            3,127
  Chief Financial Officer
James H. Deneffe..........  1998    131,250     25,500        --           --           11,737
  Senior Vice President --
  Sales and Marketing
Wesley C. Sodemann --.....  1998    101,923     24,000     47,500          --            8,758
  Vice President of
  Engineering
Jay C. Sugar --...........  1998    101,923     19,000     47,500          --            1,882
  Vice President of
  Operations

-------------------------

(1) All other compensation includes the value of deferred compensation agreements maintained with the officers of Generac Portable Products, LLC.

                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the grants of options made under Generac's Stock Option Plan during fiscal 1998.


                               INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE
                           --------------------------                                 VALUE AT ASSUMED
                           NUMBER OF     PERCENT OF                                 ANNUAL RATES OF STOCK
                           SECURITIES   TOTAL OPTIONS                              PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO     EXERCISE OR                    OPTION TERM(1)
                             OPTION     EMPLOYEES IN       BASE       EXPIRATION   -----------------------
NAME                       GRANTED(#)    FISCAL YEAR    PRICE($/SH)      DATE        5%($)        10%($)
----                       ----------   -------------   -----------   ----------   ----------   ----------
Dorrance J. Noonan,
  Jr. ...................   252.976         23.8%       $12,941.00      7/8/08     $2,062,090   $5,236,889
Gary J. Lato.............   202.381         19.0%        12,941.00      7/8/08      1,649,672    4,189,511
James H. Deneffe.........   101.190          9.5%        12,941.00      7/8/08        824,836    2,094,755
Wesley C. Sodemann.......   101.190          9.5%        12,941.00      7/8/08        824,836    2,094,755
Jay C. Sugar.............   101.190          9.5%        12,941.00      7/8/08        824,836    2,094,755

-------------------------

(1) These gains are based on arbitrary compounded rates of growth of stock prices mandated by the Securities and Exchange Commission of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent

    Generac's estimate or projection of future prices of Generac Portable Products, Inc. Common Stock. There is no assurance that the values that may be realized by any executive officer upon exercise of his options will be at or near the value estimated in the foregoing table.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the options granted during fiscal 1998. To date, no such options have been exercised.

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                         OPTIONS AT FY-END               AT FY-END(1)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Dorrance J. Noonan,
  Jr...................      --            --            --           252.976           0              0
Gary J. Lato...........      --            --            --           202.381           0              0
James H. Deneffe.......      --            --            --           101.190           0              0
Wesley C. Sodemann.....      --            --            --           101.190           0              0
Jay C. Sugar...........      --            --            --           101.190           0              0

-------------------------

(1) Assumes the fair market value of the shares underlying the options is the same as the exercise price ($12,941.00 per share) payable for such shares.

DIRECTORS' COMPENSATION


     Directors of Generac do not receive director's fees or attendance fees. Directors are reimbursed for their reasonable expenses incurred in connection with attending meetings and performing their duties as directors. Outside directors are eligible to receive options to purchase Generac Portable Products, Inc. Common Stock pursuant to the Stock Option Plan (as defined). See "-- Stock Option Plan." Options to purchase 101.19 shares of Generac Portable Products, Inc. Common Stock were granted to certain directors during 1998.


BENEFIT PLANS


     In connection with the Transaction, Generac established two non-contributory defined benefit plans covering substantially all employees: bargaining/hourly and non-bargaining/ salaried groups. Participants begin vesting after three years of service and fully vest after seven years of service. The benefits paid under the salaried plan are based upon years of service and the participant's defined final monthly compensation. Benefits paid under the hourly plan are based on a unit amount at the date of termination multiplied by the participants' credited service. The plans provide for a continuation of participant's years of service credited with Generac Corporation.



     In connection with the Transaction, Generac also established 401(k) employee retirement savings plans for the benefit of its employees. Generac pays all administrative costs of the plans but makes no contributions. There are unfunded deferred compensation plans for certain key employees.

STOCK OPTION PLAN


     In order to attract, retain and motivate selected employees, officers and directors, and to encourage such persons to devote their best efforts to the business and financial success of Generac, Generac has adopted the Generac Portable Products, Inc. Stock Option Plan. Under the Stock Option Plan, stock options to acquire up to 1,619 shares, or approximately 16.0% on a fully diluted basis, of Generac Portable Products, Inc. Common Stock, in the aggregate, may be granted under a time-vesting formula at an exercise price equal to the fair market value of the Generac Portable Products, Inc. Common Stock at the date of grant. On July 9, 1998, 1,063 options, or approximately 10.5% on a fully diluted basis (assuming the grant of all options), were granted at an exercise price of $12,941.00 per share to certain members of management and certain directors.



     The Stock Option Plan is administered by Generac Portable Products, Inc.'s board of directors. The board of directors will designate which employees of Generac shall be eligible to receive awards under the Stock Option Plan, and the amount, timing and other terms and conditions applicable to such awards. Approximately 5.5% of the outstanding shares of such stock will be reserved for future grants. Options are exercisable in accordance with the terms established by the board of directors.

                               SECURITY OWNERSHIP

     All of the common stock of GPPW, Inc. is held by Generac Portable Products, Inc. All of the equity interest in Generac Portable Products, LLC is held indirectly by Generac Portable Products, Inc. through two wholly owned subsidiaries: GPPD, Inc. and GPPW, Inc. GPPD, Inc. holds 95% of the limited liability company interests in Generac Portable Products, LLC and GPPW, Inc. holds the remaining 5% interest.


     The following table sets forth certain information as of March 31, 1999 with respect to the beneficial ownership of Generac Portable Products, Inc. common stock by (1) each person who beneficially owns more than 5% of such shares; (2) each director of Generac; (3) each of the executive officers named in the Summary Compensation Table; and (4) all executive officers and directors of Generac as a group. Unless otherwise indicated, the address for each officer and director of Generac is c/o Generac Portable Products, Inc., 1 Generac Way, Jefferson, Wisconsin 53549.


NAME OF BENEFICIAL OWNER                         NUMBER OF SHARES    PERCENT OF CLASS
------------------------                         ----------------    ----------------
5% HOLDERS:
  The Beacon Group III -- Focus Value Fund,
     L.P.(1)...................................     4,698.182              55.3%
  California Public Employees' Retirement
     System(2).................................     1,931.818              22.7%
  Capital d'Amerique CDPQ Inc.(3)..............       571.818               6.7%
DIRECTORS:
  Richard A. Aube..............................            --                --
  R. Eugene Cartledge..........................        46.364                 *
  Thomas A. Commes.............................            --                --
  Robert D. Kern...............................        77.273                 *
  Thomas G. Mendell............................     4,698.182(4)           55.3%
  R. Ralph Parks...............................            --                --
  Richard A. Van Deuren........................         7.727                 *
  Eric R. Wilkinson............................     4,698.182(4)           55.3%
OFFICERS:
  Dorrance J. Noonan, Jr.......................        77.273                 *
  Gary J. Lato.................................        77.273                 *
  James H. Deneffe.............................        77.273                 *
  Wesley C. Sodemann...........................         1.932                 *
  Jay C. Sugar.................................         1.159                 *
  Faith Rosenfeld..............................     4,698.182(4)           55.3%
  All directors and executive officers as a
     group (15 individuals(5)..................       370.136               4.4%

-------------------------

 *  Less than 1%.

(1) The address of The Beacon Group III -- Focus Value Fund, L.P. is 399 Park Avenue, New York, New York 10022.

(2) The address of California Public Employees' Retirement System is Lincoln Plaza -- 400 P Street, P.O. Box 942707, Sacramento, California 94229.

(3) The address of Capital d'Amerique CDPQ Inc. is 1981, Avenue McGill College, 9th Floor, Montreal, Quebec H3A3C7.

(4) Messrs. Wilkinson and Mendell and Ms. Rosenfeld may be deemed to share beneficial ownership of shares of Generac Portable Products, Inc. Common Stock owned of record by Beacon by virtue of their status as partners of Beacon, an affiliate of the general partner of Beacon. Messrs. Wilkinson and Mendell and Ms. Rosenfeld disclaim beneficial ownership of the shares of Generac Portable Products, Inc. Common Stock owned by Beacon. The business address of Messrs. Wilkinson and Mendell and Ms. Rosenfeld is c/o The Beacon Group III -- Focus Value Fund, L.P., 399 Park Avenue, New York, New York 10022.

(5) Does not include 4,698.182 shares as to which Messrs. Wilkinson and Mendell and Ms. Rosenfeld may be deemed to have beneficial ownership by virtue of their indirect control of Beacon. See "Management -- Directors and Executive Officers."

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS' AGREEMENTS


     The Beacon Group III -- Focus Value Fund, L.P., certain other of Generac Portable Products, Inc.'s stockholders and Generac Portable Products, Inc. entered into a stockholders' agreement for the purposes, among others, of establishing the composition of the board of directors of Generac Portable Products, Inc. and limiting the manner and terms by which the common stock owned by the stockholders may be transferred. The provisions of the stockholders' agreement generally terminate upon the occurrence of a registered underwritten public offering of common stock having an aggregate offering price of at least $100 million. The following summary of the material terms of the stockholders' agreement is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the stockholders' agreement.



     ELECTION OF DIRECTORS. Until the occurrence of a public offering as described above or at the time Beacon ceases to hold 25% or more of the outstanding shares of common stock, each stockholder has agreed to vote all of its shares so that:



     - at least four members of the board are designated by Beacon;



     - the chief executive officer of Generac is a member of the board;



     - the removal from the board, with or without cause, of any Beacon-designated director is only at Beacon's written request; and



     - in the event that any Beacon-designated director for any reason ceases to serve as a member of the board during his or her term of office, the resulting vacancy is filled by an individual designated by Beacon.



     RESTRICTIONS ON TRANSFER OF SHARES. The minority stockholders have agreed that they will not sell or transfer any interest in any of their shares except pursuant to a public sale or as otherwise permitted or required in accordance with the terms of the stockholders' agreement.



     FIRST OFFER RIGHT. If a minority stockholder desires to sell any of its shares other than to a permitted transferee or pursuant to a public sale, then Generac Portable Products, Inc. has the right to elect to purchase all, but not less than all, of the offered shares on substantially the same terms and conditions as the proposed sale. Generac Portable Products, Inc. may elect to assign its right to purchase the offered shares to the non-selling stockholders on a pro rata basis. In the event an assignment by Generac Portable Products, Inc. is made and any non-selling stockholder fails to elect to participate in the selling stockholder's sale of shares, the participating stockholders each have the right to purchase such non-participating stockholder's pro rata share of the unsubscribed portion of offered shares.



     If Generac Portable Products, Inc. or, in the event an assignment by Generac Portable Products, Inc. is made, the non-selling stockholders do not elect to purchase all of the offered shares, the selling stockholder is free to sell the offered shares to any person other that Generac Portable Products, Inc. at a price no less than and upon terms and conditions no more favorable than the price, terms and conditions set forth in the selling stockholder's notice to Generac Portable Products, Inc. and each other stockholder.



     TAG-ALONG RIGHTS. In the event of a sale of its shares by a minority stockholder to a third party purchaser, each non-selling minority stockholder has the right to participate in the proposed sale of shares in an amount up to such non-selling stockholder's pro rata share of shares, on the same terms and conditions as the proposed sale.



     If Beacon desires to sell any of its shares other than to a permitted transferee or pursuant to a public sale, each non-selling stockholder has the right to participate in the sale by Beacon of its shares, in a percentage of such non-selling stockholder's shares equal to the same percentage of Beacon's shares being sold by Beacon, at the same price, on the same terms and conditions as the proposed sale.



     To the extent any of the non-selling stockholders exercises its tag-along rights, the number of shares proposed to be sold by Beacon or the selling stockholder, as the case may be, will be correspondingly reduced. If any non-selling stockholder fails to elect to participate in Beacon's or the selling stockholder's sale, Beacon or the selling stockholder, as the case may be, will give notice of such failure to the remaining non-selling stockholders who did so elect. Each participating stockholder shall have the right to sell its pro rata share of the unsubscribed portion of shares proposed to be sold.



     LIMITATION ON CERTAIN ACTIONS BY GENERAC PORTABLE PRODUCTS, INC.. Without the prior affirmative vote of the stockholders who hold at least a majority of the outstanding common stock, Generac Portable Products, Inc. Has agreed not to:



     - adopt or effect any plan of sale, merger, consolidation, dissolution, reorganization or recapitalization of Generac Portable Products, Inc.;



     - offer for sale or sell all or substantially all of the assets of Generac Portable Products, Inc.;



     - amend or restate the certificate of incorporation or the bylaws other than in conformity with the stockholders' agreement;



     - redeem any shares of capital stock of Generac Portable Products, Inc. other than pursuant to the stockholders' agreement or on a pro rata basis among all stockholders; or



     - change the type of business activities in which Generac Portable Products, Inc. is engaged.



     SALE OF GENERAC/COME-ALONG RIGHT. Each stockholder has agreed, if the board and the stockholders holding at least a majority of the outstanding shares approve a sale of Generac Portable Products, Inc., to vote for such sale and to take all actions, at Generac Portable Products, Inc.'s expense, reasonably requested by Generac Portable Products, Inc. in order to consummate such sale.



     PARTICIPATION/PREEMPTIVE RIGHTS. Generac Portable Products, Inc. has agreed to grant to each stockholder the right to purchase all or any part of such stockholder's proportionate percentage of any future eligible offering.



     REGISTRATION RIGHTS. Beacon and certain other stockholders of Generac Portable Products, Inc. are entitled, under the Stockholders' Agreement, to certain rights with respect to the registration of their shares of common stock under the Securities Act of 1933 following an initial public offering of Generac Portable Products, Inc. common stock. Beacon may require that Generac Portable Products, Inc. use its best efforts to register its registrable securities for public resale, provided that the anticipated offering price would exceed $25 million. Generac Portable Products, Inc. must bear all the registration expenses for two of the registrations that Beacon is entitled to. The other holders of registrable securities may require that Generac Portable Products, Inc. use its best efforts to register their registrable securities for public resale on Form S-3, provided that the expected offering price would exceed $10 million. Generac Portable Products, Inc. must bear all the registration expenses for all of the Form S-3 registrations that are not underwritten and for three of the Form S-3 registrations that are underwritten. If Generac Portable Products, Inc. registers any of its common stock for its own account, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Generac Portable Products, Inc. must bear all registration expenses.


     Employees who own stock of Generac Portable Products, Inc. are also subject to an employee stockholders' agreement. This agreement restricts their right to transfer their stock except with the written consent of Beacon or otherwise in compliance with the terms of the agreement. In addition, under certain conditions, this agreement will require them to sell a pro rata portion of their stock in a transaction in which Beacon is selling its stock. This agreement also provides the employees with tag-along rights if Beacon sells its stock and provides Generac Portable Products, Inc. the right to purchase stock held by terminated employees or employees that have filed for personal bankruptcy or have been declared insolvent.


               DESCRIPTION OF THE SENIOR SECURED CREDIT FACILITY

     Generac Portable Products, LLC has entered into a senior secured credit facility with a group of lenders and Bankers Trust Company, as administrative agent and arranger, providing for up to $115.0 million of loans. The credit facility consists of (1) a $45.0 million senior secured term loan facility, (2) a $40.0 million senior secured term loan facility, and (3) a $30.0 million senior secured revolving credit facility. The revolving credit facility will have a letter of credit sublimit of $5.0 million.

     USE OF PROCEEDS; MATURITY. Proceeds of the term loan facilities were used to fund, in part, Generac Portable Products, LLC's acquisition of the Portable Products Division of Generac Corporation and pay the related fees and expenses. Proceeds of the revolving credit facility will be used for general corporate and working capital purposes. The $45.0 million term loan facility will mature on December 31, 2003. The $40.0 million term loan facility will mature on June 30, 2005. The $45.0 million term loan facility provides for amortization of $2.5 million in the first year, $6.25 million in the second year, $7.5 million in the third year, $10.0 million in the fourth year, $12.5 million in the fifth year and $6.25 million in the sixth year. The $40.0 million term loan facility provides for nominal annual amortization in the first five years and amortization of $19 million in each of the sixth and seventh years. The revolving credit facility will mature on December 31, 2003.

     PREPAYMENT; REDUCTION OF COMMITMENTS. Borrowings under the credit facility are required to be prepaid, subject to certain exceptions, from:

     - 100% of the net proceeds of asset sales by Generac Portable Products, LLC and its subsidiaries (subject to exceptions for reinvestment of certain asset sale proceeds and certain de minimis exceptions);

     - 100% of the net proceeds from certain issuances of debt obligations by Generac Portable Products, Inc., Generac Portable Products, LLC or their subsidiaries;

     - 100% of the first $50.0 million and 75% of the balance, if any, of net proceeds from issuances of equity by Generac Portable Products, Inc. or Generac Portable Products, LLC;

     - certain percentages of annual excess cash flow; and

     - 100% of the net proceeds from certain insurance recovery events of Generac Portable Products, Inc. and its subsidiaries.

     Voluntary prepayments are generally permitted without premium or penalty. In the case of voluntary prepayment of Eurodollar borrowings other than on the last day of the relevant interest period, however, the lenders' costs must be reimbursed. Voluntary prepayments under the term loan facilities will be allocated among those facilities on a pro rata basis. The amounts so allocated will be applied to reduce future scheduled amortization payments on a pro rata basis.

     INTEREST. The interest rates under the $45.0 million term loan facility and the revolving credit facility are based, at the option of Generac Portable Products, LLC, on either a Eurodollar rate plus 2.25% per annum or a base rate plus 1.25% per annum. The interest rate under the $40.0 million term loan facility is based, at the option of Generac Portable Products, LLC, on a Eurodollar rate plus 2.75% or a base rate plus 1.75%. A commitment fee of 0.50% per annum will be charged on the unused portion of the credit facility. The interest rate margins and commitment fee margin will be reduced in the event of reductions in Generac Portable Products, Inc.'s consolidated debt to EBITDA ratio.

     COLLATERAL AND GUARANTEES. The credit facility is guaranteed by Generac Portable Products, Inc., GPPW, Inc., all of Generac Portable Products, LLC's existing and future domestic subsidiaries and, upon the occurrence of certain events, GPPD, Inc. Subject to certain exceptions, the credit facility is secured by a first priority lien on substantially all of the properties and assets of Generac Portable Products, Inc., Generac Portable Products, LLC, each direct or indirect subsidiary of Generac Portable Products, LLC, GPPW, Inc. and, upon the occurrence of certain events, GPPD, Inc.

     COVENANTS. The credit facility contains covenants restricting the ability of Generac Portable Products, LLC and its subsidiaries to, among others:

     - incur additional debt;

     - engage in mergers, acquisitions and asset sales;

     - engage in sale-leaseback transactions;

     - declare dividends and make other restricted payments;

     - prepay, redeem or purchase debt or amend existing debt agreements;

     - engage in transactions with affiliates;

     - make investments;

     - incur liens; and

     - make capital expenditures.


     Generac is required to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio, and (c) a minimum EBITDA test. The leverage ratio, which is the ratio of indebtedness to EBITDA on a consolidated basis, was required under the credit facility to be no more than 6.8 to 1 at March 31, 1999. At such date, Generac's actual leverage ratio was 5.25 to 1. The interest coverage ratio, which is the ratio of EBITDA to interest expense on a consolidated basis, was required under the credit facility to be no less than 1.55 to 1 at March 31, 1999. At such date, Generac's actual interest coverage ratio was 2.03 to 1. EBITDA, which was required under the credit facility to be at least $31.0 million on a trailing four quarters basis at March 31, 1999, was actually $40.9 million on such basis at that date.


     EVENTS OF DEFAULT.  Events of default under the credit facility include:

     - Generac Portable Products, LLC's failure to pay principal when due or interest after a grace period;

     - material breach of any covenant, representation or warranty contained in the loan documents;

     - customary cross-default and cross-acceleration provisions;

     - certain events of bankruptcy, insolvency or dissolution of Generac Portable Products, Inc. or its subsidiaries;

     - certain judgments against Generac Portable Products, Inc. and its subsidiaries or their assets;

     - the actual or asserted invalidity of security documents or guarantees of Generac Portable Products, Inc., Generac Portable Products, LLC or Generac Portable Products, LLC's subsidiaries; and

     - a change in control of Generac Portable Products, Inc. or Generac Portable Products, LLC.

     The preceding discussion of the material provisions of the credit facility is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the credit facility.

                          DESCRIPTION OF THE NEW NOTES


GENERAL



     The Issuers issued the old notes and will issue the new notes under an indenture, dated as of July 1, 1998, between the Issuers and Marine Midland Bank, as trustee. The following is a summary of the material indenture provisions and does not include all provisions. We urge you to read the indenture because it defines your rights. The terms of the old notes and the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. You may obtain a copy of the indenture from the Issuers or the initial purchaser. You can find definitions of certain capitalized terms used in this description under "-- Certain Definitions."



     The new notes will be unsecured obligations of the Issuers, ranking subordinate in right of payment to all senior debt of the Issuers.



     The Issuers will issue the notes in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. Bankers Trust Company will initially act as paying agent and registrar for the new notes. The new notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be Bankers Trust Company's corporate trust office. The Issuers may change any paying agent and registrar without notice to holders of the new notes. The Issuers will pay principal and any premium on the new notes at Bankers Trust Company's corporate office in New York, New York. At the Issuers' option, interest may be paid at Bankers Trust Company's corporate trust office or by check mailed to the registered address of holders. Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.


PRINCIPAL, MATURITY AND INTEREST


     The notes will be limited in aggregate principal amount to $160.0 million, of which $110.0 million in aggregate principal amount has been issued, and all of which will mature on July 1, 2006. Additional notes in an aggregate amount of up to $50.0 million may be issued from time to time, subject to the limitations described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." The new notes will bear interest at the yearly rate of 11 1/4%, payable semiannually in arrears in cash on each January 1 and July 1 commencing on January 1, 1999, to the persons who are registered holders at the close of business on the December 15 and June 15 immediately preceding the applicable interest payment date. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.


     The new notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     OPTIONAL REDEMPTION. The new notes will be redeemable, at the Issuers' option, in whole at any time or in part from time to time, on and after July 1, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices, expressed as percentages of the principal amount of the notes, if redeemed during the twelve-month period commencing on July 1 of the year set forth below:


YEAR                                                  PERCENTAGE
----                                                  ----------
2002..............................................     107.625%
2003..............................................     104.750%
2004..............................................     102.875%
2005 and thereafter...............................     100.000%

In addition, Generac Portable Products, LLC must pay accrued and unpaid interest on the notes redeemed.


     OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time, or from time to time, on or prior to July 1, 2001, the Issuers may, at their option, use the net cash proceeds of one or more public equity offerings to redeem up to 35% of the principal amount of the notes issued under the indenture at a redemption price of 111.25% of the principal amount of the notes plus accrued and unpaid interest. It is required that:


     - at least 65% of the principal amount of the notes issued under the indenture remains outstanding immediately after any such redemption; and


     - the Issuers make such redemption not more than 120 days after the consummation of any such public equity offering.



     "Public equity offering" means an underwritten public offering of qualified capital stock of Generac Portable Products, Inc. or Generac Portable Products, LLC pursuant to a registration statement filed with the SEC in accordance with the Securities Act, other than an offering pursuant to Form S-8, or any successor form. In the event of a public equity offering by Generac Portable Products, Inc., Generac Portable Products, Inc. contributes to the capital of Generac Portable Products, LLC the portion of the net cash proceeds of such public equity offering necessary to pay the aggregate redemption price, plus accrued interest, of the new notes to be redeemed.


SELECTION AND NOTICE OF REDEMPTION


     If the Issuers choose to redeem less than all of the new notes, the trustee will select the notes for redemption either:



     - in compliance with the requirements of any principal national securities exchange on which such notes are listed; or


     - on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.


     No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a public equity offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable, subject to DTC procedures. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the redeemed note will be issued in the name of the holder when the original note is cancelled. On and after the redemption date, interest will cease to accrue on notes or portions of the notes called for redemption as long as Generac Portable Products, LLC has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the indenture.

SUBORDINATION


     The payment of all obligations on the new notes is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all obligations on senior debt of the Issuers. The holders of senior debt will be entitled to receive payment in full in cash of all obligations due in respect of senior debt before the holders of notes will be entitled to receive any payment with respect to the notes in the event of any distribution to creditors of the Issuers. The payment includes any interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable senior debt whether or not such interest is an allowed claim in any such proceeding. The subordination provisions will apply to any distribution:


     - in a liquidation or dissolution of the Issuers;

     - in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuers or their property;

     - in an assignment for the benefit of creditors; or

     - in any marshalling of the Issuers' assets and liabilities.

The Issuers also may not make any payment in respect of the new notes if:


     - a payment default on designated senior debt occurs and is continuing; or



     - any other default occurs and is continuing on designated senior debt that permits holders of the designated senior debt to accelerate its maturity and the trustee receives a "payment blockage notice" of such default from the representative of any designated senior debt.


Payments on the notes may and shall be resumed:


     - in the case of a payment default, on the date such default is cured or waived; and



     - in the case of a nonpayment default, the earlier of the date such nonpayment default is cured or waived, so long as no other event of default exists, or 180 days after the date the applicable payment blockage notice is received, unless the maturity of any designated senior debt has been accelerated.



     No new payment blockage notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior payment blockage notice.



     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice unless such default has been cured or waived for a period of not less than 90 days.



     The Issuers must promptly notify holders of senior debt if payment of the notes is accelerated because of an Event of Default.



     As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Issuers, holders of the notes may recover less ratably than creditors of the Issuers who are holders of senior debt. At March 31, 1999, the aggregate amount of senior debt outstanding was approximately $214.8 million.

GENERAC PORTABLE PRODUCTS, INC. GUARANTEE


     Generac Portable Products, Inc. will fully and unconditionally guarantee the obligations of the Issuers under the notes and the indenture on a senior subordinated basis. The guarantee will be subordinated in right of payment to all senior debt of Generac Portable Products, Inc. to the same extent that the notes are subordinated to the senior debt of the Issuers. Since Generac Portable Products, Inc. is a holding company with no significant operations, the guarantee provides little, if any, additional credit support for the notes, and investors should not rely on the guarantee in evaluating an investment in the notes. The obligations of Generac Portable Products, Inc. under the guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.


CHANGE OF CONTROL


     The indenture provides that upon the occurrence of a change of control each holder will have the right to require that the Issuers purchase all or a portion of such holder's notes pursuant to the change of control offer described below at a purchase price equal to 101% of the principal amount of such notes plus accrued interest to the date of purchase.



     Within 30 days after the date on which the change of control occurred, the Issuers must send, by first class mail, a notice to each holder, with a copy to the trustee, that will govern the terms of the change of control offer. The notice must state the purchase date, or the "change of control payment date," which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed. Holders electing to have a note purchased pursuant to a change of control offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice before the close of business on the third business day prior to the change of control payment date.



     Prior to the mailing of such notice and within 30 days following any change of control, the Issuers have agreed to:



     - repay in full and terminate all indebtedness under the Credit Agreement and all other senior debt which requires repayment upon a change of control or offer to repay in full and terminate all indebtedness under the Credit Agreement and all other such senior debt and to repay the indebtedness owed to each lender which has accepted such offer; or



     - obtain the requisite consents under the Credit Agreement and all other senior debt to permit the repurchase of the new notes.



     The Issuers must first comply with such covenant before they repurchase the notes pursuant to the provisions described above. The Issuers' failure to comply with this covenant shall constitute an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below.



     If a change of control offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the change of control purchase price for all the new notes that might be delivered by holders seeking to accept the change of control offer. If the Issuers are required to purchase outstanding notes pursuant to a change of control offer, the Issuers expect that they would seek third-party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing.

     None of the board of directors of either of the Issuers or the trustee may waive the covenant relating to a holder's right to redemption upon a change of control. Restrictions in the indenture described in this section on the ability of the Issuers and their restricted subsidiaries to incur additional indebtedness, to grant liens on their property, to make restricted payments and to make asset sales may also make more difficult or discourage a takeover of Generac Portable Products, Inc. or the Issuers, whether favored or opposed by the management of Generac Portable Products, Inc. or the Issuers. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the new notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuers or any of their respective subsidiaries by the management of the Issuers. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.



     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with the "change of control" provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the "change of control" provisions of the indenture.


CERTAIN COVENANTS


     In the indenture, the Issuers agreed to restrictions that limit their own, as well as their restricted subsidiaries', ability to:



     - incur additional debt;



     - make restricted payments;



     - consummate certain asset sales;



     - pay dividends and make restricted payments;



     - create liens;



     - incur senior subordinated debt;



     - merge, consolidate or sell assets;



     - enter into transactions with affiliates;



     - conduct other business; and



     - refrain from reporting to the holders.



     In addition, the Issuers will limit their restricted subsidiaries' ability to:



     - issue preferred stock; and



     - guarantee obligations.

     There are various exceptions to all these covenants. A more detailed description of these restrictive covenants and the exceptions to them follows below.



     LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. Generac Portable Products, LLC will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire become liable contingently or otherwise, with respect to, or otherwise become responsible for payment of any indebtedness, other than permitted indebtedness. However, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such indebtedness, Generac Portable Products, LLC may incur indebtedness, including acquired indebtedness, and restricted subsidiaries of Generac Portable Products, LLC may incur acquired indebtedness, as long as on the date of the incurrence of such indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Generac Portable Products, LLC is greater than
(a) 2.0 to 1.0 if the date of such incurrence is on or prior to December 31, 1999, or (b) 2.25 to 1.0 if the date of such incurrence is after December 31, 1999.



     LIMITATION ON RESTRICTED PAYMENTS. Generac Portable Products, LLC will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly, take the following actions, which are each referred to as a "Restricted Payment":



     (1) declare or pay any dividend or make any distribution, other than dividends or distributions payable in qualified capital stock of Generac Portable Products, LLC, on or in respect of shares of Generac Portable Products, LLC's capital stock to holders of such capital stock,



     (2) purchase, redeem or otherwise acquire or retire for value any capital stock of Generac Portable Products, LLC or any warrants, rights or options to purchase or acquire shares of any class of such capital stock,



     (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any indebtedness of Generac Portable Products, LLC that is subordinate or junior in right of payment to the new notes, or



     (4) make any investment, other than permitted investments;


if at the time of such Restricted Payment or immediately after giving effect to the Restricted Payment,


        (a) a Default or an Event of Default shall have occurred and be continuing; or



        (b) Generac Portable Products, LLC is not able to incur at least $1.00 of additional indebtedness, other than permitted indebtedness, in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or



        (c) the aggregate amount of Restricted Payments, including such proposed Restricted Payment, made subsequent to the issue date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the board of directors of Generac Portable Products, LLC) shall exceed the sum of:



             (w) 50% of the cumulative Consolidated Net Income, or if cumulative
                 Consolidated Net Income shall be a loss, minus 100% of such loss, of Generac Portable Products, LLC earned subsequent to the issue date and on or prior to the "Reference Date", which is the date the Restricted Payment occurs, treating such period as a single accounting period; plus



             (x) 100% of the aggregate net cash proceeds received by Generac
                 Portable Products, LLC from any person, other than a subsidiary of Generac Portable Products, LLC, from the issuance and sale subsequent to the issue date and on or prior to the Reference Date of qualified capital stock of Generac Portable Products, LLC; plus



             (y) without duplication of any amounts included in clause (c)(x)
                 above, 100% of the aggregate net cash proceeds of any equity contribution received by Generac Portable Products, LLC from a holder of Generac Portable Products, LLC's Capital Stock, excluding, in the case of clauses (c)(x) and (y), any net cash proceeds from a public equity offering to the extent used to redeem the new notes in compliance with the provisions set forth under "Redemption -- Optional Redemption Upon Public Equity Offerings"; plus


             (z) without duplication, the sum of:


                  (1) the aggregate amount returned in cash on or with respect to investments, other than permitted investments, made subsequent to the issue date whether through interest payments, principal payments, dividends or other distributions or payments;



                  (2) the net cash proceeds received by Generac Portable
                      Products, LLC or any of its restricted subsidiaries from the disposition of all or any portion of such investments other than to a subsidiary of Generac Portable Products, LLC; and



                  (3) upon redesignation of an unrestricted subsidiary as a
                      restricted subsidiary, the fair market value of such subsidiary.



     The sum of clauses (1), (2) and (3) of clause (z) shall not exceed the aggregate amount of all such investments made subsequent to the issue date.



     The foregoing provisions will not prohibit:


     (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;


     (2) the acquisition of any shares of capital stock of Generac Portable Products, LLC; either:



        (a) solely in exchange for shares of qualified capital stock of Generac Portable Products, LLC or



        (b) through the application of net proceeds of a substantially concurrent sale for cash, other than to a subsidiary of Generac Portable Products, LLC, of shares of qualified capital stock of Generac Portable Products, LLC;



             (3) the acquisition of any indebtedness of Generac Portable
                 Products, LLC that is subordinate or junior in right of payment to the new notes either:



                  - solely in exchange for shares of qualified capital stock of
                    Generac Portable Products, LLC or

                  - through the application of net proceeds of a substantially concurrent sale for cash, other than to a subsidiary of Generac Portable Products, LLC, of (A) shares of qualified capital stock of Generac Portable Products, LLC or (B) refinancing indebtedness;



             (4) if no Default or Event of Default shall have occurred and be continuing, repurchases by Generac Portable Products, LLC of common stock of Generac Portable Products, LLC or Generac Portable Products, Inc. from employees of Generac Portable Products, LLC or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees; provided that the aggregate amount of all such repurchases shall not exceed $3.0 million in any fiscal year and $10.0 million in aggregate; provided, further, that at the time of any such repurchase, the Consolidated Fixed Charge Coverage Ratio of Generac Portable Products, LLC is greater than 2.0 to 1.0;



             (5) the payment of "permitted tax distributions," which is any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of capital stock of Generac Portable Products, LLC, including Generac Portable Products, Inc., to pay federal, state or local income tax liabilities arising from income of Generac Portable Products, LLC and attributable to them solely as a result of Generac Portable Products, LLC, and any intermediate entity through which the holder owns such shares, being a limited liability company, partnership or similar entity for federal income tax purposes; and



             (6) any dividend or distribution to Generac Portable Products, Inc.
                 in respect of overhead expenses, legal, accounting, SEC reporting and other professional fees and expenses of Generac Portable Products, Inc. directly attributable to the operations of Generac Portable Products, LLC and its restricted subsidiaries.



     In determining the aggregate amount of Restricted Payments made subsequent to the issue date in accordance with clause (c) above, amounts expended pursuant to clauses (1), (2)(b) and (4) shall be included in such calculation.



     LIMITATION ON ASSET SALES. Generac Portable Products, LLC will not, and will not permit any of its restricted subsidiaries to, consummate an asset sale unless:



     (1) Generac Portable Products, LLC or the applicable restricted subsidiary, as the case may be, receives consideration at the time of such asset sale at least equal to the fair market value of the assets sold or otherwise disposed of as determined in good faith by Generac Portable Products, LLC's board of directors;



     (2) at least 75% of the consideration received by Generac Portable Products, LLC or the restricted subsidiary, as the case may be, from such asset sale shall be in the form of cash or cash equivalents, as long as the amount of:



         - any liabilities as shown on Generac Portable Products, LLC's or such restricted subsidiary's most recent balance sheet of Generac Portable Products, LLC or any restricted subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the new notes or any guarantee thereof, that are assumed by the transferee of any such assets and;

         - any securities, notes or other obligations received by Generac Portable Products, LLC or any such restricted subsidiary from such transferee that are converted within 180 days by Generac Portable Products, LLC or such restricted subsidiary into cash, to the extent of the cash received, shall be deemed to be cash for purposes of this provision; and



     (3) upon the consummation of an asset sale, Generac Portable Products, LLC shall apply, or cause such restricted subsidiary to apply, the Net Cash Proceeds relating to such asset sale within 270 days of receipt of such proceeds either:



        (a) to prepay any senior debt and, in the case of any senior debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;



        (b) to make an investment in "replacement assets," which are properties and assets that replace the properties and assets that were the subject of such asset sale or in properties and assets that will be used in the business of Generac Portable Products, LLC and its restricted subsidiaries as existing on the issue date or in businesses reasonably related thereto; or


        (c) a combination of prepayment and investment permitted by clauses (a) and (b) above.


     On the 271st day after an asset sale or such earlier date, if any, as the board of directors of Generac Portable Products, LLC or of such restricted subsidiary determines not to apply the Net Cash Proceeds relating to such asset sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that is an integral multiple of $1,000 which has not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by Generac Portable Products, LLC or such restricted subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the new notes to be purchased, plus accrued and unpaid interest on the notes, if any, to the date of purchase. However, if at any time any non-cash consideration received by Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC, as the case may be, in connection with any asset sale is converted into or sold or otherwise disposed of for cash, other than interest received with respect to any such non-cash consideration, then such conversion or disposition shall be deemed to constitute an asset sale under this covenant and the Net Cash Proceeds of the asset sale shall be applied in accordance with this covenant.



     Generac Portable Products, LLC may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more asset sales, at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph.



     In the event of the transfer of substantially all, but not all, of the property and assets of Generac Portable Products, LLC and its restricted subsidiaries as an entirety to a person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of Generac

Portable Products, LLC and its restricted subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an asset sale. In addition, the fair market value of such properties and assets of Generac Portable Products, LLC or its restricted subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.



     Generac Portable Products, LLC and its restricted subsidiaries will be permitted to consummate an asset sale without complying with such paragraphs to the extent that:



          (1) at least 75% of the consideration for such asset sale constitutes replacement assets; and



          (2) such asset sale is for fair market value, as long as any consideration not constituting replacement assets received by Generac Portable Products, LLC or any of its restricted subsidiaries in connection with any asset sale permitted to be consummated under this paragraph will constitute Net Cash Proceeds subject to the provisions of the preceding paragraphs of this covenant.



     Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis, based on amounts tendered. A Net Proceeds Offer will remain open for a period of 20 business days or such longer period as may be required by law.



     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and related regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue of so complying.



     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Generac Portable Products, LLC will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary of Generac Portable Products, LLC to:



     (1) pay dividends or make any other distributions on or in respect of its capital stock;



     (2) make loans or advances or to pay any indebtedness or other obligation owed to Generac Portable Products, LLC or any other restricted subsidiary of Generac Portable Products, LLC; or



     (3) transfer any of its property or assets to Generac Portable Products, LLC or any other restricted subsidiary of Generac Portable Products, LLC, except for such encumbrances or restrictions existing under or by reason of:


        (a) applicable law;

        (b) the indenture;

        (c) the Credit Agreement;


        (d) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any restricted subsidiary of Generac Portable Products, LLC;



        (e) any instrument governing acquired indebtedness, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired;



        (f) agreements existing on the issue date to the extent and in the manner such agreements are in effect on the issue date;



        (g) an agreement governing indebtedness incurred to refinance the indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (c), (e) or (f) above. However, the provisions relating to such encumbrance or restriction contained in any such indebtedness may be no less favorable to Generac Portable Products, LLC in any material respect as determined by the board of directors of Generac Portable Products, LLC in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
            (b), (c), (e) or (f); or



        (h) any agreement or instrument governing indebtedness, whether or not outstanding, of foreign restricted subsidiaries incurred in reliance on clause (13) of the definition of permitted indebtedness.



     LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. Generac Portable Products, LLC will not permit any of its restricted subsidiaries to issue any preferred stock other than to Generac Portable Products, LLC or to a wholly owned restricted subsidiary of Generac Portable Products, LLC, or permit any person, other than Generac Portable Products, LLC or a wholly owned restricted subsidiary of Generac Portable Products, LLC, to own any preferred stock of any restricted subsidiary of Generac Portable Products, LLC.



     LIMITATION ON LIENS. Generac Portable Products, LLC will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any liens of any kind against or upon any property or assets of Generac Portable Products, LLC or any of its restricted subsidiaries whether owned on the issue date or acquired after the issue date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:



     (1) in the case of liens securing indebtedness that is expressly subordinate or junior in right of payment to the new notes, the new notes are secured by a lien on such property, assets or proceeds that is senior in priority to such liens and


     (2) in all other cases, the new notes are equally and ratably secured, except for:


        (a) liens existing as of the issue date to the extent and in the manner such liens are in effect on the issue date;



        (b) liens securing senior debt;



        (c) liens securing the new notes;

        (d) liens of Generac Portable Products, LLC or a wholly owned restricted subsidiary of Generac Portable Products, LLC on assets of any restricted subsidiary of Generac Portable Products, LLC;



        (e) liens securing refinancing indebtedness which is incurred to refinance any indebtedness which has been secured by a lien permitted under the indenture; and which has been incurred in accordance with the provisions of the indenture, as long as such liens:



        - are no less favorable to the holders and are not more favorable to the lienholders with respect to such liens than the liens in respect of the indebtedness being refinanced and;



        - do not extend to or cover any property or assets of Generac Portable Products, LLC or any of its restricted subsidiaries not securing the indebtedness so refinanced; and



        (f) permitted liens.



     PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT. Generac Portable Products, LLC will not incur or suffer to exist indebtedness that is both senior in right of payment to the new notes and subordinate in right of payment to any other indebtedness of Generac Portable Products, LLC.



     MERGER, CONSOLIDATION AND SALE OF ASSETS. Generac Portable Products, LLC will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any restricted subsidiary of Generac Portable Products, LLC to similarly dispose of, all or substantially all of Generac Portable Products, LLC's assets, determined on a consolidated basis for Generac Portable Products, LLC and Generac Portable Products, LLC's restricted subsidiaries, whether as an entirety or substantially as an entirety to any person unless:


     (1) either:


        (a) Generac Portable Products, LLC shall be the surviving or continuing entity; or



        (b) the "surviving entity," which is the person, if other than Generac Portable Products, LLC, formed by such consolidation or into which Generac Portable Products, LLC is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Generac Portable Products, LLC and of Generac Portable Products, LLC's restricted subsidiaries substantially as an entirety,


             (x) shall be a corporation or a partnership or a limited liability company, in each case organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and


             (y) shall expressly assume, by supplemental indenture, in form and substance satisfactory to the trustee, executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the new notes and the performance of every covenant of the new notes, the indenture and the Registration Rights Agreement on the part of Generac Portable Products, LLC to be performed or observed, as long as at any time Generac Portable

                 Products, LLC or its successor is a limited liability company, there shall be a co-issuer of the new notes that is a corporation;


        (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, including giving effect to any indebtedness and acquired indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, Generac Portable Products, LLC or such surviving entity, as the case may be, shall be able to incur at least $1.00 of additional indebtedness, other than permitted indebtedness, pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant;



        (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above including, without limitation, giving effect to any indebtedness and acquired indebtedness incurred or anticipated to be incurred and any lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing; and



        (4) Generac Portable Products, LLC or the surviving entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.



     For purposes of this covenant, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more restricted subsidiaries of Generac Portable Products, LLC the capital stock of which constitutes all or substantially all of the properties and assets of Generac Portable Products, LLC, shall be deemed to be the transfer of all or substantially all of the properties and assets of Generac Portable Products, LLC.



     The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Generac Portable Products, LLC in accordance with this covenant, in which Generac Portable Products, LLC is not the continuing corporation, the successor person formed by such consolidation or into which Generac Portable Products, LLC is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Generac Portable Products, LLC under the indenture and the new notes with the same effect as if such surviving entity had been named as such.



     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. (a) Generac Portable Products, LLC will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, enter into or permit to exist any "affiliate transaction," which is a transaction or series of related transactions, including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with, or for the benefit of any of its affiliates, other than:



     - affiliate transactions permitted under the last paragraph of this covenant and;



     - affiliate transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a person that is not an affiliate of Generac Portable Products, LLC or such restricted subsidiary.



     All affiliate transactions, and each series of related affiliate transactions which are similar or part of a common plan, involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the board of directors of Generac Portable Products, LLC or such restricted subsidiary, as the case may be. This approval will be evidenced by a board resolution stating that such board of directors has determined that such transaction complies with the foregoing provisions. If Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC enters into an affiliate transaction, or a series of related affiliate transactions related to a common plan, that involves an aggregate fair market value of more than $5.0 million, Generac Portable Products, LLC or such restricted subsidiary, as the case may be, prior to the consummation of the affiliate transaction, will obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Generac Portable Products, LLC or the relevant restricted subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the trustee.


     (b) The restrictions set forth in the first paragraph of this covenant shall not apply to:


     (1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC as determined in good faith by Generac Portable Products, LLC's board of directors or senior management;



     (2) transactions exclusively between or among Generac Portable Products, LLC and any of its wholly owned restricted subsidiaries or exclusively between or among such wholly owned restricted subsidiaries, provided such transactions are not otherwise prohibited by the indenture;



     (3) any agreement as in effect as of the issue date or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the issue date;


     (4) Restricted Payments permitted by the indenture; and


     (5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the indenture and on terms fair to Generac Portable Products, LLC and its restricted subsidiaries in the reasonable determination of the board of directors of Generac Portable Products, LLC, or at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.



     LIMITATION OF GUARANTEES BY RESTRICTED SUBSIDIARIES. Generac Portable Products, LLC will not permit any of its restricted subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any indebtedness of Generac Portable Products, LLC or any other restricted subsidiary of Generac Portable Products, LLC other than:



     (1) indebtedness and other obligations under the Credit Agreement;



     (2) permitted indebtedness of a restricted subsidiary of Generac Portable Products, LLC;

     (3) indebtedness under Currency Agreements in reliance on clause (v) of the definition of Permitted indebtedness; or



     (4) Interest Swap Obligations incurred in reliance on clause (4) of the definition of permitted indebtedness,


unless, in any such case:


     (a) such restricted subsidiary executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the new notes by such restricted subsidiary, and



     (b) (x) if any such assumption, guarantee or other liability of such restricted subsidiary is provided in respect of senior debt, the guarantee or other instrument provided by such restricted subsidiary in respect of such senior debt may be superior to the guarantee pursuant to subordination provisions no less favorable to the holders of the new notes than those contained in the indenture and (y) if such assumption, guarantee or other liability of such restricted subsidiary is provided in respect of indebtedness that is expressly subordinated to the new notes, the guarantee or other instrument provided by such restricted subsidiary in respect of such subordinated indebtedness shall be subordinated to the guarantee pursuant to subordination provisions no less favorable to the holders of the new notes than those contained in the indenture.



     Any such guarantee by a restricted subsidiary of the new notes will provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:



     (1) the unconditional release of such restricted subsidiary from its liability in respect of the indebtedness in connection with which such guarantee was executed and delivered pursuant to the preceding paragraph; or



     (2) any sale or other disposition, by merger or otherwise, to any person which is not a restricted subsidiary of Generac Portable Products, LLC of all of Generac Portable Products, LLC's capital stock in, or all or substantially all of the assets of, such restricted subsidiary;



as long as (a) such sale or disposition of such capital stock or assets is otherwise in compliance with the terms of the indenture and (b) such assumption, guarantee or other liability of such restricted subsidiary has been released by the holders of the other indebtedness so guaranteed.



     CONDUCT OF BUSINESS OF GENERAC PORTABLE PRODUCTS, LLC AND GPPW,
INC. Generac Portable Products, LLC and its restricted subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses in which Generac Portable Products, LLC and its restricted subsidiaries are engaged on the issue date. GPPW, Inc. will not own any operating assets or conduct any business other than to own equity interests in Generac Portable Products, LLC and serve as an issuer and an obligor on the new notes.



     REPORTS TO HOLDERS. The indenture provides that the Issuers will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Issuers are required to file with the SEC pursuant to
Section 13 or 15(d) of the Exchange Act. The indenture further provides that, even if the Issuers are not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file with the SEC, to the extent permitted, and provide the trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Issuers will also comply with the other provisions of sec. 314(a) of the Trust Indenture Act.

EVENTS OF DEFAULT

     The following events are defined in the indenture as "Events of Default":


     (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;



     (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to purchase notes tendered pursuant to a change of control offer or a Net Proceeds Offer which has actually been made, whether or not such payment is prohibited by the subordination provisions of the indenture;



     (3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 60 days after Generac Portable Products, LLC receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the new notes. This applies except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement;



     (4) the failure to pay at final maturity, giving effect to any applicable grace periods, the principal amount of any indebtedness of Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC, or the acceleration of the final stated maturity of any such indebtedness, which is not rescinded, annulled or otherwise cured within 20 days of receipt of notice of any such acceleration, if the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;



     (5) one or more judgments in an aggregate amount in excess of $10.0 million has been rendered against Generac Portable Products, LLC or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or



     (6) certain events of bankruptcy affecting Generac Portable Products, LLC or any of its significant subsidiaries.



     If an Event of Default, other than an Event of Default specified in clause
(6) above with respect to Generac Portable Products, LLC, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the new notes to be due and payable by notice of acceleration in writing to Generac Portable Products, LLC and the trustee specifying the respective Event of Default. The principal and interest on the note shall become immediately due and payable or, if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by Generac Portable Products, LLC and the representative under the Credit Agreement of such acceleration notice.



     If an Event of Default specified in clause (4) above with respect to Generac Portable Products, LLC occurs and is continuing, then all unpaid principal, any premium and accrued and unpaid interest on all of the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.


     The indenture provides that, at any time after a declaration of acceleration with respect to the new notes as described in the preceding paragraph, the holders of a majority in principal amount of the new notes may rescind and cancel such declaration and its consequences:

     (1) if the rescission would not conflict with any judgment or decree;

     (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

     (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid but only if such Event of Default is then continuing; and

     (4) if Generac Portable Products, LLC has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances.

     No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The holders of a majority in principal amount of the new notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

     Holders of the new notes may not enforce the indenture or the new notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.


     Under the indenture, Generac Portable Products, LLC is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describing such Default or Event of Default and the status thereof, provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE


     The Issuers may, at their option and at any time, elect to have their obligations discharged with respect to the outstanding notes. Such legal defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:


     (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the new notes when such payments are due;

     (2) the Issuers' obligations with respect to the new notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

     (3) the rights, powers, trust, duties and immunities of the trustee and the Issuers' obligations in connection therewith; and


     (4) the legal defeasance provisions of the indenture.



     In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture. After the occurrence of such covenant defeasance, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the new notes. In the event covenant defeasance occurs, certain events described under "Events of Default" will no longer constitute an Event of Default with respect to the new notes. These events do not include non-payment, bankruptcy, receivership, reorganization and insolvency events.



     In order to exercise either legal defeasance or covenant defeasance:



     (1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination of these, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the new notes on the stated date for payment of principal, premium and interest or on the applicable redemption date, as the case may be;



     (2) in the case of legal defeasance, the Issuers must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:



        (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or


        (b) since the date of the indenture, there has been a change in the applicable federal income tax law,


        in either case to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;



     (3) in the case of covenant defeasance, the Issuers must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;



     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;



     (5) such legal defeasance or covenant defeasance will not result in a breach or violation of or constitute a default under the indenture or any other material agreement or instrument to which the Issuers or any of their subsidiaries is a party or by which the Issuers or any of their subsidiaries is bound;



     (6) each of the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;



     (7) each of the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to legal defeasance or covenant defeasance have been complied with;


     (8) each of the Issuers shall have delivered to the trustee an opinion of counsel to the effect that:


        (a) the trust funds will not be subject to any rights of holders of senior debt, including, without limitation, those arising under the indenture, and


        (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

     (9) certain other customary conditions precedent are satisfied.


     The opinion of counsel required by clause (2) above with respect to a legal defeasance need not be delivered if all notes not previously delivered to the trustee for cancellation:



     - have become due and payable, or



     - will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Generac Portable Products, LLC.


SATISFACTION AND DISCHARGE


     The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the new notes as expressly provided for in the indenture, as to all outstanding notes when:


     (1) either:


        (a) all the new notes previously authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, have been delivered to the trustee for cancellation, or

        (b) all notes not previously delivered to the trustee for cancellation have become due and payable and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such new notes together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment of principal, any premium and interest on the notes at maturity or redemption, as the case may be;


     (2) the Issuers have paid all other sums payable under the indenture by the Issuers; and

     (3) each of the Issuers have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE


     The Issuers and the trustee may amend the indenture without the consent of the holders for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture. Without the consent of each holder affected by such an amendment, no amendment may:


     (1) reduce the amount of notes whose holders must consent to an amendment;

     (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;


     (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price for the notes;


     (4) make any notes payable in money other than that stated in the new notes;


     (5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date of such principal and interest or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;



     (6) materially amend, change or modify the obligation of Generac Portable Products, LLC to make and consummate a change of control offer after Generac Portable Products, LLC's obligation to purchase notes arises under a change of control or make and consummate a Net Proceeds Offer with respect to any asset sale that has been consummated or, after such change of control has occurred or such asset sale has been consummated, modify any of the relevant provisions or related definitions; or


     (7) modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the new notes in a manner which adversely affects the holders.

GOVERNING LAW


     The indenture provides that it and the new notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law.


THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.


     The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of Generac Portable Products, LLC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions, but if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.


CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.


     "ACQUIRED INDEBTEDNESS" means indebtedness of a person or any of its subsidiaries existing at the time such person becomes a restricted subsidiary of Generac Portable Products, LLC or at the time it merges or consolidates with Generac Portable Products, LLC or any of its subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a restricted subsidiary of Generac Portable Products, LLC or such acquisition, merger or consolidation.



     "AFFILIATE" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.



     "ASSET ACQUISITION" means:



     (1) an investment by Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC in any other person pursuant to which such person shall become a restricted subsidiary of Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC, or shall be merged with or into Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC, or

     (2) the acquisition by Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC of the assets of any person, other than a restricted subsidiary of Generac Portable Products, LLC, which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.



     "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease, other than operating leases entered into in the ordinary course of business, assignment or other transfer for value by Generac Portable Products, LLC or any of its restricted subsidiaries, including any Sale and Leaseback Transaction, to any person other than Generac Portable Products, LLC or a wholly owned restricted subsidiary of Generac Portable Products, LLC of:



     (1) any capital stock of any restricted subsidiary of Generac Portable Products, LLC or



     (2) any other property or assets of Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC other than in the ordinary course of business.



Asset sales may not include:



     (a) a transaction or series of related transactions for which Generac Portable Products, LLC or its restricted subsidiaries receive aggregate consideration of less than $1,000,000 or


     (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Generac Portable Products, LLC as permitted under "Merger, Consolidation and Sale of Assets."


     "BEACON" means The Beacon Group III -- Focus Value Fund, L.P., a limited partnership organized under the laws of the State of Delaware.



     "BOARD OF DIRECTORS" means, as to any person, the board of directors of such person or any duly authorized committee thereof.



     "BOARD RESOLUTION" means, with respect to any person, a copy of a resolution certified by the secretary or an assistant secretary of such person to have been duly adopted by the board of directors of such person and to be in full force and effect on the date of such certification, and delivered to the trustee.



     "CAPITAL STOCK" means:



     (1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents of corporate stock, however designated and whether or not voting, including each class of common stock and preferred stock of such person and



     (2) with respect to any person that is not a corporation, any and all partnership, membership or other equity interests conferring to the holder thereof the right to receive a share of the profits, losses or distributions of assets of such person.



     "CAPITALIZED LEASE OBLIGATION" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.


     "CASH EQUIVALENTS" means:


     (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;


     (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group, "S&P," or Moody's Investors Service, Inc., "Moody's";


     (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

     (4) certificates of deposit, time deposits, eurodollar time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above; and

     (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.


     "CHANGE OF CONTROL" means the occurrence of one or more of the following events:



     (1) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of Generac Portable Products, LLC or Generac Portable Products, Inc. to any person or group of related persons for purposes of Section 13(d) of the Exchange Act, a "group," together with any affiliates thereof, whether or not otherwise in compliance with the provisions of the indenture, other than to the permitted holders;



     (2) the approval by the holders of capital stock of Generac Portable Products, LLC or Generac Portable Products, Inc. of any plan or proposal for the liquidation or dissolution of Generac Portable Products, LLC or Generac Portable Products, Inc., as the case may be, whether or not otherwise in compliance with the provisions of the indenture;



     (3) any person or group, other than the permitted holders, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Generac Portable Products, LLC or Generac Portable Products, Inc.; or



     (4) the replacement of a majority of the board of directors of Generac Portable Products, LLC or Generac Portable Products, Inc. over a two-year period from the directors who constituted the board of directors of Generac Portable Products, LLC or Generac Portable Products, Inc., as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of Generac Portable Products, LLC or Generac Portable Products, Inc., as the case may be, then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.



     "COMMON STOCK" of any person means any and all shares, interests or other participations in, and other equivalents of such person's common stock, however designated and whether voting or non-voting, whether outstanding on the issue date or issued after the issue date, and includes, without limitation, all series and classes of such common stock.



     "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the sum, without duplication, of:


     (1) Consolidated Net Income and

     (2) to the extent Consolidated Net Income has been reduced thereby:


        (a) all income taxes of such person and its restricted subsidiaries, or permitted tax distributions made by such person, paid or accrued in accordance with GAAP for such period, other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business;



        (b) Consolidated Interest Expense; and



        (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such person and its restricted subsidiaries in accordance with GAAP.



     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:



     (1) the incurrence or repayment of any indebtedness of such person or any of its restricted subsidiaries, and the application of the proceeds thereof, giving rise to the need to make such calculation and any incurrence or repayment of other indebtedness, and the application of the proceeds thereof, other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the transaction date, as if such incurrence or repayment, as the case may be, and the application of the proceeds thereof, occurred on the first day of the Four Quarter Period, and



     (2) any asset sales or other dispositions or asset acquisitions occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the transaction date, as if such asset sale or other disposition or asset acquisition, including the incurrence, assumption or liability for any such acquired indebtedness, occurred on the first day of the Four Quarter Period. This includes, without limitation, any asset acquisition giving rise to the need to make such calculation as a result of such person or one of its restricted subsidiaries, including any person who becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness and also including any Consolidated EBITDA, including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act, attributable to the assets which are the subject of the asset acquisition or asset sale or other disposition occurring during the Four Quarter Period. If such person or any of its restricted subsidiaries directly or indirectly guarantees indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed indebtedness as if such person or any restricted subsidiary of such person had directly incurred or otherwise assumed such guaranteed indebtedness.



     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator, but not the numerator, of this "Consolidated Fixed Charge Coverage Ratio":



     (1) interest on outstanding indebtedness determined on a fluctuating basis as of the transaction date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness in effect on the transaction date and



     (2) interest on indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.



     "CONSOLIDATED FIXED CHARGES" means, with respect to any person for any period, the sum, without duplication, of:


     (1) Consolidated Interest Expense, plus


     (2) the product of:



     - the amount of all dividend payments on any series of preferred stock of such person, other than dividends paid in qualified capital stock, paid, accrued or scheduled to be paid or accrued during such period times;



     - a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.



     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any person for any period, the sum of, without duplication:



     (1) the aggregate of the interest expense of such person and its restricted subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation; (a) any amortization of debt discount and amortization or write-off deferred financing costs; (b) the net costs under interest swap obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

     (2) the interest component of capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued by such person and its restricted subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.



     "CONSOLIDATED NET INCOME" means, with respect to any person, for any period, the aggregate net income, or loss, of such person and its restricted subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:



     (1) the amount of permitted tax distributions with respect to such period;



     (2) after-tax gains from asset sales or abandonments or reserves relating thereto;


     (3) after-tax items classified as extraordinary or nonrecurring gains;


     (4) the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a restricted subsidiary of the referent person or is merged or consolidated with the referent person or any restricted subsidiary of the referent person;



     (5) the net income, but not loss, of any restricted subsidiary of the referent person to the extent that the declaration of dividends or similar distributions by that restricted subsidiary of that income is restricted by a contract, operation of law or otherwise;



     (6) the net income of any person, other than a restricted subsidiary of the referent person, except to the extent of cash dividends or distributions paid to the referent person or to a wholly owned restricted subsidiary of the referent person by such person;



     (7) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the issue date;



     (8) income or loss attributable to discontinued operations, including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued; and



     (9) in the case of a successor to the referent person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.



     "CONSOLIDATED NET WORTH" of any person means the consolidated stockholders' equity of such person, determined on a consolidated basis in accordance with GAAP, less, without duplication, amounts attributable to disqualified capital stock of such person.



     "CONSOLIDATED NON-CASH CHARGES" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its restricted subsidiaries reducing Consolidated Net Income of such person and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.


     "CREDIT AGREEMENT" means the Credit Agreement dated as of July 9, 1998, among Generac Portable Products, LLC, Generac Portable Products, Inc., the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as administrative agent, together with the related documents thereto, including, without limitation, any guarantee agreements and security documents, in each case as such agreements may be amended, including any amendment and restatement thereof, supplemented or otherwise modified from time to time. This also includes any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, including increasing the amount of available borrowings thereunder, as long as such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above, or adding restricted subsidiaries of Generac Portable Products, LLC as additional borrowers or guarantors thereunder, all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.



     "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC against fluctuations in currency values.


     "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.


     "DESIGNATED SENIOR DEBT" means:



     (1) indebtedness under or in respect of the Credit Agreement and



     (2) any other indebtedness constituting senior debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such senior debt as "designated senior debt" by Generac Portable Products, LLC.



     "DISQUALIFIED CAPITAL STOCK" means that portion of any capital stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the senior subordinated notes.


     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.


     "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of Generac Portable Products, LLC acting reasonably and in good faith and shall be evidenced by a board resolution of the board of directors of Generac Portable Products, LLC delivered to the trustee.



     "FOREIGN RESTRICTED SUBSIDIARY" means any restricted subsidiary of Generac Portable Products, LLC that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.


     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the issue date.


     "GENERAC PORTABLE PRODUCTS, INC." means Generac Portable Products, Inc., a corporation incorporated under the laws of the State of Delaware.


     "GUARANTOR" means each of Generac Portable Products, LLC's restricted subsidiaries that in the future executes a supplemental indenture in which such restricted subsidiary agrees to be bound by the terms of the indenture as a guarantor; provided that any person constituting a guarantor as described above shall cease to constitute a guarantor when its respective guarantee is released in accordance with the terms of the indenture.



     "INDEBTEDNESS" means with respect to any person, without duplication:



     (1) all obligations of such person for borrowed money;



     (2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;



     (3) all capitalized lease obligations of such person;



     (4) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;



     (5) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;



     (6) guarantees and other contingent obligations in respect of indebtedness referred to in clauses (1) through (5) above and clause (8) below;



     (7) all obligations of any other person of the type referred to in clauses
         (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;



     (8) all obligations under currency agreements and interest swap agreements of such person; and



     (9) all disqualified capital stock issued by such person with the amount of indebtedness represented by such disqualified capital stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.



     For purposes hereof, the "maximum fixed repurchase price" of any disqualified capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such disqualified capital stock as if such disqualified capital stock were purchased on any date on which indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such disqualified capital stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such disqualified capital stock.



     "INDEPENDENT FINANCIAL ADVISOR" means a firm (1) which does not, and whose directors, officers and employees or affiliates do not, have a direct or indirect financial interest in Generac Portable Products, LLC and (2) which, in the judgment of the board of directors of Generac Portable Products, LLC, is otherwise independent and qualified to perform the task for which it is to be engaged.



     "INTEREST SWAP OBLIGATIONS" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.



     "INVESTMENT" means, with respect to any person, any direct or indirect loan or other extension of credit, including, without limitation, a guarantee, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition by such person of any capital stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by, any person. "Investment" shall exclude extensions of trade credit by Generac Portable Products, LLC and its restricted subsidiaries on commercially reasonable terms in accordance with normal trade practices of Generac Portable Products, LLC or such restricted subsidiary, as the case may be.



     If Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC sells or otherwise disposes of any common stock of any direct or indirect restricted subsidiary of Generac Portable Products, LLC such that, after giving effect to any such sale or disposition, Generac Portable Products, LLC no longer owns, directly or indirectly, 100% of the outstanding common stock of such restricted subsidiary, Generac Portable Products, LLC shall be deemed to have made an investment on the date of any such sale or disposition equal to the fair market value of the common stock of such restricted subsidiary not sold or disposed of.



     "ISSUE DATE" means the date of original issuance of the old notes.


     "ISSUERS" means the Operating Company and GPPW, Inc.


     "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.



     "NET CASH PROCEEDS" means, with respect to any asset sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, other than the portion of any such deferred payment constituting interest, received by Generac Portable Products, LLC or any of its restricted subsidiaries from such asset sale net of:



     (1) reasonable out-of-pocket expenses and fees relating to such asset sale, including, without limitation, legal, accounting and investment banking fees and sales commissions;


     (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;


     (3) repayment of indebtedness that is required to be repaid in connection with such asset sale; and

     (4) appropriate amounts to be provided by Generac Portable Products, LLC or any restricted subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such asset sale and retained by Generac Portable Products, LLC or any restricted subsidiary, as the case may be, after such asset sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such asset sale.



     "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.



     "PERMITTED HOLDER(S)" means Beacon and its affiliates.



     "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:



     (1) indebtedness under the notes issued in the offering in an aggregate amount of $110.0 million;



     (2) indebtedness incurred pursuant to the Credit Agreement in an aggregate outstanding principal amount at any time outstanding not to exceed $115.0 million (A) less the amount of all mandatory principal payments actually made in respect of the term loans thereunder and (B) reduced by any required permanent repayments, accompanied by a corresponding permanent commitment reduction, under the Credit Agreement;



     (3) other indebtedness of Generac Portable Products, LLC and its restricted subsidiaries outstanding on the issue date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions on such indebtedness;



     (4) interest swap obligations of Generac Portable Products, LLC covering indebtedness of Generac Portable Products, Inc., Generac Portable Products, LLC or any of its restricted subsidiaries and Interest Swap Obligations of any restricted subsidiary of Generac Portable Products, LLC covering indebtedness of such restricted subsidiary. Nevertheless such interest swap obligations must be entered into to protect Generac Portable Products, LLC and its restricted subsidiaries from fluctuations in interest rates on indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such interest swap obligation does not exceed the principal amount of the indebtedness to which such interest swap obligation relates;



     (5) indebtedness under currency agreements, as long as in the case of currency agreements which relate to indebtedness, such currency agreements do not increase the indebtedness of Generac Portable Products, LLC and its restricted subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable under such currency agreements;



     (6) indebtedness of a wholly owned restricted subsidiary of Generac Portable Products, LLC to Generac Portable Products, LLC or to a wholly owned restricted subsidiary of Generac Portable Products, LLC for so long as such indebtedness is held by Generac Portable Products, LLC or a wholly owned restricted subsidiary of Generac Portable Products, LLC, in each case subject to no lien held by a person other than Generac Portable Products, LLC or a wholly owned restricted subsidiary of Generac Portable Products, LLC or the lenders and collateral agent under the Credit Agreement; provided that if as of any date any person other than Generac Portable Products, LLC or a wholly owned restricted subsidiary of Generac Portable Products, LLC or the lenders and collateral agent under the Credit Agreement owns or holds any such indebtedness or holds a lien in respect of such indebtedness, such date shall be deemed the incurrence of indebtedness not constituting permitted indebtedness by the issuer of such indebtedness unless such indebtedness is otherwise permitted under the indenture;



     (7) indebtedness of Generac Portable Products, LLC to a wholly owned restricted subsidiary of Generac Portable Products, LLC for so long as such indebtedness is held by a wholly owned restricted subsidiary of Generac Portable Products, LLC or the lenders and collateral agent under the Credit Agreement, in each case subject to no lien other than under the Credit Agreement as long as (a) any indebtedness of Generac Portable Products, LLC to any wholly owned restricted subsidiary of Generac Portable Products, LLC is unsecured and subordinated, pursuant to a written agreement, to Generac Portable Products, LLC's obligations under the indenture and the notes and (b) if as of any date any person other than a wholly owned restricted subsidiary of Generac Portable Products, LLC owns or holds any such indebtedness or any person holds a lien in respect of such indebtedness, such date shall be deemed the incurrence of indebtedness not constituting permitted indebtedness by Generac Portable Products, LLC unless such indebtedness is otherwise permitted under the indenture;



     (8) indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business, as long as such indebtedness is extinguished within two business days of incurrence;



     (9) indebtedness of Generac Portable Products, LLC or any of its restricted subsidiaries represented by letters of credit for the account of Generac Portable Products, LLC or such restricted subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;



   (10) indebtedness represented by capitalized lease obligations and purchase money indebtedness of Generac Portable Products, LLC and its restricted subsidiaries incurred in the ordinary course of business not to exceed $7.5 million at any one time outstanding;



   (11) refinancing indebtedness;



   (12) additional indebtedness of Generac Portable Products, LLC and its restricted subsidiaries in an aggregate principal amount not to exceed $20.0 million at any one time outstanding; and



   (13) indebtedness of foreign restricted subsidiaries not to exceed $10.0 million at any one time outstanding; provided that no indebtedness may be incurred under this clause (13) if after giving effect to such incurrence the sum of the indebtedness outstanding under clause (2) above and the indebtedness outstanding under this clause (13) would exceed the maximum amount of indebtedness permitted to be outstanding under clause (2) above.

     "PERMITTED INVESTMENTS" means:



     (1) investments by Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC in any person that is or will become immediately after such investment a wholly owned restricted subsidiary of Generac Portable Products, LLC or that will merge or consolidate into Generac Portable Products, LLC or a wholly owned restricted subsidiary of Generac Portable Products, LLC;



     (2) investments in Generac Portable Products, LLC by any restricted subsidiary of Generac Portable Products, LLC, as long as any indebtedness evidencing such investment is unsecured and subordinated, pursuant to a written agreement, to Generac Portable Products, LLC's obligations under the notes and the indenture;



     (3) investments in cash and cash equivalents;



     (4) loans and advances to employees and officers of Generac Portable Products, LLC and its restricted subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;



     (5) currency agreements and interest swap obligations entered into in the ordinary course of Generac Portable Products, LLC's or its restricted subsidiaries' businesses and otherwise in compliance with the indenture;



     (6) additional investments not to exceed $7.5 million at any one time outstanding;



     (7) investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and



     (8) investments made by Generac Portable Products, LLC or its restricted subsidiaries as a result of consideration received in connection with an asset sale made in compliance with the "Limitation on Asset Sales" covenant.



     "PERMITTED LIENS" means the following types of liens:



     (1) liens for taxes, assessments or governmental charges or claims either
         (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Generac Portable Products, LLC or its restricted subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;



     (2) statutory liens of landlords and liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;



     (3) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money;



     (4) judgment liens not giving rise to an Event of Default so long as such lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;


     (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Generac Portable Products, LLC or any of its restricted subsidiaries;



     (6) any interest or title of a lessor under any capitalized lease obligation as long as such liens do not extend to any property or assets which is not leased property subject to such capitalized lease obligation;



     (7) purchase money liens to finance property or assets of Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC acquired in the ordinary course of as long as (A) the related purchase money indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC other than the property and assets so acquired and (B) the lien securing such indebtedness shall be created within 90 days of such acquisition;



     (8) liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;



     (9) liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;



   (10) liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Generac Portable Products, LLC or any of its restricted subsidiaries, including rights of offset and set-off;



   (11) liens securing interest swap obligations which interest swap obligations relate to indebtedness that is otherwise permitted under the indenture;



   (12) liens securing capitalized lease obligations and purchase money indebtedness permitted pursuant to clause (10) of the definition of "permitted indebtedness." Nevertheless, in the case of purchase money indebtedness (A) the indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC other than the property and assets so acquired or constructed and (B) the lien securing such indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any purchase money Indebtedness, within 180 days of such refinancing;



   (13) liens securing indebtedness under currency agreements; and



   (14) liens securing acquired indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant as long as (A) such liens secured such acquired indebtedness at the time of and prior to the incurrence of such acquired indebtedness by Generac Portable Products, LLC or a restricted subsidiary of Generac Portable Products, LLC and were not granted in connection with, or in anticipation of, the incurrence of such acquired indebtedness by Generac Portable Products, LLC or a restricted subsidiary of Generac Portable Products, LLC and (B) such liens do not extend to or cover any property or assets of Generac Portable Products, LLC or of any of its restricted subsidiaries other than the property or assets that secured the acquired indebtedness prior to the time such indebtedness became acquired indebtedness of Generac Portable Products, LLC or a restricted subsidiary of Generac Portable Products, LLC and are no more favorable to the lienholders than those securing the acquired indebtedness prior to the incurrence of such acquired indebtedness by Generac Portable Products, LLC or a restricted subsidiary of Generac Portable Products, LLC.



     "PERMITTED TAX DISTRIBUTIONS" has the meaning given such term in the "Limitation on Restricted Payments" covenant.



     "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.



     "PREFERRED STOCK" of any person means any capital stock of such person that has preferential rights to any other capital stock of such person with respect to dividends or redemptions or upon liquidation.



     "PURCHASE MONEY INDEBTEDNESS" means indebtedness of Generac Portable Products, LLC and its restricted subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.



     "QUALIFIED CAPITAL STOCK" means any capital stock that is not disqualified capital stock.



     "REFINANCE" means, in respect of any security or indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or indebtedness in exchange or replacement for, such security or indebtedness in whole or in part. "Refinanced" and "refinancing" shall have correlative meanings.



     "REFINANCING INDEBTEDNESS" means any refinancing by Generac Portable Products, LLC or any restricted subsidiary of Generac Portable Products, LLC of indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant or permitted under the definition of "permitted indebtedness," other than pursuant to clause (2), (4), (5), (6), (7),
(8), (9), (10), (12) or (13) of the definition of permitted indebtedness, in each case that does not:



     (1) result in an increase in the aggregate principal amount of indebtedness of such person as of the date of such proposed refinancing, plus the amount of any premium required to be paid under the terms of the instrument governing such indebtedness and the amount of reasonable expenses incurred by Generac Portable Products, LLC in connection with such refinancing, or



     (2) create indebtedness with:



        (A) a weighted average life to maturity that is less than the weighted average life to maturity of the indebtedness being refinanced or



        (B) a final maturity earlier than the final maturity of the indebtedness being refinanced; provided that (x) if such indebtedness being refinanced is indebtedness of Generac Portable Products, LLC, then such refinancing indebtedness shall be indebtedness solely of Generac Portable Products,

            LLC and (y) if such indebtedness being refinanced is subordinate or junior to the notes, then such refinancing indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the indebtedness being refinanced.



     "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative in respect of any designated senior debt; provided that if, and for so long as, any designated senior debt lacks such a representative, then the Representative for such designated senior debt shall at all times constitute the holders of a majority in outstanding principal amount of such designated senior debt in respect of any designated senior debt.



     "RESTRICTED SUBSIDIARY" of any person means any subsidiary of such person which at the time of determination is not an unrestricted subsidiary.



     "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Generac Portable Products, LLC or a restricted subsidiary of any property, whether owned by Generac Portable Products, LLC or any restricted subsidiary at the issue date or later acquired, which has been or is to be sold or transferred by Generac Portable Products, LLC or such restricted subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.



     "SENIOR DEBT" means the principal of, premium, if any, and interest, including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law, on any indebtedness of Generac Portable Products, LLC, whether outstanding on the issue date or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "senior debt" shall also include the principal of, premium, if any, interest on, including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law and all other amounts owing in respect of:


     (1) all monetary obligations of every nature of Generac Portable Products, LLC under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;


     (2) all interest swap obligations; and



     (3) all obligations under currency agreements, in each case whether outstanding on the issue date or thereafter incurred.



     "Senior debt" shall not include:



     (1) any indebtedness of Generac Portable Products, LLC to a subsidiary of Generac Portable Products, LLC or any affiliate of Generac Portable Products, LLC or any of such affiliate's subsidiaries;



     (2) indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Generac Portable Products, LLC or any subsidiary of Generac Portable Products, LLC including without limitation, amounts owed for compensation;

     (3) indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;



     (4) indebtedness represented by disqualified capital stock;


     (5) any liability for federal, state, local or other taxes owed or owing by Generac Portable Products, LLC;


     (6) indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" but, as to any such indebtedness, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of Generac Portable Products, LLC to the effect that the incurrence of such indebtedness, or, in the case of revolving credit indebtedness, that the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not violate such provisions of the indenture;



     (7) indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Generac Portable Products, LLC;



     (8) indebtedness represented by capitalized lease obligations existing on the issue date; and



     (9) any indebtedness which is, by its express terms, subordinated in right of payment to any other indebtedness of Generac Portable Products, LLC.



     "SIGNIFICANT SUBSIDIARY", with respect to any person, means any restricted subsidiary of such person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.



     "SUBSIDIARY", with respect to any person, means:



     (1) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or



     (2) any other person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such person.



     "UNRESTRICTED SUBSIDIARY" of any person means:



     (1) any subsidiary of such person that at the time of determination shall be or continue to be designated an unrestricted subsidiary by the board of directors of such person in the manner provided below; and



     (2) any subsidiary of an unrestricted subsidiary.



     The board of directors may designate any subsidiary, including any newly acquired or newly formed subsidiary, to be an unrestricted subsidiary unless such subsidiary owns any capital stock of, or owns or holds any lien on any property of, Generac Portable Products, LLC or any other subsidiary of Generac Portable Products, LLC that is not a subsidiary of the subsidiary to be so designated; as long as:


     (1) Generac Portable Products, LLC certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant and

     (2) each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness pursuant to which the lender has recourse to any of the assets of Generac Portable Products, LLC or any of its restricted subsidiaries.



     The board of directors may designate any unrestricted subsidiary to be a restricted subsidiary only if:



     (1) immediately after giving effect to such designation, Generac Portable Products, LLC is able to incur at least $1.00 of additional indebtedness, other than permitted indebtedness, in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and



     (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.



     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such indebtedness into (b) the sum of the total of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (2) the number of years, calculated to the nearest one-twelfth, which will elapse between such date and the making of such payment.



     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any person means any restricted subsidiary of such person of which all the outstanding voting securities, other than in the case of a foreign restricted subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other persons pursuant to applicable law, are owned by such person or any wholly owned restricted subsidiary of such person.

                          DESCRIPTION OF THE OLD NOTES

     The form and terms of the old notes are identical in all material respects to the forms and terms of the new notes, except that:

     - the old notes have not been registered under the Securities Act of 1933, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances) and

     - the old notes will not provide for any increase in the interest rate.

     The old notes provide that, in the event that if a registration statement relating to the exchange offer has not been filed on or by February 4, 1999 and declared effective by April 5, 1999, then interest will accrue (in addition to the stated interest rate on the old notes) at the rate of 0.50% per annum on the principal amount of the notes for the period from the occurrence of such event until such time as the exchange offer is consummated or any required shelf registration statement is effective. The new notes are not, and upon consummation of the exchange offer the old notes will not be, entitled to any such additional interest. Holders of old notes should review the information set forth under "Risk Factors -- Failure to Exchange Your Old Notes May Affect Your Ability to Sell Them After the Completion of the Exchange Offer."

                    OLD NOTES REGISTRATION RIGHTS AGREEMENT

     The summary set forth below of the material provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

     The Issuers and the initial purchaser of the old notes entered into a registration rights agreement concurrently with the issuance of the old notes. The Issuers agreed, for the benefit of holders of the old notes, that they would, at their expense, use their reasonable best efforts to:


     - file with the SEC within 210 days after the date of original issuance of the old notes (the "Issue Date") the registration statement of which this prospectus is a part with respect to the exchange offer to exchange the old notes for the new notes, and



     - cause the registration statement to be declared effective under the Securities Act of 1933 within 270 days after the issue date.


     Under the registration rights agreement, the Issuers are required to keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to the holders of the old notes. For each old note surrendered for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

     Interest on each new note will accrue from the later of (1) the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or (2) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date. If no interest has been paid on such old note, however, interest on each new note will accrue from the issue date.


     Each holder of old notes that wishes to exchange its old notes for new notes must represent:


     - that any new notes to be received by it will be acquired in the ordinary course of its business;



     - that it has no arrangement or understanding with any person to participate in the distribution of the new notes in violation of the Securities Act of 1933; and



     - that it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuers.


If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of new notes. If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities (a "Participating Broker-Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

     The registration rights agreement also provides that the Issuers will make available to Participating Broker-Dealers (and other persons, if any, with similar prospectus delivery requirements) a prospectus meeting the requirements of the Securities Act of 1933 for use in connection with any resale of new notes for a period of 180 days after the completion of the exchange offer.

     In the event that:

     (1) the Issuers are not permitted to effect an exchange offer because of any change in law or in currently prevailing interpretations of the SEC staff,


     (2) the exchange offer is not consummated within 300 days of the issue date, or


     (3) in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Issuers within the meaning of the Securities Act), then, in each case, the Issuers will promptly deliver to the holders and the trustee written notice of such event and shall at their sole expense:


     - as promptly as practicable file with the SEC a shelf registration statement covering resales of the old notes,



     - use their reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933, and



     - use their reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the issue date or such time as all of the applicable old notes have been sold under the shelf registration statement.


     The Issuers will, in the event that a shelf registration statement is filed, provide to each holder of the old notes copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).

     In the event that:


     (1) the registration statement is not filed with the SEC within 210 days after the issue date or, if the Issuers are required to file a shelf registration statement, such shelf registration statement is not filed on or before the 60th day after the date on which the obligation to file such shelf registration statement arises,



     (2) the registration statement is not declared effective within 270 days after the issue date or, if the Issuers are required to file a shelf registration statement, such shelf registration statement is not declared effective on or before the 270th day after the date on which the obligation to file such shelf registration statement arises,



     (3) the exchange offer is not consummated on or prior to the later of the 45th day after the date on which the registration statement was declared effective or the 300th day after the issue date, or



     (4) if applicable, the shelf registration statement is filed and declared effective but ceases to remain effective at any time prior to the second anniversary of the issue date, other than after such time as all old notes have been disposed of under such shelf registration statement, then the Issuers will be required to pay additional interest on the principal amount of the old notes at the rate of .50% per annum for the first 90 days immediately following each applicable date. Such additional interest rate shall increase by an additional .50% per annum at the beginning of each subsequent 90-day period. The additional interest rate on the old notes, however, may not exceed in the aggregate 1.00% per annum. Such additional interest shall cease to accrue when:

     (1) the registration statement or shelf registration statement is filed,

     (2) the registration statement or the shelf registration statement is declared effective,

     (3) the exchange offer is consummated, or

     (4) the shelf registration statement again becomes effective, as the case may be.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the notes will be issued in fully registered form without interest coupons.

     Except as set forth below, the new notes will be represented by one or more permanent global notes in fully registered form without interest coupons and will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of such depositary.

THE GLOBAL NOTES

     The Issuers expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture.

     Payments of the principal of, premium (if any), and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the global notes as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the applicable indenture.

     DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose accounts the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee for the notes will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if requested by a holder of such interests or
(ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by the Issuers within 90 days.


                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES



     The following discussion expresses the opinion of King & Spalding, counsel to Generac, as to certain United States federal income tax consequences of the exchange, holding and disposition of the new notes. This discussion is based on the Internal Revenue Code, Treasury Regulations (including proposed regulations) promulgated thereunder, administrative pronouncements and judicial decisions each as now in effect, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to holders of new notes in light of such holders' personal circumstances. This summary deals only with United States persons that will acquire new notes pursuant to the terms of the exchange offer and will hold new notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, S corporations, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons other than United States persons or persons that will hold new notes as a position in a "straddle," as part of a hedging transaction for tax purposes, as part of a "synthetic debt instrument" or other integrated investment (including a "conversion transaction") or holders that have a "functional currency" other than the United States dollar. No ruling on any of the issues discussed below will be sought from the United States Internal Revenue Services (the "IRS").


EXCHANGE OF NEW NOTES

     The exchange of old notes for the new notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the new notes do not differ materially in kind or extent from the old notes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, no gain or loss will be recognized on the exchange of old notes for new notes pursuant to the exchange offer.

INTEREST ON NEW NOTES

     A holder of a new note generally will be required to report as ordinary interest income for federal income tax purposes interest earned on the new note in accordance with the holder's method of tax accounting.

DISPOSITION OF NEW NOTES

     A holder's tax basis for a new note will be the holder's tax basis for the old note immediately before the exchange. A holder's tax basis for the old note immediately before the exchange generally will equal the cost of the old note to the holder, reduced by any amortized bond premium (as described below) and any payments other than interest made on the old note and increased by any market discount (as described below) included in the holder's income. Upon the sale, exchange or retirement of a new note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less the amount attributable to any accrued but unpaid interest on the new note, which amount will be taxable as interest if it has not been included in income under such holder's method of accounting) and the holder's tax basis in the new note. Except as discussed below with respect to gain attributable to market discount, gain or loss will be long-term capital gain or loss if, on the date of the sale, a holder has a holding period for the new note (which would include the holding period of the old note) of more than one year. Otherwise, except as discussed below with respect to gain attributable to market discount, the gain or loss will be short-term capital gain or loss.

AMORTIZABLE BOND PREMIUM AND MARKET DISCOUNT

     A note acquired with an adjusted basis (for purposes of determining loss on a sale or exchange) in excess of the outstanding principal amount of the note at the time of acquisition will be considered to have amortizable bond premium. A holder of a note acquired with such premium generally may elect to amortize such premium as an offset to interest income, using a constant yield method, over the remaining term of the note. Corresponding adjustments are made to such holder's basis in the note. This election would apply to all taxable debt instruments held by such holder at the beginning of the taxable year in which the election applies and to all taxable debt instruments thereafter acquired.

     A note acquired with an adjusted basis that is less than its outstanding principal amount at the time of acquisition by more than a de minimis amount will be considered to have "market discount" in the hands of the acquiring holder. Under the de minimis exception, there is no market discount if the excess of the outstanding principal amount of the note over the holder's tax basis in the note is less than .25% of the principal amount multiplied by the number of complete years after the acquisition date to the maturity date of the note. Market discount generally accrues ratably during the period immediately after the date of acquisition up to (and including) the maturity date of the note, unless the holder elects to accrue such discount on the basis of the constant interest method.

     The holder of a note acquired at a market discount will be required to treat all or a portion of the gain, if any, realized upon the sale or other disposition of the note as ordinary income to the extent of accrued market discount. If a holder's interest expense deductions for a taxable year attributable to indebtedness treated as incurred or continued to purchase or carry a note acquired at a market discount exceed interest and market discount included in income with respect to the note for such taxable year, a holder may be required to defer all or a portion of such excess. The rules described above with respect to the recharacterization of gain realized on a disposition of a note and deferral of interest expense will not apply if the holder elects to include market discount in income currently as it accrues. Such election, if made, applies with respect to all market discount bonds acquired by the holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

     Holders who were subject to the bond premium and market discount provisions discussed above with respect to the old notes will continue to be subject to those provisions with respect to the new notes received in exchange for old notes under the exchange offer. Holders should consult their own tax advisors regarding the specific application of those provisions to the notes acquired at a premium or at a discount.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A 31% "backup" withholding and information reporting requirements apply to certain holders with respect to certain payments of principal, interest and premium on a debt instrument and proceeds from the sale, redemption, or retirement of a debt instrument. A holder of a new note may be subject to backup withholding at the rate of 31% with respect to interest paid on the new note and proceeds from the sale, exchange, redemption or retirement of the new note, unless such holder (a) is a corporation or comes within certain other exempt categories and , when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a new note who does not provide the Issuers with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the holder's federal income tax liability provided that the required information is furnished to the IRS.

     EACH HOLDER SHOULD BE AWARE THAT THE FOREGOING DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES. EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

                              PLAN OF DISTRIBUTION

     Each broker-deal that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of new notes received in exchange for old notes if such old notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Issuers have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such new notes for a period ending 90 days (subject to extension under certain limited circumstances described herein) after the Expiration Date or, if earlier, when all such new notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify the Issuers, or cause the Issuers to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the exchange agent at one of the addresses set forth herein under "The Exchange
Offer -- Exchange Agent." See "The Exchange Offer -- Resales of New Notes."


     Generac will not receive any cash or other proceeds from the issuance of the new notes offered hereby. New notes received by broker-dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                                    EXPERTS

     The financial statements of Generac Portable Products, Inc. as of July 9, 1998 and December 31, 1998 and for the period July 10, 1998 through December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Portable Products Division, a Business Unit of Generac Corporation, as of and for each of the two years in the period ended December 31, 1997 and for the period January 1, 1998 through July 9, 1998 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                               VALIDITY OF NOTES

     The validity of the securities offered by this prospectus will be passed upon for the Issuers by King & Spalding, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the 11 1/4% senior subordinated notes due 2006. As allowed by SEC rules, this prospectus does not contain all of the information included in that registration statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to that registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.


     As a result of the filing of that registration statement with the SEC, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including that registration statement, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents over the Internet at the SEC's website at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS OF GENERAC PORTABLE
  PRODUCTS, INC.
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of December 31, 1998 and July
  9, 1998...................................................   F-3
Consolidated Statement of Income for the period July 10,
  1998 through December 31, 1998............................   F-4
Consolidated Statement of Changes in Stockholders' Equity
  for the period July 10, 1998 through December 31, 1998....   F-5
Consolidated Statement of Cash Flows for the period July 10,
  1998 through December 31, 1998............................   F-6
Notes to Consolidated Financial Statements..................   F-7

FINANCIAL STATEMENTS OF THE PORTABLE PRODUCTS DIVISION, A
  BUSINESS UNIT OF
  GENERAC CORPORATION
Report of Independent Auditors..............................  F-20
Balance Sheets as of July 9, 1998, December 31, 1997 and
  1996......................................................  F-21
Statements of Income for the Six Months and Nine Days Ended
  July 9, 1998 and the Years Ended December 31, 1997 and
  1996......................................................  F-22
Statements of Cash Flows for the Six Months and Nine Days
  Ended July 9, 1998 and the Years Ended December 31, 1997
  and 1996..................................................  F-23
Notes to Financial Statements...............................  F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Generac Portable Products, Inc.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Generac Portable Products, Inc. and its subsidiaries at December 31, 1998 and July 9, 1998, and the results of their operations and their cash flows for the period July 10, 1998 through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Generac's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


                                          PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
February 22, 1999

                        GENERAC PORTABLE PRODUCTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                         DECEMBER 31,    JULY 9,
                                                             1998          1998
                                                         ------------    --------
                                                               ($ IN 000'S)
ASSETS
Current Assets:
  Cash and cash equivalents............................    $  1,528      $    599
  Accounts receivable (less allowances of $242 and
     $225, respectively)...............................      44,695        51,028
  Inventories..........................................      46,651        42,663
  Deferred income taxes................................         139            --
  Prepaid expenses and other current assets............         898           429
                                                           --------      --------
     Total current assets..............................      93,911        94,719
Property, plant and equipment, net.....................      19,437        16,633
Intangible assets, net.................................     211,407       213,938
Deferred financing costs...............................       6,985         7,309
Other..................................................         262            --
                                                           --------      --------
     Total assets......................................    $332,002      $332,599
                                                           ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt....................    $  7,922      $  3,372
  Trade accounts payable...............................      12,839        14,904
  Accrued employee compensation, benefits and payroll
     withholdings......................................       1,185         1,063
  Other accrued liabilities............................      14,424         8,070
                                                           --------      --------
     Total current liabilities.........................      36,370        27,409
Long-term debt obligations.............................     189,861       205,853
Other long-term obligations............................         999           995
Deferred income taxes..................................       1,505            --
Commitments and contingencies (Note 13)
Stockholders' Equity:
  Common stock, $.01 par value, 12,000 shares
     authorized; 8,500 shares issued and outstanding...           1             1
  Additional paid-in capital...........................     109,999       109,999
  Retained earnings....................................       4,202            --
  Accumulated other comprehensive income...............         723            --
  Excess of purchase price over book value of net
     assets acquired from entities partially under
     common control....................................     (11,658)      (11,658)
                                                           --------      --------
     Total stockholders' equity........................     103,267        98,342
                                                           --------      --------
     Total liabilities and stockholders' equity........    $332,002      $332,599
                                                           ========      ========

The accompanying notes are an integral part of these financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                              FOR THE PERIOD
                                                              JULY 10, 1998
                                                                 THROUGH
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
                                                               ($ IN 000'S)
Net sales...................................................     $136,862
Cost of sales...............................................       98,245
                                                                 --------
Gross profit................................................       38,617
Operating expenses:
  Selling and service.......................................       16,935
  General and administrative................................        2,865
  Intangible asset amortization.............................        2,531
                                                                 --------
     Income from operations.................................       16,286
Other expense (income):
  Interest expense..........................................        9,674
  Deferred financing cost amortization......................          401
  Other income, net.........................................         (171)
                                                                 --------
     Income before income taxes.............................        6,382
Provision for income taxes..................................        2,180
                                                                 --------
     Net income.............................................     $  4,202
                                                                 ========

The accompanying notes are an integral part of these financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE PERIOD JULY 10, 1998 THROUGH DECEMBER 31, 1998

                                                                                 ACCUMULATED
                                      COMMON STOCK     ADDITIONAL                   OTHER
                                     ---------------    PAID-IN     RETAINED    COMPREHENSIVE
                                     SHARES   AMOUNT    CAPITAL     EARNINGS        INCOME       OTHER(A)    TOTAL
                                     ------   ------   ----------   ---------   --------------   --------   --------
                                                                      ($ IN 000'S)
Balance at July 9, 1998............  8,500      $1      $109,999     $   --          $ --        $(11,658)  $ 98,342
Comprehensive income:
  Net income.......................     --      --            --      4,202            --              --      4,202
  Translation adjustments..........     --      --            --         --           723              --        723
                                     -----      --      --------     ------          ----        --------   --------
Total comprehensive income.........     --      --            --      4,202           723              --      4,925
                                     -----      --      --------     ------          ----        --------   --------
Balance at December 31, 1998.......  8,500      $1      $109,999     $4,202          $723        $(11,658)  $103,267
                                     =====      ==      ========     ======          ====        ========   ========

-------------------------

(A) Amount represents the excess of the purchase price paid in connection with the Acquisition over the book value of net assets acquired not recognized as a result of certain continuing shareholder interests.

The accompanying notes are an integral part of these financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              FOR THE PERIOD
                                                              JULY 10, 1998
                                                                 THROUGH
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
                                                               ($ IN 000'S)
Operating activities:
  Net income................................................     $  4,202
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depreciation...........................................        1,022
     Amortization...........................................        2,932
     Deferred income taxes..................................        1,366
     Increase (decrease) in cash due to changes in:
       Accounts receivable..................................        6,696
       Inventories..........................................       (3,627)
       Other assets.........................................         (726)
       Trade accounts payable...............................       (2,106)
       Accrued liabilities..................................        6,454
                                                                 --------
       Net cash provided by operating activities............       16,213
                                                                 --------
Investing activities:
  Capital expenditures......................................       (3,814)
  Proceeds from sale of property, plant and equipment.......           34
                                                                 --------
       Net cash used for investing activities...............       (3,780)
                                                                 --------
Financing activities:
  Net payments under revolving loan facility................      (11,008)
  Payments on other long-term debt obligations..............         (434)
  Payment of deferred financing costs.......................          (77)
                                                                 --------
       Net cash used for financing activities...............      (11,519)
                                                                 --------
Effect of exchange rate changes on cash.....................           15
                                                                 --------
Net increase in cash and cash equivalents...................          929
Cash and cash equivalents:
  Beginning of period.......................................          599
                                                                 --------
  End of period.............................................     $  1,528
                                                                 ========
Supplemental cash flow information:
  Cash paid for interest....................................     $  2,260
                                                                 ========

The accompanying notes are an integral part of these financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)


1.  FORMATION OF GENERAC AND NATURE OF BUSINESS



     Generac Portable Products, Inc. (the "Company"), a Delaware corporation, was formed on April 29, 1998 by an investor group organized by The Beacon Group III - Focus Value Fund L.P. ("Beacon") for the purpose of acquiring, through its indirect wholly-owned limited liability company, Generac Portable Products, LLC, net assets of the Portable Products Division of Generac Corporation. The primary business activity of Generac consists of its indirect ownership of 100% of the limited liability company interests in Generac Portable Products, LLC, a Delaware limited liability company, through two wholly-owned subsidiaries: GPPW, Inc. a Wisconsin corporation, and GPPD, Inc. a Delaware corporation. GPPW, Inc. and GPPD, Inc. hold, respectively, 5% and 95% limited liability company interests in Generac Portable Products, LLC. Generac had no operations during the period April 29, 1998 through July 8, 1998; its only business activity involved the issuance of $110 million of common stock to finance a portion of the purchase price discussed below.



     On July 9, 1998, Generac caused Generac Portable Products, LLC to purchase substantially all of the assets, and assume certain of the liabilities, of the Portable Products Division (the "Predecessor") of Generac Corporation (the "Acquisition"). The aggregate consideration paid for the net assets of the Predecessor was approximately $330 million, which includes cash acquired of $.6 million, direct acquisition costs of $1.4 million and assumed liabilities of $23.9 million. The purchase price paid for the Predecessor was subject to a post-closing adjustment based on net working capital at July 9, 1998, as defined. Generac has recorded a receivable of $1.0 million at December 31, 1998 relating to this adjustment.


     The Acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values, subject to certain limitations (see Note 2), with the excess purchase price recorded as goodwill. Goodwill of approximately $214 million has been recorded as a result of the Acquisition.


     The following table sets forth the pro forma information for Generac as if the Acquisition had occurred on January 1, 1998. This information is unaudited and does not purport to represent actual sales or net income had the Acquisition actually occurred on January 1, 1998.


                                                            PRO FORMA
                                                         INFORMATION FOR
                                                         THE YEAR ENDED
                                                        DECEMBER 31, 1998
                                                        -----------------
Net sales.............................................      $276,413
Net income............................................         5,835


     In addition to the issuance of common stock by Generac, the purchase price was financed through the issuance of senior subordinated notes of $110 million and borrowings of $96.6 million under a $115 million bank credit facility (see
Note 7).

                        GENERAC PORTABLE PRODUCTS, INC.

     Generac, with domestic operations located in Jefferson, Wisconsin and branch operations in the United Kingdom and Germany, is a leader in the design, manufacture and sale of portable generators and pressure washers for use in both industrial and residential applications.


2.  SIGNIFICANT ACCOUNTING POLICIES


     USE OF ESTIMATES: Generac prepares its financial statements in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     PRINCIPLES OF CONSOLIDATION: Generac's consolidated financial statements include the accounts of its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.



     BASIS OF ACCOUNTING: Pursuant to the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions," Generac has limited its accounting basis resulting from the Acquisition as a result of certain shareholders which also held an interest in the Predecessor through ownership interests in Generac Corporation. Such limitation was based upon the lesser of each continuing shareholder's interest in Generac or the Predecessor, and the Predecessor's historical book value at July 9, 1998. The difference between the continuing shareholders' basis in the Predecessor and their proportionate equity in the book value of the Predecessor was not material. The difference between the total consideration paid in connection with the Acquisition and the accounting basis recognized is reported as a separate component of stockholders' equity.



     CASH AND CASH EQUIVALENTS: Generac considers all investments with a maturity of three months or less at the date of purchase to be cash equivalents.


     INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market (replacement cost or estimated net realizable value).


     RESEARCH AND DEVELOPMENT COSTS: Generac has an ongoing program of new product development and existing product enhancement through redesign of existing products and the addition of new models. Costs related to these programs are expensed as incurred and totaled $1,011 for the period ended December 31, 1998. Costs related to manufacturing start-up activities for new products are included in cost of sales as incurred.


     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is recorded at cost and includes equipment under leases which have been capitalized. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property, plant and equipment are reflected in income. Depreciation of property, plant and equipment are

                        GENERAC PORTABLE PRODUCTS, INC.

recorded using principally the straight-line method for financial reporting purposes over the estimated useful lives of the assets or terms of related leases as follows:

                                                              YEARS
                                                              -----
Land improvements...........................................   20
Buildings...................................................   40
Machinery and equipment.....................................  7-10
Dies and tools..............................................   3-5
Office equipment............................................  5-10
Vehicles....................................................   3-4


     INTANGIBLE ASSETS: Goodwill, representing the recognized portion of the cost of the Acquisition in excess of the fair values assigned to identifiable net assets acquired, is being amortized on a straight-line basis over 40 years. The non-compete agreement and patents and trademarks are being amortized on a straight-line basis over 10 years. Generac assesses the carrying value of goodwill and other intangibles at each balance sheet date. Consistent with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," such assessments include, as appropriate, a comparison of (a) the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period to (b) the net carrying value of the asset. Impairment assessments of goodwill made in accordance with SFAS No. 121 are made in connection with an analysis of related long-lived assets acquired in the Acquisition when events or changes in circumstances indicate the carrying amount of either asset may not be recoverable. Generac recognizes impairment losses resulting from diminution in value, if any, on a current basis based upon the estimated fair value of the related assets.


     DEFERRED FINANCING COSTS: Expenses associated with the issuance of debt instruments are capitalized and are being amortized over the terms of the respective financing arrangement using the effective interest rate and straight-line methods over periods ranging from 5 to 8 years.


     INTEREST RATE SWAPS: To limit the effect of increases in interest rates, Generac has entered into an interest rate swap arrangement. The differential between the contract floating and fixed rates is accrued each period and recorded as an adjustment of interest expense.



     PRODUCT WARRANTIES: Generac provides that warranted products are merchantable and free of defects in workmanship and material generally for a period of one year. Warranty reserves are provided as charges to operations under selling and service expense for estimated normal warranty costs and, if applicable, for any significant problems known to exist on products sold. Warranty expense totaled $1,989 for the period ended December 31, 1998.


     INCOME TAXES: Deferred income tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, as measured by enacted tax rates which will be in effect when these differences are expected to reverse. Deferred income tax expense is the result of changes in the deferred tax assets

                        GENERAC PORTABLE PRODUCTS, INC.

and liabilities. A valuation allowance is provided when it is considered more likely than not that some portion or all of recorded deferred income tax assets will not be realized.


     FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings approximate fair value due to the short-term maturity of these financial instruments. The amounts reported for borrowings under the bank credit facility approximate fair value since the underlying instruments bear interest at a variable rate that reprices frequently. The fair value of Generac's senior subordinated notes at December 31, 1998 is estimated based upon the average yield on similar debt instruments as of such date. The fair value of the interest rate swap arrangement is the amount at which it could be settled, based on a quote obtained from the respective financial institution (see Note 7).


     REVENUE RECOGNITION: Net sales and costs of sales are recognized as the related products are shipped. Provisions for estimated sales returns and sales incentives are recorded in the period in which the sales are recognized.


     FOREIGN CURRENCY TRANSLATION: The translation of the assets and liabilities of Generac's international branch operations into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The gains or (losses) resulting from such translation are reflected as translation adjustments in accumulated other comprehensive income.



     FUTURE ACCOUNTING CHANGES: The Financial Accounting Standards Board has issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for periods beginning after June 15, 1999. Due to Generac's current limited use of derivative instruments, the adoption of this statement is not expected to have a material effect on Generac's financial condition or results of operations.


3.  INVENTORIES

     Inventories consist of the following:

                                                  DECEMBER 31,    JULY 9,
                                                      1998         1998
                                                  ------------    -------
Raw materials and sub-assemblies................    $27,721       $26,423
Finished goods..................................     18,930        16,240
                                                    -------       -------
                                                    $46,651       $42,663
                                                    =======       =======

     Work-in-process is not a significant separate component of inventories and is included in the raw materials and sub-assemblies component.

                        GENERAC PORTABLE PRODUCTS, INC.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                  DECEMBER 31,    JULY 9,
                                                      1998         1998
                                                  ------------    -------
Land and land improvements......................    $   980       $   972
Buildings.......................................      5,940         5,781
Machinery and equipment.........................      8,056         7,179
Dies and tools..................................      2,742         2,266
Office equipment................................      1,357           377
Vehicles........................................         56            58
                                                    -------       -------
                                                     19,131        16,633
Accumulated depreciation........................     (1,023)           --
                                                    -------       -------
                                                     18,108        16,633
Construction in progress........................      1,329            --
                                                    -------       -------
                                                    $19,437       $16,633
                                                    =======       =======

5.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                 DECEMBER 31,    JULY 9,
                                                     1998          1998
                                                 ------------    --------
Goodwill.......................................    $213,738      $213,738
Trademarks and patents.........................         100           100
Noncompete agreement...........................         100           100
                                                   --------      --------
                                                    213,938       213,938
Accumulated amortization.......................      (2,531)           --
                                                   --------      --------
                                                   $211,407      $213,938
                                                   ========      ========

                        GENERAC PORTABLE PRODUCTS, INC.

6.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following:

                                                   DECEMBER 31,    JULY 9,
                                                       1998         1998
                                                   ------------    -------
Sales incentives.................................    $ 4,430       $6,236
Product warranty.................................      1,229        1,020
Accrued interest.................................      7,414           --
Other............................................      1,351          814
                                                     -------       ------
                                                     $14,424       $8,070
                                                     =======       ======

7.  LONG-TERM DEBT OBLIGATIONS

     Long-term debt consists of the following:

                                                 DECEMBER 31,    JULY 9,
                                                     1998          1998
                                                 ------------    --------
Bank credit facility...........................    $ 85,400      $ 96,608
Senior subordinated notes......................     110,000       110,000
Capital lease obligations......................       2,383         2,617
                                                   --------      --------
                                                    197,783       209,225
Less: current portion..........................      (7,922)       (3,372)
                                                   --------      --------
                                                   $189,861      $205,853
                                                   ========      ========


     In connection with the Acquisition, Generac entered into a $115 million bank credit facility (the "Senior Secured Credit Facility"). The Senior Secured Credit Facility provides for maximum borrowings under two term loans of $45 million ("A Term Loan") and $40 million ("B Term Loan"), respectively, with balances outstanding at December 31, 1998 of $45 million and $39.8 million, respectively. The Senior Secured Credit Facility also provides for maximum borrowings of $30 million, less the amount outstanding under letters of credit, under revolving loan arrangements due December 31, 2003, with a balance outstanding at December 31, 1998 of $600. The A Term Loan will mature 5 1/2 years from July 9, 1998. The B Term Loan will mature seven years from July 9, 1998. The A Term Loan will provide for amortization of $2.5 million in the first year, $6.25 million in the second year, $7.5 million in the third year, $10.0 million in the fourth year, $12.5 million in the fifth year and $6.25 million in the sixth year. The B Term Loan will provide for nominal annual amortization in the first five years and amortization of $19 million in each of the sixth and seventh years. Additionally, Generac is also required to make an annual principal payment equal to its excess cash flow, as defined. The required excess cash flow payment for the period ended December 31, 1998 is approximately $2.1 million and will be applied to reduce the scheduled repayments under both the A and B Term Loan Facilities described above, on a pro rata basis. The interest rates under the A Term Loan and the revolving loan portion of the facility will be based, at the option of Generac Portable Products, LLC, on either a Eurodollar rate plus 2.25%

                        GENERAC PORTABLE PRODUCTS, INC.

per annum or a base rate plus 1.25% per annum, subject to a pricing grid that will provide for reductions in the applicable interest rate margins based on Generac's consolidated debt to earnings before interest, income taxes, depreciation and amortization ("EBITDA") ratio. The interest rate under the B Term Loan is based, at the option of Generac Portable Products, LLC, on a Eurodollar rate plus 2.75% or a base rate plus 1.75%, subject to a pricing grid that will provide for reductions in the applicable interest rate margins based on Generac's consolidated debt to EBITDA ratio. The weighted average interest rate for the term loans as of December 31, 1998 was 7.84%. Borrowings under the revolving loans bear interest at the Prime Rate plus 1.25% (9% at December 31, 1998). A commitment fee of 0.50% per annum will be charged on the unused revolving loan portion of the Senior Secured Credit Facility, subject to a pricing grid that will provide for reductions in the applicable commitment fee margin based on Generac's consolidated debt to EBITDA ratio. Substantially all of Generac's assets are pledged as collateral under the Senior Secured Credit Facility.



     Effective October 15, 1998, Generac entered into an interest rate swap agreement with a major financial institution to reduce the impact of changes in interest rates on its floating rate long-term debt. The notional amount of this agreement was $40 million at December 31, 1998. Interest expense has been adjusted for the net amount payable under this agreement. The effect of this agreement on Generac's interest expense for the period ended December 31, 1998 was not significant. The fair value of the interest rate swap agreement was $903 at December 31, 1998, which is the amount Generac would have paid to settle the instrument at such date. Generac is exposed to credit loss in the event of non-performance by the financial institution, however, management does not anticipate such non-performance.



     Also on July 9, 1998, Generac issued $110 million of 11.25% senior subordinated notes due June 30, 2006, (the "Notes") to BT Alex. Brown, Incorporated (the "Initial Purchaser"). The Initial Purchaser subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Exchange Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. The estimated fair value of the Notes at December 31, 1998 approximates par.



     The Notes are redeemable, at Generac's option, in whole at any time or in part from time to time, on and after July 1, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:


YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................   107.625%
2003........................................................   104.750%
2004........................................................   102.875%
2005 and thereafter.........................................   100.000%

                        GENERAC PORTABLE PRODUCTS, INC.

     At any time, or from time to time, on or prior to July 1, 2001, Generac may, at its option, use the net cash proceeds of one or more public equity offerings, as defined, to redeem the Notes at a redemption price equal to 111.25% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after any such redemption.



     The Senior Secured Credit Facility and the indenture governing the Notes contain a number of covenants that, among other things, restrict the ability of Generac to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness (including, in the case of the Senior Secured Credit Facility, the Notes), incur liens, make capital expenditures and make certain investments or acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restrict the activities of Generac. In addition, under the Senior Secured Credit Facility, Generac Portable Products, LLC will be required to satisfy specified financial ratios and tests, including a minimum level of earnings before interest, income taxes, depreciation and amortization.



     Capital lease obligations relate to Generac's obligations on leases for industrial equipment. These obligations are due in monthly installments including principal and interest at a rate of 8.6% and mature November 30, 2002.


     The aggregate scheduled maturities of long-term debt and capital lease obligations in subsequent years are as follows:

1999........................................................  $  7,922
2000........................................................     8,228
2001........................................................     8,275
2002........................................................    13,358
2003........................................................    22,231
Thereafter..................................................   137,769
                                                              --------
                                                              $197,783
                                                              ========

8.  EMPLOYEE RETIREMENT AND SAVINGS PLANS


     In connection with the Acquisition, Generac established noncontributory defined benefit pension plans (salaried and hourly) covering substantially all of its employees. The unfunded benefit obligation assumed as of the Acquisition date totaled $678. Benefits under the salaried plan are based upon years of service and the participants' defined final average monthly compensation. Benefits under the hourly plan are based on a unit amount at the date of termination multiplied by the participants' credited service. The plans provide for a continuation of participants' years of service as credited with Generac Corporation. Generac's funding policy is to contribute amounts that equal or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974 (ERISA). As of December 31, 1998 and July 9, 1998, no assets have been contributed to

                        GENERAC PORTABLE PRODUCTS, INC.

the plans. Net pension expense for the period ended December 31, 1998 is comprised of the following components:

Service cost................................................  $48
Interest cost on projected benefit obligation...............   24
                                                              ---
                                                              $72
                                                              ===

     The following table summarizes those items comprising the change in the benefit obligation for the period ended December 31, 1998:

Unfunded benefit obligation assumed as of July 9, 1998......  $678
Service cost................................................    48
Interest cost...............................................    24
                                                              ----
Benefit obligation as of December 31, 1998..................  $750
                                                              ====

     The assumptions used in developing the pension information as of December 31, 1998 and July 9, 1998 were as follows:

Discount rate...............................................  7.00%
Return on plan assets.......................................  8.00%
Rate of compensation increase...............................  4.50%


     In connection with the Acquisition, Generac established deferred compensation plans for certain key employees and at December 31, 1998 and July 9, 1998, approximately $340 and $317, respectively, was included in other long-term obligations related to such plans. Deferred compensation expense charged to operations was $23 for the period ended December 31, 1998.



     In connection with the Acquisition, Generac established a qualified 401(k) profit sharing plan covering substantially all full-time employees. No contributions were made to the plan for the period ended December 31, 1998.


9.  INCOME TAXES

     The provision for income taxes for the period ended December 31, 1998 consists of the following:

Current:
  Federal...................................................  $  781
  State.....................................................      33
                                                              ------
     Total current..........................................     814
Deferred:
  Federal and state.........................................   1,366
                                                              ------
     Total provision for income taxes.......................  $2,180
                                                              ======

                        GENERAC PORTABLE PRODUCTS, INC.

     The following reconciles the U.S. federal statutory income tax rate with Generac's effective tax rate for the period ended December 31, 1998:


U.S. federal statutory income tax rate......................  34.0%
State income taxes, net of federal benefit..................   1.0
Nondeductible expenses and other............................   (.8)
                                                              ----
                                                              34.2%
                                                              ====

     Deferred income taxes reflected in the balance sheet consist of the following:

                                                            DECEMBER 31,
                                                                1998
                                                            ------------
Deferred tax assets:
  Inventories and receivables.............................    $   267
  Accrued warranty........................................         76
                                                              -------
                                                                  343
                                                              -------
Deferred tax liabilities:
  Intangible assets.......................................     (1,512)
  Sales incentives........................................       (161)
  Other...................................................        (36)
                                                              -------
                                                               (1,709)
                                                              -------
Total net deferred tax liability..........................    $(1,366)
                                                              =======

10.  STOCKHOLDERS' EQUITY


     In connection with the initial capitalization of Generac, The Beacon Group III -- Focus Value Fund, L.P. ("Beacon"), management of Generac and certain other investors purchased an aggregate of $110 million of common stock, par value of $.01 per share, constituting 100% of Generac's outstanding common stock. Upon consummation of the Acquisition, The Beacon Group and the other stockholders of Generac, and Generac, entered into a Stockholders' Agreement which includes certain transfer restrictions, voting agreements and registration rights. Employees who own stock of Generac are also subject to agreements that restrict their right to transfer their stock and, under certain conditions, require them to sell a pro rata portion of their stock in a transaction in which Beacon is selling its stock. Generac is not obligated to purchase this stock.



     Effective July 9, 1998, Generac's board of directors approved the Generac Portable Products, Inc. Stock Option Plan which provides for the granting of stock options as an incentive to certain key employees. Under this Plan, stock options to acquire up to 1,619 shares of common stock, in the aggregate, may be granted under a time-vesting formula at an exercise price equal to the fair market value of the common stock at the date of grant. The options become exercisable in equal increments beginning on the first anniversary of the grant date over a five-year period and expire ten years subsequent to the grant date. On July 9, 1998, 1,063 options were granted at an exercise price of $12,941.00 per share to

                        GENERAC PORTABLE PRODUCTS, INC.

certain members of management and Generac's board of directors. The options have a remaining contractual life of 9.5 years. No options were granted or forfeited subsequent to the initial grant. The fair value of the options at the date of grant was $4,335.00 per option. The fair value was estimated using the minimum value method in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", assuming an expected option life of 7 years and a risk-free interest rate of 6%.



     Generac applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been recognized in the statement of income. If compensation cost had been determined in accordance with SFAS No. 123, net income would have decreased approximately $283 during the period ended December 31, 1998.


11.  LEASES


     Generac leases certain manufacturing equipment, computer equipment and vehicles under operating leases with lease terms ranging up to 3 years. Additionally, in connection with the Acquisition, Generac entered into a capital lease arrangement with Generac Corporation for certain manufacturing equipment. Property, plant and equipment at December 31, 1998 includes $2,451 for equipment under capital leases, which is net of $165 in accumulated depreciation. Following is a summary of future minimum payments under capitalized leases and operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 1998:


                                                      OPERATING    CAPITAL
                                                       LEASES      LEASES
                                                      ---------    -------
1999................................................    $348       $  673
2000................................................     208          673
2001................................................     147          673
2002................................................      --          830
                                                        ----       ------
                                                        $703        2,849
                                                        ====
Less amount representing interest                                    (466)
                                                                   ------
Present value of minimum lease payments                            $2,383
                                                                   ======


     Total rent expense recognized by Generac for the period ended December 31, 1998 is $142.


12.  SEGMENT INFORMATION


     Generac is a leader in the design, manufacture and sale of portable generators and pressure washers. Engineering, manufacturing, marketing and administrative resources are generally not product specific and Generac evaluates operating performance based upon the combined results of these product lines.

                        GENERAC PORTABLE PRODUCTS, INC.

     Information regarding Generac's geographic areas is summarized below:


                                        UNITED
                                        STATES     EUROPE     CONSOLIDATED
                                       --------    -------    ------------
Net sales to unaffiliated
  customers..........................  $126,740    $10,122      $136,862
Long-lived assets....................   235,341      2,574       237,915


     Generac sells primarily to large home center retailers. Three customers accounted for approximately 74% of net sales for the period ended December 31, 1998. All three customers individually comprise more than 10% of Generac's net sales. Included in accounts receivable at December 31, 1998 and July 9, 1998 are amounts due from these three customers aggregating $29,862 and $34,998, respectively.


13.  COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS


     In the normal course of business Generac is involved in certain legal actions and claims. It is the opinion of management that such litigation and claims will be resolved without material adverse effect on Generac's financial position, results of operations or cash flows.



     In connection with the Acquisition, Generac entered into an OEM engine supply agreement with Generac Corporation, to supply it with the engine used in certain of Generac's pressure washers and consumer portable generators. The engine supply agreement allows for Generac to make minimum purchases of engines from Generac Corporation in each of the next nine years and gives Generac the right to increase the amount purchased based upon forecasted requirements. This agreement is an exclusive arrangement related to such products subject to the minimum purchase requirements. As Generac maintains relationships with other major engine suppliers, management believes that the minimum purchase quantities and unit prices under this agreement will not have an adverse effect on Generac. Management also considers the provisions of the engine supply agreement to reflect arms-length terms. For the period ended December 31, 1998, Generac purchased product approximating $14.4 million under this agreement. In addition, Generac also purchased other components from Generac Corporation approximating $6.5 million for the period ended December 31, 1998. Included in accounts payable are amounts due to Generac Corporation of approximately $4.7 million at December 31, 1998.



     In connection with the issuance of the senior subordinated notes, Generac entered into a registration rights agreement pursuant to which Generac agreed that it would use its best efforts to file a registration statement with the Securities and Exchange Commission for the purpose of exchanging the existing notes for new notes registered under the Securities Act. Under the registration rights agreement, Generac is subject to liquidated damages in the form of additional interest at the rate of .50% per annum if certain deadlines are not met in connection with this filing. The anticipated impact of the additional interest is not expected to be material.


14.  SEPARATE FINANCIAL INFORMATION OF CO-ISSUERS AND GUARANTOR

     In connection with the Acquisition, Generac Portable Products, LLC and GPPW, Inc. co-issued the Notes, and while Generac Portable Products, LLC and GPPW, Inc. are

                        GENERAC PORTABLE PRODUCTS, INC.

jointly and severally liable for the obligations under the Notes, GPPW, Inc. does not conduct any operations, or have any assets of any kind other than its investment in Generac Portable Products, LLC. Generac has provided a full and unconditional guarantee of the Notes. However, because Generac has no operating activities independent of Generac Portable Products, LLC, Generac's consolidated financial statements are essentially the same as those of Generac Portable Products, LLC. Separate financial statements of Generac Portable Products, LLC are not presented because management has determined that they would not be material to investors.



     The following condensed supplemental consolidating financial information reflects the investments of the company, GPPW and GPPD in Generac Portable Products, LLC using the equity method. The company, GPPW and GPPD are dependent upon Generac Portable Products, LLC for cash flows to fund their income tax liabilities arising from their respective investments in Generac Portable Products, LLC. GPPW and GPPD are wholly-owned subsidiaries of the company, and GPPW and GPPD hold a 5% and 95% ownership interest in Generac Portable Products, LLC, respectively.



                           GENERAC PORTABLE
                           PRODUCTS, INC.,     GENERAC PORTABLE
                            GPPW AND GPPD       PRODUCTS, LLC      ELIMINATIONS    CONSOLIDATED
                           ----------------    ----------------    ------------    ------------
Current assets...........      $    139            $ 93,772         $      --        $ 93,911
Investment in
  affiliates.............       114,925                              (114,925)             --
Noncurrent assets........            --             238,091                --         238,091
                               --------            --------         ---------        --------
          Total assets...      $115,064            $331,863         $(114,925)       $332,002
                               ========            ========         =========        ========
Current liabilities......      $    814            $ 35,556         $      --        $ 36,370
Long-term debt...........            --             189,861                --         189,861
Other long-term
  obligations............         1,505                 999                --           2,504
Stockholders' equity.....       112,745             105,447          (114,925)        103,267
                               --------            --------         ---------        --------
                               $115,064            $331,863         $(114,925)       $332,002
                               ========            ========         =========        ========



                           GENERAC PORTABLE
                           PRODUCTS, INC.,     GENERAC PORTABLE
                            GPPW AND GPPD       PRODUCTS, LLC      ELIMINATIONS    CONSOLIDATED
                           ----------------    ----------------    ------------    ------------
Net sales................       $   --             $136,862          $    --         $136,862
Gross profit.............           --               38,617               --           38,617
Operating expenses.......           --               22,331               --           22,331
                                ------             --------          -------         --------
Operating income.........           --               16,286               --           16,286
Interest expense.........           --               10,075               --           10,075
Other income, net........           --                 (171)              --             (171)
Equity in earnings of
  Generac Portable
  Products, LLC..........        6,382                   --           (6,382)              --
                                ------             --------          -------         --------
Income (loss) before
  taxes..................        6,382                6,382           (6,382)           6,382
Provision for income
  taxes..................        2,180                   --               --            2,180
                                ------             --------          -------         --------
Net income...............       $4,202             $  6,382          $(6,382)        $  4,202
                                ======             ========          =======         ========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Generac Corporation:


     We have audited the accompanying balance sheets of the Portable Products Division, a Business Unit ("Business Unit") of Generac Corporation ("Company"), as of July 9, 1998, December 31, 1997 and 1996, and the related statements of income and cash flows for the six months and nine days ended July 9, 1998 and the years ended December 31, 1997 and 1996. These financial statements are the responsibility of Generac's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     The accompanying financial statements have been prepared from the separate records maintained by the Business Unit and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business Unit had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from Generac Corporation of items applicable to the Company Generac as a whole.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Portable Products Division, a Business Unit of Generac Corporation, at July 9, 1998, December 31, 1997 and 1996, and the results of its operations and its cash flows for the six months and nine days ended July 9, 1998 and the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
January 29, 1999

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                  JULY 9,     ------------------
                                                    1998       1997       1996
                                                  --------    -------    -------
                                                            (IN 000'S)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................  $    599    $ 1,065    $ 1,122
  Accounts receivable...........................    48,528     18,766     14,263
  Inventories...................................    42,839     33,023     24,707
  Prepaid expenses..............................       429        206        630
                                                  --------    -------    -------
     Total current assets.......................    92,395     53,060     40,722
PROPERTY, PLANT AND EQUIPMENT:
At cost:
  Land and land improvements....................       972        943        942
  Building......................................     5,781      5,210      5,226
  Machinery and equipment.......................     6,708      5,511      5,295
  Dies and tools................................     4,552      4,404      3,375
  Vehicles......................................       265        227        215
  Office equipment..............................       668        536        449
                                                  --------    -------    -------
                                                    18,946     16,831     15,502
Less accumulated depreciation...................     5,577      4,591      3,145
                                                  --------    -------    -------
                                                    13,369     12,240     12,357
                                                  --------    -------    -------
TOTAL...........................................  $105,764    $65,300    $53,079
                                                  ========    =======    =======
LIABILITIES AND BUSINESS UNIT INVESTMENT
CURRENT LIABILITIES:
  Trade accounts payable........................  $ 14,904    $ 6,998    $ 6,961
  Accrued employee compensation, benefits and
     payroll withholdings.......................     1,245      1,020        427
  Other accrued liabilities.....................     7,705      4,519      4,055
                                                  --------    -------    -------
     Total current liabilities..................    23,854     12,537     11,443
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
BUSINESS UNIT INVESTMENT........................    81,910     52,763     41,636
                                                  --------    -------    -------
TOTAL...........................................  $105,764    $65,300    $53,079
                                                  ========    =======    =======

See notes to financial statements.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                              STATEMENTS OF INCOME

                                                               FOR THE YEAR ENDED
                                       FOR THE SIX MONTHS         DECEMBER 31,
                                       AND NINE DAYS ENDED    --------------------
                                          JULY 9, 1998          1997        1996
                                       -------------------    --------    --------
                                                       (IN 000'S)
NET SALES............................       $139,551          $178,014    $122,550
COST OF SALES........................        104,537           131,095      95,246
                                            --------          --------    --------
  Gross profit.......................         35,014            46,919      27,304
                                            --------          --------    --------
EXPENSES
  Selling and service................         16,624            21,729      13,860
  General and administrative.........          2,380             4,161       4,435
                                            --------          --------    --------
     Total expenses..................         19,004            25,890      18,295
                                            --------          --------    --------
INCOME FROM OPERATIONS...............         16,010            21,029       9,009
OTHER EXPENSES
  Interest expense...................          1,409             2,100       2,237
  Foreign currency...................            108               186          15
                                            --------          --------    --------
     Total other expense.............          1,517             2,286       2,252
                                            --------          --------    --------
NET INCOME...........................       $ 14,493          $ 18,743    $  6,757
                                            ========          ========    ========
COMPREHENSIVE INCOME
  Net Income.........................       $ 14,493          $ 18,743    $  6,757
  Translation Adjustments............           (133)             (832)        521
                                            --------          --------    --------
TOTAL COMPREHENSIVE
  INCOME.............................       $ 14,360          $ 17,911    $  7,278
                                            ========          ========    ========

See notes to financial statements.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE YEAR ENDED
                                         FOR THE SIX MONTHS       DECEMBER 31,
                                           AND NINE DAYS       -------------------
                                         ENDED JULY 9, 1998     1997        1996
                                         ------------------    -------    --------
                                                        (IN 000'S)
OPERATING ACTIVITIES:
  Net income...........................       $ 14,493         $18,743    $  6,757
  Adjustments to reconcile net income
     to net cash (used in) provided by
     operating activities:
     Depreciation......................            796           1,466       1,498
     (Increase) decrease in assets:
       Accounts receivable.............        (29,943)         (4,753)     (2,533)
       Inventories.....................        (10,054)         (8,696)      9,661
       Prepaid expenses................           (224)            276        (533)
     Increase in liabilities:
       Accounts payable................          7,936              95         866
       Accrued liabilities.............          3,428           1,084       1,581
                                              --------         -------    --------
          Net cash (used in) provided
             by operating activities...        (13,568)          8,215      17,297
INVESTING ACTIVITIES -- Capital
  expenditures.........................         (1,553)         (1,413)     (2,272)
FINANCING ACTIVITIES -- Increase
  (decrease) in business unit
  investment,
  net..................................         14,787          (6,784)    (14,157)
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH.................................           (132)            (75)         11
                                              --------         -------    --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.....................           (466)            (57)        879
CASH AND CASH EQUIVALENTS:
  Beginning of Period..................          1,065           1,122         243
                                              --------         -------    --------
  End of Period........................       $    599         $ 1,065    $  1,122
                                              ========         =======    ========

See notes to financial statements.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  SIX MONTHS AND NINE DAYS ENDED JULY 9, 1998
                   AND YEARS ENDED DECEMBER 31, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of the Portable Products Division located in Jefferson, Wisconsin and its branches in the United Kingdom and Germany, a Business Unit ("Business Unit") of Generac Corporation ("Generac"). The Business Unit designs and manufactures portable generator sets, pressure washers and other engine-powered tools for the world market.

     CASH EQUIVALENTS -- The Business Unit considers all investments purchased with a maturity of three months or less to be cash equivalents.

     INVENTORIES -- Inventories are stated at the lower of cost (first-in, first-out method) or market (replacement cost or estimated net realizable value).

     REVENUE RECOGNITION -- Net sales and costs of sales are recognized as the related products are shipped. A provision for estimated sales returns is recorded in the period in which the sales are recognized.

     RESEARCH AND DEVELOPMENT COSTS -- The Business Unit has an ongoing program of new product development and existing product enhancement through redesign of existing products and the addition of new models. Costs related to these programs are expensed as incurred and totalled the following amounts for the respective periods shown:

                                                              (IN $000'S)
                                                              -----------
For the six months and nine days ended July 9, 1998.........    $  925
For the years ended December 31,
  1997......................................................     1,743
  1996......................................................     2,494

     DEPRECIATION -- Costs of property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

                                                               YEARS
                                                              -------
Land improvements...........................................    20
Buildings...................................................    40
Machinery and equipment.....................................    10
Dies and tools..............................................  3 to 5
Vehicles....................................................     4
Office equipment............................................  5 to 10

     PRODUCT WARRANTIES -- The Business Unit provides that warranted products are merchantable and free of defects in workmanship and material generally for a period of one year. Warranty reserves are provided as charges to operations under selling and service expense for estimated normal warranty costs and, if applicable, for any significant problems

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

known to exist on products sold. Warranty expense totalled the following amounts for the respective periods shown:

                                                              (IN $000'S)
                                                              -----------
For the six months and nine days ended July 9, 1998.........    $1,848
For the years ended December 31,
  1997......................................................     5,305
  1996......................................................     1,941

     FOREIGN CURRENCY TRANSLATION -- The translation of the branch accounts into
U. S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The gains or (losses) resulting from such translation are reflected as "cumulative translation adjustments" in business unit investment. Such adjustments amounted to $(703,000) through July 9, 1998.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Business Unit believes the carrying amount of its financial instruments (cash and cash equivalents, accounts receivable and accounts payable) is a reasonable estimate of the fair value of these instruments.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  BUSINESS UNIT INVESTMENT

     The Business Unit is an operating unit of Generac. The Business Unit investment balance reflects opening net assets, accumulated earnings for the six months and nine days ended July 9, 1998 ("1998") and for the years ended December 31, 1997 ("1997") and 1996 ("1996"), and various activities between the Business Unit and Generac. Domestic cash management is centralized at Generac and, as such, the Business Unit's cash funding requirements are met by Generac.

     The financial statements for 1996 present the results of operations and cash flows of the carved out Portable Products operations of Generac. Receivables, inventories, property, plant and equipment, accounts payable, accrued liabilities, net sales, cost of sales, and selling expenses were specifically identified for each operation. Liabilities related to employee compensation were allocated to each operation based upon either employee head count or payroll. Other expenses relating to service, research and development, and general and administrative were allocated to each operation based upon either specific activities or sales levels. Management believes the allocations are reasonable. Beginning in 1997, the Business Unit operated as a division of Generac with separate financial reporting.

     The financial statements for 1998 and 1997 include allocations by Generac for certain operating and employee benefit costs incurred on behalf of the Business Unit. These costs

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

are allocated based on estimates of time and services provided, specifically identifiable charges, or relevant criteria that establish the Business Unit's pro rata charge of costs common to all Generac operating units. Allocated support costs from Generac to the Business Unit during 1998 and 1997 included manufacturing support of $125,000 and $587,000, service support of $11,000 and $789,000, research and development support of $21,000 and $410,000, general and administrative support of $152,000 and $280,000, and human resource and employee benefits support of $76,000 and $228,000, respectively.

     Research and development expenses totaling $131,000, $246,000 and $235,000 were incurred by the Business Unit's United Kingdom branch during 1998, 1997 and 1996, respectively, on behalf of Generac and charged to Generac.

     The Business Unit and Generac supply each other with certain inventories. Total inventories transferred during 1998, 1997 and 1996 were $7,855,000, $9,541,000 and $11,374,000, respectively, from Generac to the Business Unit and $350,000, $1,330,000 and $0, respectively, from the Business Unit to Generac. Commencing February 1, 1998, certain production was transferred from the Business Unit to Generac. During the five months and nine days ended July 9, 1998, the Business Unit purchased $12,223,000 of inventories related to such transferred production. At July 9, 1998, such inventory represented approximately $2,673,000 including profit of approximately $508,000. All other inventory is transferred at cost.

     The Business Unit is also charged a portion of Generac's interest expense based upon levels of Business Unit investment. This interest charge aggregated $1,354,000, $1,999,000 and $2,237,000 during 1998, 1997 and 1996, respectively.

     Management believes the allocations and activities between the Business Unit and Generac are reasonable under the circumstances; however, they may not be indicative of amounts that would be required to be incurred if the Business Unit operated on a stand-alone basis.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The changes within the business unit investment for 1996, 1997 and the six months and nine days ended July 9, 1998 are as follows:

Balance at December 31, 1995................................  $48,515
                                                              =======
  Net income................................................    6,757
  Translation adjustments...................................      521
  Activity with parent, net.................................  (14,157)
                                                              -------
Balance at December 31, 1996................................   41,636
  Net income................................................   18,743
  Translation adjustments...................................     (832)
  Activity with parent, net.................................   (6,784)
                                                              -------
Balance at December 31, 1997................................   52,763
  Net income................................................   14,493
  Translation adjustments...................................     (133)
  Activity with parent, net.................................   14,787
                                                              -------
Balance at July 9, 1998.....................................  $81,910
                                                              =======

3.  S CORPORATION ELECTION

     Generac and its Stockholders have elected for federal and certain state income tax purposes to be treated as a S Corporation under provisions of the Internal Revenue Code. Accordingly, Generac's taxable income is includable in the individual tax returns of its Stockholders and no provision for income taxes is included in the accompanying financial statements.

4.  RECEIVABLES

     Accounts receivable consisted of the following at:

                                                                 DECEMBER 31,
                                                     JULY 9,   -----------------
                                                      1998      1997      1996
                                                     -------   -------   -------
                                                             (IN 000'S)
Accounts receivable................................  $48,753   $18,938   $14,414
Allowance for doubtful accounts....................     (225)     (172)     (151)
                                                     -------   -------   -------
                                                     $48,528   $18,766   $14,263
                                                     =======   =======   =======

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     There are no accounts receivable having a due date more than one year after the balance sheet date. The provision for doubtful accounts charged (credited) to operations was as follows:

                                                              (IN $000'S)
                                                              -----------
For the six months and nine days ended July 9, 1998.........     $ 67
For the years ended December 31,
  1997......................................................       21
  1996......................................................     (155)

5.  INVENTORIES

     Inventories consisted of the following at:

                                                                 DECEMBER 31,
                                                     JULY 9,   -----------------
                                                      1998      1997      1996
                                                     -------   -------   -------
                                                             (IN 000'S)
Raw materials and sub-assemblies...................  $26,599   $20,490   $15,377
Finished goods.....................................   16,240    12,533     9,330
                                                     -------   -------   -------
Total..............................................  $42,839   $33,023   $24,707
                                                     =======   =======   =======

     Work-in-process is not a significant separate component of inventories and is included in the raw materials and sub-assemblies component.

6.  PROPERTY, PLANT AND EQUIPMENT

     In 1994, Generac entered into an Industrial Development Revenue Bond agreement with the City of Jefferson, Wisconsin. The proceeds from these Industrial Development Revenue Bonds, aggregating $7,200,000, were used to construct and equip the Business Unit's manufacturing facility in Jefferson. Property, plant and equipment with a net carrying amount of $8,762,000 and $8,644,000 at December 31, 1997 and 1996, respectively, were pledged as collateral under a related letter of credit agreement which was terminated in June 1998.

7.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities consisted of the following at:

                                                                   DECEMBER 31,
                                                        JULY 9,   ---------------
                                                         1998      1997     1996
                                                        -------   ------   ------
                                                               (IN 000'S)
Sales incentives......................................  $5,936    $2,768   $2,843
Product warranty......................................   1,020       987      659
Other.................................................     749       764      553
                                                        ------    ------   ------
                                                        $7,705    $4,519   $4,055
                                                        ======    ======   ======

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  EMPLOYEE RETIREMENT AND SAVINGS PLANS

     Generac has noncontributory pension plans (salaried and hourly) covering substantially all of its employees including the employees of the Business Unit. The benefits under the salaried plan are based upon years of service and the participants' defined final average monthly compensation. The benefits under the hourly plan are based on a unit amount at the date of termination multiplied by the participants' credited service. Generac's funding policy for these plans is to contribute amounts at least equal to the minimum annual amount required by applicable regulations. Total pension expense allocated to the Business Unit for the six months and nine days ended July 9, 1998 and the years ended December 31, 1997 and 1996 was $231,000, $293,000 and $255,000, respectively.

     Generac maintains deferred compensation plans for key employees of the Business Unit and at July 9, 1998, approximately $182,000 of deferred compensation was included in accrued employee benefits. Deferred compensation expense charged to operations was $18,000, $40,000 and $23,000, for the six months and nine days ended July 9, 1998 and for the years ended December 31, 1997 and 1996, respectively.

9.  LEASE COMMITMENTS

     Generac leases certain manufacturing equipment, computer equipment and vehicles used in the Business Unit under operating leases for lease terms ranging up to five years.

     The aggregate minimum rental commitments at July 9, 1998 are as follows:

Five months and 22 days ended December 31, 1998............  $  389,000
Years ended:
  1999.....................................................     746,000
  2000.....................................................     701,000
  2001.....................................................     674,000
  2002.....................................................     287,000
                                                             ----------
                                                             $2,797,000
                                                             ==========

     Total rent expense for the six months and nine days ended July 9, 1998 and the years ended December 31, 1997 and 1996 was approximately $476,000, $462,000 and $100,000, respectively.

     Certain manufacturing equipment with an original cost of $3,178,000 is leased under a five-year master lease arrangement and accounts for $353,000 and $385,000 of total rental expense for the six months and nine days ended July 9, 1998 and for the year ended December 31, 1997, respectively; $673,000 of future annual commitments through 2001; and all of the year 2002 commitments. At the end of the lease term, Generac has the option to purchase the equipment at a purchase price equal to the then fair market value which shall not be less than 15% nor more than 25% of the original equipment cost.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10.  MAJOR CUSTOMERS

     Two customers accounted for approximately 69% of net sales for the six months and nine days ended July 9, 1998, and included in accounts receivable at July 9, 1998 are amounts due from these two customers aggregating $34,998,000. Three customers accounted for approximately 74% of net sales for the year ended December 31, 1997, and included in accounts receivable at December 31, 1997 are amounts due from these three customers aggregating $11,076,000. Two customers accounted for approximately 56% of net sales for the year ended December 31, 1996, and included in accounts receivable at December 31, 1996 are amounts due from these two customers aggregating $6,608,000.

11.  FOREIGN OPERATIONS

     The Business Unit's European operations accounted for approximately 19%, 18% and 20% of the total Business Unit's assets as of July 9, 1998, December 31, 1997 and December 31, 1996, respectively. Sales for these European operations accounted for approximately 8%, 8% and 10% of net sales for the six months and nine days ended July 9, 1998 and for the years ended December 31, 1997 and 1996, respectively.

12.  CONTINGENCIES

     In the normal course of business the Business Unit is involved in certain legal actions and claims. It is the opinion of management that such litigation and claims will be resolved without material effect on the Business Unit's financial position or results of operations.

13.  SUBSEQUENT EVENT

     On July 9, 1998, Generac completed the sale of substantially all of the assets and the assumption of certain liabilities of the Business Unit to Generac Portable Products, LLC (a company formed by The Beacon Group III -- Focus Value Fund, L.P.) for a net purchase price of approximately $305 million.

---------------------------------------------------------
---------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           -------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................    9
This Prospectus Contains
  Forward-Looking Statements..........   15
The Issuers...........................   16
The Transaction.......................   16
Use of Proceeds of the New Notes......   17
Capitalization........................   18
The Exchange Offer....................   19
Unaudited Pro Forma Consolidated
  Financial Information...............   31
Selected Historical Financial Data....   35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   37
Business..............................   48
Management............................   60
Security Ownership....................   66
Certain Relationships and Related
  Party Transactions..................   68
Description of the Senior Secured
  Credit Facility.....................   70
Description of the New Notes..........   73
Description of the Old Notes..........  110
Old Notes Registration Rights
  Agreement...........................  110
Book-Entry; Delivery and Form.........  112
United States Federal Income Tax
  Consequences........................  114
Plan of Distribution..................  117
Experts...............................  117
Validity of Notes.....................  118
Where You Can Find More Information...  118
Index to Financial Statements.........  F-1


---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
                         GENERAC PORTABLE PRODUCTS, LLC
                                   GPPW, INC.
                                      LOGO
                               OFFER TO EXCHANGE
                               UP TO $110,000,000
                          11 1/4% SENIOR SUBORDINATED
                                 NOTES DUE 2006
                              FOR ALL OUTSTANDING
                          11 1/4% SENIOR SUBORDINATED
                                 NOTES DUE 2006
                           -------------------------

                                   PROSPECTUS

                           -------------------------
                                           , 1999

---------------------------------------------------------
---------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In general, the Wisconsin Business Corporation Law provides that a corporation shall indemnify directors and officers for all reasonable expenses incurred in connection with the successful defense of actions arising in connection with their service as directors and officers of the corporation. In other cases, the Wisconsin Business Corporation Law provides that the corporation shall indemnify a director or officer against liability unless the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct. In addition, the corporation may reimburse a director or officer for his expenses in defending against actions as they are incurred upon the director's or officer's written request accompanied by a written affirmation of his good faith belief that he has not breached or failed to perform his duties to the corporation and a written undertaking to repay amounts advanced if it is ultimately determined that indemnification is not required under the Wisconsin Business Corporation Law. A court of law may order that the corporation provide indemnification to a director or officer if it finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

     The Wisconsin Business Corporation Law specifies various procedures pursuant to which a director or officer may establish his right to indemnification.

     Provided that it is not determined by or on behalf of the corporation that the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct, a Wisconsin corporation may provide additional rights to indemnification under its articles of incorporation or by-laws, by vote, by agreement or by resolution.

     GPPW's Articles of Incorporation provide for indemnification and advancement of expenses of directors and officers to the fullest extent permitted by the Wisconsin Business Corporation Law. The indemnification provided by GPPW's Articles of Incorporation is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any by-law, vote of shareholders or disinterested directors or otherwise.

     Section 18-108 of the Delaware Limited Liability Company Act grants a Delaware limited liability company the power, subject to the standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify any member or manager or other person from and against any and all claims and demands whatsoever.

     Pursuant to Article VIII of the Limited Liability Company Agreement of Generac Portable Products, LLC (the "LLC Agreement"), Generac Portable Products, LLC will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Generac Portable Products, LLC) by reason of the fact that such person is or was a director or officer of Generac Portable Products, LLC, or is or was serving, at Generac Portable Products, LLC's request, in a similar capacity with another enterprise. Generac Portable Products, LLC will indemnify such officers and directors in an action by or in the right of Generac Portable Products, LLC to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to Generac Portable Products, LLC. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, Generac Portable Products, LLC must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     Generac Portable Products, LLC will, in connection with his or her appearance as a witness or other participation in a proceeding, pay the expenses actually or reasonably incurred or anticipated by any officer or director participating in such proceeding, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Generac Portable Products, LLC as authorized by Article VIII of the LLC Agreement.

     The indemnification provided by the LLC Agreement is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any law, agreement, vote or otherwise.

     Generac Portable Products, LLC may grant indemnification rights to other employees or agents of, or other persons serving, Generac Portable Products, LLC. Generac Portable Products, LLC is also permitted to purchase directors' and officers' liability insurance. Article VIII of the LLC Agreement also provides that Generac Portable Products, LLC will indemnify its officers and directors to the fullest extent permitted by applicable law in effect from time to time.

     The foregoing statements are subject to the detailed provisions of Article VIII of the LLC Agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.


 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
 * 3.1    --   Certificate of Incorporation of GPPC, Inc.
 * 3.2    --   Certificate of Amendment of Certificate of Incorporation
               Before Payment of Any Part of the Capital of GPPC, Inc.
 * 3.3    --   Certificate of Amendment of Certificate of Incorporation
               Before Payment of Any Part of the Capital of Generac
               Portable Products, Inc.
 * 3.4    --   By-Laws of Generac Portable Products, Inc.
 * 3.5    --   Certificate of Formation of Generac Portable Products, LLC
 * 3.6    --   Limited Liability Company Agreement of Generac Portable
               Products, LLC
 * 3.7    --   Articles of Incorporation of GPPW, Inc.
 * 3.8    --   By-laws of GPPW, Inc.
 * 4.1    --   Indenture, dated as of July 1, 1998 among Generac Portable
               Products, LLC, GPPW, Inc. and Marine Midland Bank, as
               trustee.
 * 4.2    --   Registration Rights Agreement, dated as of July 2, 1998
               among Generac Portable Products, LLC, GPPW, Inc. and BT
               Alex. Brown Incorporated.
 * 4.3    --   Form of Security for 11 1/4% senior subordinated notes due
               2006 originally issued by Generac Portable Products, LLC and
               GPPW, Inc. on July 9, 1998.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
 * 4.4    --   Form of Security for 11 1/4% senior subordinated notes due
               2006 to be issued by Generac Portable Products, LLC and
               GPPW, Inc. and registered under the Securities Act of 1933, as amended (including the form of Guarantee).
 * 5.1    --   Opinion of King & Spalding (including the consent of such
               counsel).
   8.1    --   Tax Opinion of King & Spalding (including the consent of
               such counsel).
 +10.1    --   OEM Engine Supply Agreement dated July 9, 1998 between
               Generac Corporation and Generac Portable Products, Inc.
 *12.1    --   Computation of the ratios of earnings to fixed charges.
  23.1    --   Consent of Deloitte & Touche LLP.
  23.2    --   Consent of PricewaterhouseCoopers LLP.
 *23.3    --   Consent of King & Spalding (included in Exhibit 5.1).
  23.4    --   Consent of King & Spalding (included in Exhibit 8.1).
 *24.1    --   Powers of Attorney (included in the signature pages of this
               Registration Statement).
 *25.1    --   Statement of Eligibility of Trustee.
 *27.1    --   Financial Data Schedule.
 *99.1    --   Form of Letter of Transmittal.
 *99.2    --   Form of Notice of Guaranteed Delivery.
 *99.3    --   Form of Exchange Agent Agreement.


-------------------------

* Previously filed.


+ Portions of which have been omitted pursuant to a request for confidential treatment.


     (b) FINANCIAL STATEMENT SCHEDULES.

    SCHEDULE
     NUMBER                           DESCRIPTION OF SCHEDULE
    --------                          -----------------------
      *
                --  Report of PricewaterhouseCoopers LLP on Financial Statement
                    Schedule.
      *
                --  Report on Schedule of Deloitte & Touche LLP (included in
                    Exhibit 23.1).
      *I
                --  Generac Portable Products, Inc. Schedule of Combined
                    Valuation Accounts.
      *II
                --  Portable Products Division, a Business Unit of Generac
                    Corporation Schedule of Combined Valuation Accounts.

-------------------------

* Previously filed.

ITEM 22.  UNDERTAKINGS

     Each of the undersigned registrants (the "Registrants") hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of any Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (3) To respond for requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

          (5) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 12, 1999.


                                          GENERAC PORTABLE PRODUCTS, INC.

                                          By:     /s/ ERIC R. WILKINSON
                                            ------------------------------------
                                                     Eric R. Wilkinson
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities with Generac Portable Products, LLC and on the date indicated.



                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

               /s/ ERIC R. WILKINSON                 President and Director, Generac    May 12, 1999
---------------------------------------------------    Portable Products, Inc.
                 Eric R. Wilkinson

                /s/ RICHARD A. AUBE                  Secretary and Treasurer,           May 12, 1999
---------------------------------------------------    Generac Portable Products,
                  Richard A. Aube                      Inc.

             */s/ R. EUGENE CARTLEDGE                Chairman of the Board, Generac     May 12, 1999
---------------------------------------------------    Portable Products, Inc.
                R. Eugene Cartledge

               */s/ THOMAS A. COMMES                 Director, Generac Portable         May 12, 1999
---------------------------------------------------    Products, Inc.
                 Thomas A. Commes

                */s/ ROBERT D. KERN                  Director, Generac Portable         May 12, 1999
---------------------------------------------------    Products, Inc.
                  Robert D. Kern

              */s/ THOMAS G. MENDELL                 Director, Generac Portable         May 12, 1999
---------------------------------------------------    Products, Inc.
                 Thomas G. Mendell

           */s/ DORRANCE J. NOONAN, JR.              Director, Generac Portable         May 12, 1999
---------------------------------------------------    Products, Inc.
              Dorrance J. Noonan, Jr.

                */s/ R. RALPH PARKS                  Director, Generac Portable         May 12, 1999
---------------------------------------------------    Products, Inc.
                  R. Ralph Parks

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

            */s/ RICHARD A. VAN DEUREN               Director, Generac Portable         May 12, 1999
---------------------------------------------------    Products, Inc.
               Richard A. Van Deuren

               *By: RICHARD A. AUBE
   ---------------------------------------------
                  Richard A. Aube
                 Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson, State of Wisconsin, on May 12, 1999.


                                          GENERAC PORTABLE PRODUCTS, LLC

                                          By:  /s/ DORRANCE J. NOONAN, JR.
                                            ------------------------------------
                                                  Dorrance J. Noonan, Jr.
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities with Generac Portable Products, LLC and on the date indicated.



                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----

            /s/ DORRANCE J. NOONAN, JR.              President, Chief Executive         May 12, 1999
---------------------------------------------------    Officer and Director, Generac
              Dorrance J. Noonan, Jr.                  Portable Products, LLC

                 */s/ GARY J. LATO                   Chief Financial Officer, Generac   May 12, 1999
---------------------------------------------------    Portable Products, LLC
                   Gary J. Lato

               */s/ RICHARD A. AUBE                  Director, Generac Portable         May 12, 1999
---------------------------------------------------    Products, LLC
                  Richard A. Aube

         *By: /s/ DORRANCE J. NOONAN, JR.
   ---------------------------------------------
              Dorrance J. Noonan, Jr.
                 Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 12, 1999.


                                          GPPW, INC.

                                          By:      /s/ FAITH ROSENFELD
                                            ------------------------------------
                                                      Faith Rosenfeld
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities with GPPW, Inc. and on the date indicated.



                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----

                /s/ FAITH ROSENFELD                  President, GPPW, Inc.              May 12, 1999
---------------------------------------------------
                  Faith Rosenfeld

                /s/ RICHARD A. AUBE                  Secretary, Treasurer and           May 12, 1999
---------------------------------------------------    Director of GPPW, Inc.
                  Richard A. Aube